As filed with the U.S. Securities and Exchange Commission on November 8, 2024.

Registration No. 333-283040

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Thunder Power Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3711	87-4620515
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

221 W 9th St #848

Wilmington, Delaware 19801

Telephone: (909) 214-2482

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher Nicoll

Chief Executive Officer

221 W 9th St #848

Wilmington, Delaware 19801

Telephone: (909) 214-2482

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Elizabeth Fei Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Tel: 212-326-0199

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities described herein may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy the securities described herein in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED NOVEMBER 8, 2024

THUNDER POWER HOLDINGS, INC.

Up to 17,616,408 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 17,616,408 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Thunder Power Holdings, Inc. (the “Company”, “we” or “us”), which consists of (i) up to 9,775,000 shares of Common Stock that are issuable upon exercise of 9,775,000 warrants, each exercisable for one share of Common Stock at a price of $11.50 per warrant (the “Public Warrants”), originally issued in the initial public offering (the “IPO”) of Feutune Light Acquisition Corp. (“FLFV”) by the holders thereof, (ii) up to 762,475 shares of Common Stock that are issuable upon the exercise of 762,475 private placement warrants, each exercisable for one share of Common Stock at a price of $11.50 per warrant (the “Private Warrants”), originally issued in the private placement of units closed concurrently with the IPO (the Public Warrants and Private Warrants, collectively, the “Warrants”), (iii) up to 838,722 shares of Common Stock, originally issued in the private placement of units closed concurrently with the IPO, (iv) up to 2,443,750 shares of Common Stock for possible sale by holders of Founder Shares (as defined below), (v) up to 3,706,461 shares of Common Stock that the Meteora Entities (as defined below) acquired in market or negotiated transactions in accordance with the terms of that certain forward purchase agreement dated June 11, 2024 by and among Feutune Light Acquisition Corporation (a predecessor of the Company), Thunder Power Holdings Limited, Meteora Select Trading Opportunities Master, LP (“MSTO”), Meteora Capital Partners, LP (“MCP”), and Meteora Strategic Capital, LLC (“MSC” and, collectively with MSTO and MCP, the “Meteora Entities”) (which agreement contemplates market resales, the “Forward Purchase Agreement”) and the related subscription agreement (the “Subscription Agreement”), (vi) up to 90,000 shares of Common Stock issued to the three independent directors of FLFV upon the effectiveness of the Business Combination (as defined below), (vii) up to 9,775,000 Public Warrants, and (viii) up to 762,475 Private Warrants. The average price paid by the Meteora Entities was $10.08 per share for the shares purchased (not including shares held prior to entry into the Forward Purchase Agreement or received as additional consideration under the terms thereof). Such Meteora Entities recouped most of their purchase price directly from the Trust Account and may therefore have incentive to sell their securities in this offering. See “Prospectus Summary – Material Agreements – Forward Purchase Agreement.”

The Common Stock being registered for resale was issued to, purchased or will be purchased by the Selling Securityholders for the following consideration: (i) a purchase price of $10.00 per private placement unit sold in the IPO was paid for a share of Private Warrants for the 762,475 Private Warrants issued to the Selling Securityholders, (ii) a purchase price of approximately $0.01 per share of Common Stock for the 2,443,750 shares of Common Stock held by the Founders, and (iii) for the Subscription Agreement, the 100,000 shares of Common Stock were issued to the Meteora Entities as consideration for entering into the Forward Purchase Agreement. The shares of Common Stock underlying the Warrants will be purchased, if at all, by such holders at an exercise price of $11.50 per share.

We are registering the securities for resale pursuant to the Selling Securityholders’, including Meteora’s, registration rights under certain agreements between us and such persons. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock covered by this prospectus, and we cannot predict when or in what amounts the Selling Securityholders may sell any of the shares of Common Stock offered under this prospectus. The Selling Securityholders may offer, sell or distribute all or a portion of securities described in this prospectus publicly or through private transactions at prevailing market prices or at negotiated prices. See “Plan of Distribution” for additional information.

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to this prospectus. We have agreed to pay certain expenses in connection with this prospectus and to indemnify the Selling Stockholders against certain liabilities. Additional details regarding the securities to which this prospectus relates and the Selling Securityholders is set forth in this prospectus under the heading “Description of Securities.”

Sales of a substantial number of shares of Common Stock in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. Because the Meteora Selling Securityholders received the price they paid for the Common Stock they acquired in connection with the Forward Purchase Agreement, the Meteora Selling Securityholders could experience a potential profit upon the sale of their shares at a price less than the current market price of the Common Stock, subject to amounts due the Company under the Forward Purchase Agreement, and therefore may have an incentive to sell such shares.

Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “AIEV.” On November 5, 2024, the closing price of our Common Stock was $0.323. Because, in the near term, the exercise price of the Warrants is expected to be greater than the current market price of our Common Stock, such Warrants are unlikely to be exercised and therefore the Company does not expect to receive any proceeds from the exercise of the Warrants in the near term. Any cash proceeds associated with the exercise of the Warrants are dependent on the price of our Common Stock. Whether any holder of Warrants determines to exercise such Warrants, which would result in cash proceeds to the Company, will likely depend on the market price of our Common Stock at the time of any such holder’s determination.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Risk Factors” and “Summary—Emerging Growth Company” for additional information.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” of this prospectus to read about factors you should consider before buying shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders, including Meteora, will issue, offer or sell, as applicable, any of the securities registered hereunder. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also related to the issuance by us of the shares of Common Stock issuable upon the exercise of the Warrants. We will receive proceeds from any exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement. Neither we nor the Selling Securityholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the Registration Statement together with the additional information to which we refer you in the sections of this prospectus under the heading “Where You Can Find More Information.”

Prior to June 21, 2024, we were known as Feutune Light Acquisition Corporation, a Delaware corporation (“FLFV”), and Feutune Light Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of FLFV (“Merger Sub”). On October 26, 2023, we entered into a business combination agreement (as amended, the “Business Combination Agreement”) with Thunder Power Holdings Limited, a British Virgin Islands company (“Thunder Power”), pursuant to which on June 21, 2024, Thunder Power merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of FLFV (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith, the “Business Combination”). At the closing of the Business Combination (the “Closing”), FLFV was renamed as “Thunder Power Holdings, Inc.” Unless the context indicates otherwise, references in this prospectus to the “Company,” “Thunder Power Holdings,” “we,” “us,” “our” and similar terms refer to Thunder Power Holdings, Inc. (f/k/a Feutune Light Acquisition Corporation). References to “FLFV” refer to our predecessor company prior to the consummation of the Business Combination.

This prospectus may contain and incorporate by reference, and any prospectus supplement may contain and incorporate by reference, market data and industry statistics and forecasts that are based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus or any applicable prospectus supplement, and under similar headings in other documents that are incorporated by reference into this prospectus. These and other factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that are not statements of historical fact and those that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements include information regarding our future plans and goals, as well as our expectations with respect to:

●	Our business strategy and future growth prospects;

●	Our industry;

●	Our future profitability, cash flows and liquidity;

●	Our financial strategy, budget, projections and operating results;

●	The amount, nature and timing of our capital expenditures and the impact of such expenditures on our performance;

●	The availability and terms of capital;

●	Our research, development and production activities;

●	The market for our future products and services;

●	Competition within our industry;

●	Government regulations; and

●	General economic conditions.

These forward-looking statements may be accompanied by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “outlook,” “plan,” “possible,” “become,” “potential,” “predict,” “project,” “should,” “would,” “likely,” “future,” “budget,” “pursue,” “seek,” “target,”, “objective,” “opportunity,” “mission,” “goal,” “positioned” and similar expressions that are predictions of or indications of future events or trends that do not relate to historical matters, but the absence of these words does not mean that a statement is not forward-looking.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations, projections and assumptions about future events and trends that we believe may affect our business, financial condition and operating results. While our management considers these expectations, projections and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, forward-looking statements in this prospectus and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Numerous factors could cause our actual results to differ materially from those described in forward-looking statements, including, but not limited to, the following:

●	the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Closing;

●	the future financial performance of the company following the Business Combination;

●	the ability of the Company to maintain the listing of its Common Stock on Nasdaq, and the potential liquidity and trading of such securities;

●	the effect of existing and future laws and governmental regulations (or interpretations thereof) on us, and on our current or future suppliers;

●	a decline in demand for electronic vehicles;

●	the price and availability of competitor’s products and services, including those manufactured or provided by manufacturers of non-electric vehicles;

●	the Company’s ability to acquire or license rights to intellectual property and technologies that are at the core of the Company’s planned products, on acceptable terms and in a timely manner;

●	the Company’s ability to obtain, maintain, protect and enforce intellectual property rights, including those obtained through any future intellectual property licensing agreements;

●	make milestone, royalty or other payments due under any license or collaboration agreements;

●	Uncertainty related to the timing, pace and extent of an economic recovery in the United States and elsewhere, which in turn will likely affect demand for our products and services;

●	Inflationary factors, such as increases in labor costs, material costs and overhead costs;

●	the financial and business performance of the Company, including financial projections and business metrics and any underlying assumptions thereunder;

●	the Company’s ability to successfully and timely develop and market its technology and products, and otherwise implement its growth strategy;

●	risks relating to the Company’s operations and business, including information technology and cybersecurity risks, potential deterioration in relationships between the Company and its employees;

●	Introduction of new technologies or services by competitors in our industry, including using new technologies subject to patent or other intellection property protections;

●	risks relating to potential disruption of current plans, operations and infrastructure of the Company as a result of the consummation of the Business Combination;

●	risks that the post-combination company experiences difficulties managing its growth and expanding operations;

●	the impact of geopolitical, macroeconomic and market conditions, including the ongoing war between Russia and Ukraine, the war between Israel and Hamas, and the global response to such hostilities which may negatively impact our operating results;

●	the ability to successfully select, execute or integrate future acquisitions into the business;

●	operating hazards, natural disasters, weather-related delays and other matters beyond our control;

●	Acts of terrorism, war or political or civil unrest in the United States or beyond;

●	Federal, state and local regulations impacting any aspect of our research, production and development activities, including public pressure on governmental bodies and regulatory agencies to regulate our industry;

●	the effects of any future litigation; and

●	other risks and uncertainties set forth in this prospectus in the section entitled “Risk Factors”.

If any of these risks materialize or our assumptions prove incorrect, actual results, performance, achievements or plans could differ materially from those expressed or implied in any forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this prospectus. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included in the exhibits to this prospectus and elsewhere in this prospectus before making an investment decision. Unless the context indicates otherwise, references in this prospectus to the “Company,” “Thunder Power Holdings,” “we,” “us,” “our” and similar terms refer to Thunder Power Holdings, Inc. (f/k/a Feutune Light Acquisition Corporation) following the consummation of the Business Combination. References to “FLFV” refer to our predecessor company prior to the consummation of the Business Combination and refers to “TPHL” refer to Thunder Power Holdings Limited, prior to the consummation of the Business Combination.

The Company

Thunder Power Holdings, Inc., a Delaware corporation, was incorporated in January 2022 as a blank check company under the name Feutune Light Acquisition Corporation (“FLFV”). In June 2024, the Company completed its Business Combination with Thunder Power Holdings Limited (“TPHL”), which resulted in TPHL becoming a wholly-owned subsidiary of the Company. TPHL is a technology innovator and a prospective manufacturer of premium electric vehicles (“EVs”). TPHL’s wholly-owned subsidiary, Thunder Power New Energy Vehicle Development Company Limited, a company established in accordance with the laws and regulations of the British Virgin Islands on October 19, 2016 (“TP NEV”), has developed several proprietary technologies which are the building blocks of the Thunder Power family of EVs. TPHL is a holding company with no operations that was incorporated under the laws and regulations of the British Virgin Islands with limited liability on September 30, 2015. TPHL is focused on design and development of high-performance electric vehicles.

The Company’s vision is to demonstrate the potential of its proprietary technologies through the manufacture and sale of premium EVs. Thunder Power believes that its competitive advantages include the potential to develop a Limited-Edition Coupe with a target driving range of up to 750 kilometers, or 466 miles, which is described below, a comparatively short charge time, based on testing data of our prototypes, and a number of proprietary technologies resulting in lighter weight and a revolutionary chassis design.

The Company expects to offer eco-friendly, premium EVs positioned to earn market share based on design, quality, comfort, range, and price. Among other advantages, the Company’s proprietary technologies are expected to significantly increase the driving range for its EVs while allowing for faster recharging and lower costs of ownership.

Product Development

The Company is focused on the development and manufacturing of premium EVs with differentiated designs and solutions for every lifestyle. With four models currently featured in the Company’s phased development and roll-out strategy, the Limited-Edition Coupe, the Long-Range Sedan, the Compact City Car and the Long-Range SUV (as described below), Thunder Power intends to target not only consumers who desire EVs, but also consumers who desire practical and innovative EVs, as well as consumers who seek a luxury experience. Leveraging Thunder Power’s modular integration concept starting with the modularized chassis system patented by Thunder Power’s affiliates, the Company intends to create a family of EVs (excluding the City Car) which share common parts and modules, thereby requiring lower investment and reducing design and production time, as compared to traditional automotive design and manufacturing. Thunder Power intends to launch with the Limited-Edition Coupe first, then scale downward to create the Company City Car. The mainstream Sedan will follow based upon the same architecture as the coupe. In time, the Company intends to round off its offering with the Long-Range SUV.

Thunder Power’s management team has implemented a formal quarterly internal review process to monitor technical development, market potential, feasibility of anticipated model launch times, as well as risks and opportunities. Management believes that this quarterly review process may enable the Company to better navigate the often rapidly changing market conditions and to adjust, if and when necessary, the Company’s business development plan, including without limitation allocation of resources of marketing, research and development activities (among other things).

Limited Edition Coupe

Subject to the Company’s ability to obtain additional financing, Thunder Power currently hopes to complete development of a limited number of Limited-Edition Coupe (the “Coupe”) units within 18 months from the consummation of the Business Combination, which will include testing and certification for limited-edition production. Production is expected to be outsourced to European manufacturing partners, but may be delayed until the Company secures sufficient additional financing. Thunder Power is in discussions with a few potential European manufacturing partners but has not entered into a memorandum of understanding with any such potential partner. Based on prototype and simulation testing, the Coupe has a target range of up to 750 kilometers (466 miles), and is intended to offer high-end European styling with superior comfort, performance, and craftsmanship. The targeted market for this car is wealthy consumers who are interested in an EV that stands out from the pack by combining eye-catching European styling with the highest standards of comfort, performance, and craftsmanship. As a limited-edition vehicle, we hope that the Coupe will be attractive to car enthusiasts who value exclusivity. The R&D and tooling capital requirement to finalize development of the Coupe is expected to be approximately $28 million USD, but remains subject to management’s ongoing review. We expect to begin the manufacturing process of the Coupe toward the end of 2025. The retail price is under management’s review, targeted in the segment ranging from $100,000 to $200,000 USD, with the final price depending on customer’s choice of personalization options. The Company is planning to limit production of the Coupe to 488 units.

Compact City Car

Thunder Power currently intends to produce the Compact City Car prototype (the “City Car” or project name “Chloe”) in 2025, utilizing a different chassis and suspension than that of the Coupe and Sedan. The City Car is intended to target a younger urban demographic of first-time car buyers who want to “do the right thing” by purchasing an EV and see their car as an extension of their personality and lifestyle. We expect that the City Car will have a target driving range of up to 350 kilometers (217 miles) and believe that it will be perfect for city living, daily commutes, or on a busy college campus. The City Car is expected to be available in a range of bold colors and configurations and we hope to feature various collaborations with figures from the fashion and art worlds. We anticipate that the City Car will be positioned with an attractive retail price range in the segment ranging from $30,000 to $45,000 USD.

Long-Range Sedan

The Long-Range Sedan (the “Sedan”) is expected to serve as one of the Company’s premium EVs, targeted to be affordable to a wider demographic of customers. The Sedan is expected to utilize the same chassis as the Coupe, thereby affording a similarly luxurious drive. The Sedan prototype is expected to have a target driving range of up to 700 kilometers (435 miles). Based on preliminary research, the Company expects that the Sedan will cost less to produce than the Coupe, and is therefore targeted to be available in the $50,000 to $80,000 USD price segment.

Long-Range SUV

Thunder Power is currently targeting to launch its Long-Range SUV (the “SUV”) in 2028. The SUV is intended to have a target driving range of approximately 700 kilometers (435 miles), and, based on Thunder Power’s internal testing data of prototypes, the Company believes the SUV could have the highest battery capacity in its class at 110 kWh. The retail price for the SUV is expected to be in the same segment as the Sedan but at a premium. Our plan is to use the proceeds from the sale of the Coupe, Sedan, and City Car to complete R&D and fund production of the SUV.

Technology

Thunder Power is an automotive company that plans to use innovative EV technology to set new standards for sustainable transportation. Thunder Power is negotiating and securing licensing rights to intellectual property of its affiliates, which have developed the cutting-edge EV technology that the Company believes could set a new benchmark for EVs. Core to Thunder Power’s DNA is achievement of technical excellence, which the Company hopes to secure through licensing of intellectual property from its affiliates for proprietary technologies such as the modular flexible chassis system, wireless charging, multi-link suspension system, lightweight engineering, the battery pack and battery management system (“BMS”), the thermal management system (“TMS”) and the use of certain EV traction drivetrain products (“EV TDP”).

At this time, the Company does not hold the intellectual property rights to the traction motor, which rights are owned by Mr. Wellen Sham, the former chief executive officer of TPHL, in his capacity as an individual inventor. Currently, there is no licensing agreement for this technology in place between the Company and Mr. Sham.

The EV TDP has various core competencies that are critical to the Company’s products. We believe that the EV TDP is energy efficient. The product contains a synchronous motor with both PM (permanent magnet) and reluctance torque and has a high-fill factor bar-wound design. The inverter drive has a maximum efficiency vector control, which we believe could achieve high efficiency in a broad speed and power range. Additionally, we believe that it could benefit our EVs by providing a greater driving range and lower battery capacity requirements, as compared to those of our competitors’ vehicles. We believe that the EV TDP is scalable. The product’s power range is believed to be 50~250 kW. is the EV TDP features of standardized stator diameter and its output power is varied by changing stack lamination; therefore, we believe that it allows a broad spectrum application for various types of EVs. We believe that EV TDP is highly integrated with the liquid cooling motor, inverter drive and gear, which in turn makes the EV TDP compact and lightweight, and optimized for system performance. Finally, we believe that the EV TDP is cost effective. The EV TDP has a low-pressure loss cooling tunnel design, integrated cooling jacket and a motor frame design.

Intellectual Property

Thunder Power, as a holding company, does not own any patents. Patents are primarily owned by Thunder Power’s wholly owned subsidiary, TP NEV, except for the EV TDP, the patent for which is owned by Mr. Wellen Sham in his capacity as an individual inventor. There is no licensing agreement in place currently between Thunder Power and TP NEV or Mr. Sham. These patents are predominantly utility patents, with a number of design patents.

Through TP NEV, Thunder Power is expected to have access to 154 issued U.S. patents once it secures a licensing agreement. TP NEV’s patents underpin key areas of Thunder Power’s technologies. We hope to develop or acquire rights to additional intellectual property and proprietary technology as our financing activities progress. Technologies that we expect to have access to, through licensing agreements, and intend to invest in and develop include engineering software, drivetrain systems and controls, infotainment, cybersecurity, telematics and electrical architecture hardware and software. As we develop our technology, we will continue to build our intellectual property portfolio, including by pursuing patent and other intellectual property protection when we believe it is possible, cost-effective, beneficial, and consistent with our overall intellectual property protection strategy.

Generally, the terms of individual issued patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application, assuming the patent has not been terminally disclaimed over a commonly-owned patent or a patent naming a common inventor, or over a patent not commonly owned but that was disqualified as prior art as the result of activities undertaken within the scope of a joint research agreement. The life of a patent, and the protection it affords, is therefore limited and once the patent lives of our issued patents have expired, we may face competition, including from other competing technologies. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. The actual protection afforded by a patent may vary from country to country and can depend upon many factors, including the type of patent, the scope of its coverage, the availability of patent term adjustments or extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Our Competitive Strengths

We believe that our competitive strengths include the following:

●	Intellectual Property (IP) — Thunder Power believes that its core competency is its innovative and proprietary technology solutions. Through TP NEV, the Company expects to have 154 patents currently active in the United States, which we expect will be available for use by the Company once license agreements are negotiated.

●	The Patented Battery Pack and Battery Management System (BMS) — The proprietary BMS is expected to serve as the crown jewel of the technology suite of the Company. We believe that the BMS may prolong the battery life cycle and improve passenger safety by predicting the remaining battery life, such that the EV has sufficient power to reach a safe location and an ability to diagnose potential battery malfunctions. We believe that the BMS system modulates and monitors the temperature range efficiently, which is expected to increase the tolerance of battery cell voltage limits and power output limit.

●	The Patented Thermal Management System — The patented TMS provides an integrated approach to vehicle heating, drivetrain, and temperature control, that in our internal testing reduced vehicle weight and significantly reduced energy consumption.

●	Modular Production — We believe that the modularized production approach to the Company’s chassis design will allow for lighter vehicle weight and greater commonality of parts across our expected model line-up and may lead to reduced development costs and truncated time required to ramp new models.

●

Shifting Market Dynamics Favor Electric Vehicles — Globally, government regulations are increasingly focused on reducing CO2 emissions and lessening the world’s reliance on fossil fuels. So long as advances in EV technology and acceptance among end consumers continue to grow, EV makers stand to capture substantial market share from traditional combustion engines, particularly as those competitors may be required to increase pricing to offset potentially growing development costs necessary for super-efficient engines.

●	Differentiated design — The Company has previously engaged automotive designers to design and develop prototypes of its EVs under the supervision of its in-house design team. We believe that the eye-catching, stylish designs and ergonomic car interface will set Thunder Power apart from other manufacturers’ EV models.

Marketing

The marketing strategy is designed to create an individual premium brand that stands out from the crowd. The target demographics for the core range of Thunder Power’s vehicles is expected to be existing car owners who appreciate the benefits of switching from petrol to electric, but are unwilling to sacrifice performance, comfort, and safety, and new eco-conscious owners looking to be part of an exclusive ownership group. For the City Car, the target customers are likely millennial, with a focus on city working and living locals. They could be individuals who want to switch to something different and more fashionable or anyone who has just recently become financially independent and wants to buy an essential car for commuting and a city lifestyle.

As the first product to be launched, we expect that the Coupe will be the technology and design showcase that is intended to help establish brand vision and competencies, and to raise awareness. The higher volume models are expected to build upon this platform in mainstream segments. We believe that the consumer’s journey in deciding which vehicle to purchase is a short one, which is why we hope to target a wider audience and engage with potential customers before they even start thinking about buying a car. Thunder Power’s current go-to-market strategy seeks to accomplish this by using flagship showrooms, which the Company hopes to launch in select pilot cities.

Funding and Revenue

We are a pre-revenue company and have not generated any sales of vehicles to date.

Material Agreements

Promissory Notes

On June 21, 2024, the Company issued (1) an unsecured promissory note of $300,000 (the “WCL Note I”) to Wellen Sham, to evidence a loan of $300,000 provided by Mr. Sham to the Company, (2) an unsecured promissory note of $70,000 (the “WCL Note II”) to Sam Yu, an individual designated by FLFV’s Sponsor, to evidence a loan of $70,000 provided by Mr. Yu to the Company, and (3) an unsecured promissory note of $70,000 (the “WCL Note III,” together with the WCL Note I and WCL Note II, the “WCL Notes”) to Sau Fong Yeung, an individual designated by FLFV’s Sponsor, to evidence a loan of $70,000 provided by Ms. Yeung to the Company.

The WCL Note I bears interest at a rate per annum equal to 10% of the outstanding principal balance. The WCL Note I is payable in full upon the earlier of (i) 90 days after the consummation of the Company’s Business Combination, or (ii) the date of the liquidation of the Company (such date, the “Maturity Date”). Any of the following will constitute an event of default under the WCL Note I: (i) a failure to pay the outstanding principal balance within five (5) business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action; (iii) the breach of any of Company’s obligations under the WCL Note I; (iv) any cross defaults; (v) an enforcement proceeding against the Company; or (vi) it is or becomes unlawful for the Company to perform any of its obligations under the WCL Note I, or any obligations of the Company under the WCL Note I are not or cease to be legal, valid, binding or enforceable. Upon the occurrence of an event of default specified in (i) or (iii) above, Mr. Sham may, by written notice to the Company, declare the WCL Note I to be due immediately and payable, whereupon the outstanding principal balance of the WCL Note I, and all other amounts payable under the WCL Note I, will become immediately due and payable without presentment, demand, protest or other notice of any kind. Upon the occurrence of an event of default specified in (ii), (iv), (v), or (vi) above, the outstanding principal balance of the WCL Note I, and all other sums payable under the WCL Note I, will automatically and immediately become due and payable, in all cases without any action on the part of Mr. Sham.

Mr. Sham had the right, but not the obligation, to convert the WCL Note I, in whole or in part, respectively, into Units (as defined in the WCL Note I) of the Company, that are identical to the public units of the Company, subject to certain exceptions, as described in the proxy statement/prospectus included in the registration statement on Form S-4 (File No. 333-275933), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 7, 2023 and declared effective by the SEC on May 10, 2024, by providing the Company with written notice of the intention to convert at least two (2) business days prior to the closing of the Company’s Business Combination.

The terms and conditions of the WCL Note II and WCL Note III are substantially identical to the WCL Note I, except, among other things, that (1) the WCL Note II and WCL Note III bear no interest; and (2) the WCL Note II and WCL Note III are payable in full upon the earlier of (i) 30 days after the consummation of the Company’s Business Combination, or (ii) the date of the liquidation of the Company.

On May 22, 2024, the Company issued an unsecured promissory note of $100,000 (the “GCE Note I”) to Ling Houng Sham, the spouse of Mr. Sham, to evidence a loan of $100,000 (the “GCE Loan I”) provided by Ling Houng Sham to the Company. On the same date, the Company issued another unsecured promissory note of $50,000 (the “GCE Note II,” together with GCE Note I, the “GCE Notes”) to Rockridge International Inc (“Rockridge”), an entity designated by FLFV’s Sponsor, to evidence a loan of $50,000 (the “GCE Loan II,” together with GCE Loan I, the “GCE Loans”) provided by Rockridge to the Company.

The GCE Note I bears interest at a rate per annum equal to 8% of the outstanding principal balance. The GCE Note I is payable in full upon the earlier to occur of (i) the consummation of the Company’s business combination, or (ii) the Maturity Date. Any of the following will constitute an event of default under the GCE Note I: (i) a failure to pay the principal within five (5) business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of any of Company’s obligations under the GCE Note I; (iv) any cross defaults; (v) an enforcement proceeding against the Company; or (vi) it is or becomes unlawful for the Company to perform any of its obligations under the GCE Note I, or any obligations of the Company under the GCE Note I are not or cease to be legal, valid, binding or enforceable. Upon the occurrence of an event of default specified in (i) or (iv) above, Ling Houng Sham may, by written notice to the Company, declare the GCE Note I to be due immediately and payable, whereupon the outstanding principal balance of the GCE Note I, and all other amounts payable under the GCE Note I, will become immediately due and payable without presentment, demand, protest or other notice of any kind. Upon the occurrence of an event of default specified in (ii), (iii), (v), (vi) or (vii) above, the outstanding principal balance of the GCE Note I, and all other sums payable under the GCE Note I, will automatically and immediately become due and payable, in all cases without any action on the part of Ling Houng Sham.

The terms and conditions of the GCE Note II are substantially identical to the GCE Note I, except that the GCE Note II bears no interest.

Forward Purchase Agreement

On June 11, 2024, FLFV and Thunder Power entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, the “Seller”) (the “Forward Purchase Agreement”). For purposes of the Forward Purchase Agreement, (i) FLFV is referred to as the “Counterparty” prior to the consummation of the Business Combination, while the Company is referred to as the “Counterparty” after the consummation of the Business Combination and (ii) “Shares” means shares of the Class A common stock, par value $0.0001 per share, of FLFV prior to the closing of the Business Combination (“FLFV Shares”), and, after the closing of the Business Combination, shares of our Common Stock.

Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase up to 4,900,000 Shares (the “Purchased Amount”) pursuant to the FPA Funding Amount PIPE Subscription Agreement (as defined herein), less the number of FLFV Shares purchased by the Seller separately from third parties through a broker in the open market (“Recycled Shares”). The Seller will not be required to purchase an amount of Shares such that following such purchase, the Seller’s ownership would exceed 9.9% of the total Shares outstanding immediately after giving effect to such purchase, unless the Seller, at its sole discretion, waives such 9.9% ownership limitation. The number of Shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

The Forward Purchase Agreement provides for a prepayment shortfall in an amount in U.S. dollars equal to 0.25% of the product of the Recycled Shares and the Initial Price (as defined herein) (the “Prepayment Shortfall”). The Seller will pay the Prepayment Shortfall to the Counterparty on the Prepayment Date (which amount will be netted from the Prepayment Amount) (the “Initial Prepayment Shortfall”). Additionally, following the closing of the Business Combination and up to 45 calendar days prior to the Valuation Date, Counterparty may, in its sole discretion, request additional Prepayment Shortfall from Seller in tranches of $500,000 (the “Additional Prepayment Shortfall” and, together with Initial Prepayment Shortfall, the “Prepayment Shortfall”); provided (i) Seller has recovered any prior Prepayment Shortfall, (ii) the VWAP Price over the prior ten (10) trading days multiplied by the then current freely-tradeable Shares held by Seller be at least six (6) times greater than the Additional Prepayment Shortfall request and (iii) the total value traded in Counterparty’s stock, as reported on the relevant Bloomberg Screen, be at least six (6) times greater than the Additional Prepayment Shortfall request (with (i), (ii) and (iii) collectively as the “Shortfall Conditions”). Notwithstanding the foregoing, Seller may waive the Shortfall Conditions, in whole or in part, via written consent to Counterparty.

The Counterparty has agreed to grant the Seller, for the period beginning on June 11, 2024 and ending on the 12-month anniversary of the Valuation Date, the right, but not the obligation, in its sole discretion, to invest on the terms offered to the Seller by the Counterparty up to 50% of any future debt, equity, derivative or any other kind of financing of the Counterparty, as legally permitted (each a “Covered Financing”). The Seller will be provided at least ten (10) business day notice to invest in any Covered Financing. For the avoidance of doubt, Covered Financings does not include any equity line of credit.

Subscription Agreement

On June 11, 2024, FLFV entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with the Seller. Pursuant to the FPA Funding PIPE Subscription Agreement, Seller agreed to subscribe for and purchase, and FLFV agreed to issue and sell to Seller, prior to the Valuation Date, an aggregate of up to 4,900,000 FLFV Shares, less the Recycled Shares in connection with the Forward Purchase Agreement, at the Initial Price per share. On the Closing Date, all outstanding FLFV Shares (including shares issued pursuant to the Subscription Agreement) will be exchanged for newly issued shares of Common Stock in accordance with the terms of the Merger Agreement.

Registration Rights Agreement

On June 15, 2022, FLFV entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the holders of the Founder Shares and Private Placement Units, Working Capital Units issuable upon the conversion of certain working capital loans and any underlying securities will be entitled to registration rights requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Company’s initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Lock-Up Agreement

On June 21, 2024, Feutune Light Sponsor LLC (the “Sponsor”), US Tiger Securities, Inc. and certain officers and directors of the Company who are signatories to a letter agreement dated June 12, 2022 in connection with the initial public offering of the Company (the “Initial Insiders”), and certain shareholders of Thunder Power Holdings Limited (“Thunder Power”) (collectively, the “Holders”) entered into a lock-up agreement with the Company (the “Lock-up Agreement”).

Pursuant to the Lock-Up Agreement, shares of common stock of the Company held by a Holder are categorized as (i) “Group I Lock-up Shares,” referring to 50% of the total number of shares of common stock of the Company that a Holder that is not an Initial Insider will receive in connection with the Merger (as defined in the Lock-up Agreement), or 50% of the number of its Parent Founder Shares (as defined below) if a Holder is an Initial Insider, (ii) “Group II Lock-up Shares,” referring to the remaining 50% of the total number of shares of common stock of the Company that a Holder that is not an Initial Insider will receive in connection with the Merger, or the remaining 50% of the number of its Parent Founder Shares if a Holder is an Initial Insider ; and (iii) “Group III Lock-up Shares,” referring to the total number of shares of common stock of the Company underlying its Parent Private Units (as defined below) and Parent Working Capital Units (as defined below) in connection with the Merger. “Parent Founder Shares” means 2,443,750 shares of Class B common stock of the Company held by certain Initial Insiders prior to the completion of the Company’s business combination. “Parent Private Units” means 454,250 FLFV Units (as defined in the Lock-up Agreement) purchased by certain Initial Insiders simultaneously with the consummation of the Company’s initial public offering. “Parent Working Capital Units” means all private FLFV Units issuable upon conversion of the maximum aggregate amount of US$3,00,000 of working capital and extension loans, if any, at $10.00 per unit, upon the consummation of the Company’s business combination. The Group I Lock-Up Shares, Group-II Lock-up Shares, Group-III Lock-up Shares are collectively referred to as “Lock-up Shares.”

The “Lock-up Period” means (i) with respect to the Group I Lock-up Shares, the period commencing at the Effective Time (as defined in the Lock-up Agreement) and ending on the date that is the earlier to occur of (A) six months thereafter, or (B) the date on which the closing price of each share of common stock of the Company equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the completion of the Merger; (ii) with respect to the Group II Lock-up Shares, the period commencing at the Effective Time and ending on the date that is six months thereafter; and (iii) with respect to the Group III Lock-up Shares, the period commencing at the Effective Time and ending on that date that is 30 days thereafter.

The Holders will, subject to certain customary exceptions, agree not to, within the Lock-up Period, (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-up Shares, (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Summary of Risk Factors

Investing in our Common Stock involves risks. You should carefully read the section of this prospectus under the heading “Risk Factors” and the other information in this prospectus for an explanation of these risks before investing in our Common Stock. In particular, the following considerations may offset our competitive strengths or have a negative effect on our strategy or operating activities, which could cause a decrease in the price of our Common Stock and a loss of all or part of your investment.

Risks Related to Thunder Power’s Business and Industry

●	Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment;

●	The success of our business may depend on attracting prospective customers and retaining sufficient capital to commence mass production. If we are unable to do so, we may not be able to achieve profitability;

●	Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources;

●	Thunder Power’s management has limited experience in operating a public company;

●	Our business and prospects will depend significantly on our brand;

●	We are actively negotiating with our affiliates to license the intellectual property and technology rights at the core of our business plan, and our inability to obtain and maintain these licenses could materially affect our business, financial condition, and operating results.

Risks Related to Regulation and Litigation

●	We are subject to substantial laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon our operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm our business and results of operations;

●	In the future, if we develop or acquire proprietary intellectual property, protecting such intellectual property will be critical to our operations and we may suffer competitive harm from infringement on such rights;

●	We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims;

●	We are subject to various environmental, health and safety laws and regulations that could impose substantial costs on us and cause delays in building and subsequently expanding our production facilities;

●	We are subject to risks associated with autonomous driving and advanced driver assistance system technology, and we cannot guarantee that our vehicles will achieve our targeted assisted or autonomous driving functionality within our projected timeframe, if ever;

●	We face risks associated with international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

Risks Related to Thunder Power’s Products and Services

●	We have not yet commenced mass production, and any significant delay in the design, manufacture, launch and financing could make it difficult for us to commence production and harm our business and prospects;

●	Our prospect for future growth depends upon our ability to establish and maintain relationships with our potential suppliers and source suppliers for our critical components, and to completely build out our supply chain, while effectively managing the risks due to such relationships;

●	The automotive market is highly competitive, and we may not be successful in competing in this industry;

●	Developments in electric vehicle or alternative fuel technology or improvements in the internal combustion engine may adversely affect the demand for our vehicles;

●	Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm our business;

●	We must develop complex software and technology systems, including in coordination with vendors and suppliers, in order to produce our electric vehicles, and there can be no assurance such systems will be successfully developed;

●	We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security and costs;

●	If our vehicles fail to perform as expected, our ability to develop, market and sell or lease our products could be harmed;

●	Our vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

Risks Related to Cybersecurity and Data Privacy

●	Any unauthorized control, manipulation, interruption or compromise of or access to our products or information technology systems could result in loss of confidence in us and our products, harm our business and materially adversely affect our financial performance, results of operations or prospects;

●	We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.

Risks Related to Ownership of Thunder Power’s Securities

●	We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock less attractive to investors and may make it more difficult to compare our financial performance with other public companies;

●	Future sales and issuances of Common Stock or rights to purchase Common Stock could result in additional dilution to our stockholders and could cause the price of our Common Stock to decline;

●	Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Common Stock;

●	Our warrants became exercisable for our Common Stock thirty (30) days after the completion of the Business Combination, which increased the number of shares eligible for future issuance and resale in the public market;

●	If we do not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of our warrants, warrant holders will only be able to exercise such warrants on a “cashless basis.”

Risks Related to Finance, Accounting and Tax Matters

●	We may need to raise additional funds and these funds may not be available to us when needed. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected;

●	Our financial results may vary significantly from quarter to quarter;

●	Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

Corporate Information and Principal Executive Offices

FLFV, our predecessor company, was incorporated in the State of Delaware on January 19, 2022 for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving FLFV and one or more businesses. FLFV consummated the initial public offering of its securities on June 21, 2022 (the “IPO”).

On June 21, 2024, FLFV consummated its Business Combination with TPHL pursuant to that certain Agreement and Plan of Merger, dated as of October 26, 2023 (as amended on March 19, 2024 and April 5, 2024, the “Merger Agreement”). In the Business Combination, TPHL merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly-owned direct subsidiary of FLFV. In connection with the Business Combination, FLFV changed its name to Thunder Power Holdings, Inc. Our corporate office is located at 221 W 9th St #848, Wilmington, DE 19801 and its telephone number is (909) 214-2482.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “Jobs Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, Section 107 of the Jobs Act provides that that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Accordingly, an “emerging growth company” may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earliest of (i) the last day of our first fiscal year (a) following the fifth anniversary of FLFV’s IPO (June 21, 2027), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

Smaller Reporting Company

We are a “smaller reporting company” as defined in the Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We intend to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

Controlled Company Status

Because Mr. Wellen Sham and the entities with which he is affiliated, have voting and dispositive power over a majority of our voting stock, we are a controlled company under the Sarbanes-Oxley Act and the rules of Nasdaq. Additionally, Mr. Sham and the entities with which he is affiliated are currently, and we expect that they will continue to be, deemed a group for purposes of certain rules and regulations of the SEC as a result of Mr. Sham’s voting and dispositive power over the shares of Common Stock owned by Mr. Sham and the entities with which he is affiliated. Under the rules of Nasdaq, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that: (i) a majority of the board of directors consist of independent directors as defined under the rules of Nasdaq; (ii) the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. While we qualify for exemptions from certain corporate governance requirements as a controlled company, we currently do not intend to rely on such exemptions. See the section under the heading “Principal Securityholders” for additional information.

THE OFFERING

Issuer	Thunder Power Holdings, Inc. (f/k/a Feutune Light Acquisition Corporation).

Shares of Common Stock Offered by us	10,537,475 shares of Common Stock issuable upon exercise of the Warrants.

Shares of Common Stock Offered by the Selling Securityholders	7,078,933 shares of Common Stock.

Warrants Offered by the Selling Securityholders	Up to 762,475 Private Warrants and up to 9,775,000 Public Warrants

Terms of the Offering	The Selling Securityholders will determine when and how they will dispose of the shares of Common Stock registered under this prospectus. The Selling Securityholders will be able to sell all of their shares for so long as the registration statement of which this prospectus forms a part is available for use.

Shares of Common Stock Outstanding Prior to Exercise of All Warrants	50,716,094 shares of Common Stock (as of November 5, 2024). Does not include up to 20,000,000 shares of Common Stock that may vest upon the achievement of certain earnout thresholds (the “Earn Out Shares”). Such shares are not being registered herein.

Shares of Common Stock Outstanding Assuming Exercise of All Warrants	61,253,569 shares of Common Stock (based on total shares of Common Stock outstanding as of November 5, 2024).

Exercise Price of Warrants

$11.50 per share for the Public Warrants and the Private Warrants described herein.

On November 5, 2024, the last quoted sale price of our Common Stock as reported on Nasdaq was $0.323 per share. Because, in the near term, the exercise price of the Warrants is greater than the current market price of our Common Stock, our Warrants are unlikely to be exercised and therefore the Company does not expect to receive any proceeds from such exercise of the Warrants in the near future. Whether any holders of Warrants determine to exercise such Warrants, will likely depend on the market price of our Common Stock at the time of any such holder’s determination.

Purchase Price of Securities	The Common Stock being registered for resale was issued to, purchased or will be purchased by the Selling Securityholders for the following consideration: (i) a purchase price of $10.00 per private placement unit sold in the IPO was paid for a share of Private Warrants for the 762,475 Private Warrants issued to the Selling Securityholders, (ii) a purchase price of approximately $0.01 per share of Common Stock for the 2,443,750 shares of Common Stock held by the Founders, and (iii) for the Subscription Agreement, the 100,000 shares of Common Stock were issued to the Meteora Entities as consideration for entering into the Forward Purchase Agreement. The shares of Common Stock underlying the Warrants will be purchased, if at all, by such holders at an exercise price of $11.50 per share.

Use of Proceeds	We will not receive any of the proceeds from the sales of Common Stock or Warrants by the Selling Securityholders. We will receive up to an aggregate of approximately $121.18 million for the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities – Warrants” for additional information.

Market for Common Stock and Warrants	Our Common Stock are listed on the Nasdaq Global Market under the symbol “AIEV.”

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Our business involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our condensed consolidated financial statements and the related notes appearing elsewhere in this prospectus, as well as the risks, uncertainties and other information set forth in the reports and other materials filed or furnished by us with the SEC. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, prospects, results of operations, financial condition and cash flows. If any such events were to happen, the trading shares of our Common Stock could decline, and you could lose all or part of your investment.

Risks Related to Thunder Power’s Business and Industry

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

We are an early-stage company with a limited operating history, operating in a rapidly evolving and highly regulated market. Furthermore, we have not released any commercially available product, and we have no experience manufacturing or selling a commercial product at scale. Because we have not generated revenue, and as a result of the capital-intensive nature of our business, we expect to continue to incur substantial operating losses for the foreseeable future.

We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by early-stage companies in rapidly changing markets, including risks relating to our ability to, among other things:

●	hire, integrate and retain professional and technical talent, including key members of management;

●	continue to make significant investments in research, development, manufacturing, marketing and sales;

●	successfully obtain, maintain, protect and enforce our intellectual property and defend against claims of intellectual property infringement, misappropriation or other violation;

●	build a well-recognized and respected brand;

●	establish, refine and scale our commercial manufacturing capabilities and distribution infrastructure;

●	establish and maintain satisfactory arrangements with third-party suppliers;

●	establish and expand a customer base;

●	navigate an evolving and complex regulatory environment;

●	anticipate and adapt to changing market conditions, including consumer demand for certain vehicle types, models or trim levels, technological developments and changes in competitive landscape; and

●	successfully design, build, manufacture and market new variants and models of electric vehicles.

You must consider the risks and difficulties we face as an early stage company with a limited operating history. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects. There are no assurances that we will be able to secure future business with potential customers. As an early stage company, it is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. Our performance and expectations depend on the successful implementation of management’s growth strategies and are based on assumptions and events over which we have only partial or no control, including, but not limited to, adverse economic conditions, regulatory developments, our ability to finance our contemplated operations, difficulties in engineering, delays in designs or materials provided by the customer or a third party, equipment and materials delivery delays, schedule changes, customer scope changes, delays related to obtaining regulatory permits and rights-of-way, inability to find adequate sources of labor in the locations where we are building new plants, weather-related delays, delays by customers’ contractors in completing their portion of a project, technical or transportation difficulties, cost overruns, supply difficulties, geopolitical risks and other factors. The assumptions underlying our expectations require the exercise of judgment and may not occur, and the expectations are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes.

The success of our business may depend on attracting prospective customers and retaining sufficient capital to commence mass production. If we are unable to do so, we may not be able to achieve profitability.

We currently do not have any customers that our business depends upon, and our success depends, in large part, on attracting prospective customers and retaining sufficient capital to commence mass production. We expect to incur significant and sustained marketing expenses to attract prospective customers. In addition, if our prospective customers perceive our vehicles and services as lacking in quality, value, cost competitiveness with vehicles from other manufacturers, performance or aesthetic appeal, we may not be able to attract customers. If, for any of these reasons, we are unable to attract, or to build and maintain a strong customer base, our business, prospects, financial condition, results of operations, and cash flows may be materially harmed.

If we fail to implement our business strategy, our financial condition and results of operations could be adversely affected. Our future financial performance and success depend in large part on our ability to successfully implement our business strategy. We cannot assure you that we will be able to successfully implement our business strategy or be able to improve our operating results. In particular, we cannot assure you that we will successfully negotiate and sign contracts with customers and suppliers nor can we assure you that we will be able to successfully execute our contracts if signed. Implementation of our business strategy may be impacted by factors outside of our control, including competition, price fluctuations, industry, legal and regulatory changes or developments and general economic and political conditions. Any failure to successfully implement our business strategy could adversely affect our financial condition and results of operations. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

We have incurred net losses each year since our inception and expect to incur increasing expenses and substantial losses for the foreseeable future.

We have no operating history in the electric vehicle market and have never generated revenue from product sales. Since inception, we have incurred significant net losses, including a net loss of $1,561,939 for the six months ended June 30, 2024. We anticipate our losses will increase substantially as we:

●	Continue designing and developing our vehicles

●	Establish manufacturing capabilities

●	Build our brand and marketing operations

●	Develop our distribution infrastructure

●	Invest in research and development

Given the significant capital required to bring our products to market, we expect to continue incurring substantial losses for the foreseeable future. There is no assurance that we will ever achieve or sustain profitability. Our lack of operating history in a highly competitive and rapidly evolving industry makes evaluating our business and future prospects difficult. We face all the risks and uncertainties of an early-stage company in a complex, capital-intensive industry. If we fail to successfully address these risks and uncertainties, our business, financial condition, and results of operations will be materially harmed.

If our product development or commercialization of vehicles is delayed, our costs and expenses may be significantly higher than we currently expect. Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, we expect our losses in future periods will be significant.

Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

Investors should be aware of the difficulties normally encountered by an early stage enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our business, we can be expected to continue to sustain substantial operating expenses and may not generate sufficient revenues to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.

We may have difficulty managing growth in our business, which could have a material adverse effect on our business, financial condition and results of operations and our ability to execute its business plan in a timely fashion.

Because of our small size, growth in accordance with our business plans, if achieved, may place a significant strain on our financial, technical, operational and management resources. If we expand our activities, developments and production, and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties could have a material adverse effect on our business, financial condition and results of operations and our ability to execute our business plan in a timely fashion.

We intend to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our vehicles. Because our vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the personnel we do hire. Competition for individuals with experience designing, engineering, manufacturing and servicing electric vehicles is intense, and we may not be able to identify, attract, integrate, train, motivate or retain additional highly qualified personnel in the future. The failure to identify, attract, integrate, train, motivate and retain these additional personnel could seriously harm our business and prospects. If we are unable to grant equity awards, or if we are forced to reduce the value of equity awards we grant due to shortage of shares available for issuance under our 2024 Omnibus Equity Inventive Plan, we may not be able to attract, hire and retain the personnel necessary for our business, which would have a material adverse effect on our business, prospects financial condition and results of operations.

In addition, we have no experience in mass manufacturing our vehicles. We cannot assure our investors that we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market our vehicles. Any failure to develop such manufacturing processes and capabilities within our projected costs and timelines could stunt our future growth and impair our ability to produce, market, service and sell or lease our vehicles successfully. In addition, our success is substantially dependent upon the continued service and performance of our senior management team and key technical and vehicle management personnel. If any key personnel were to terminate their employment with us, such termination would likely increase the difficulty of managing our future growth and heighten the foregoing risks. If we fail to manage our growth effectively, such failure could result in negative publicity and damage to our brand and have a material adverse effect on our business, prospects, financial condition and results of operations.

The proceeds received in the Business Combination will only fund operations for a limited time and we will need to obtain additional financing to continue operations and execute our business plans. If we are unable to obtain such financing, we may be unable to complete the development and commercialization of our products and services.

Our operations have consumed substantial amounts of cash since inception. The net losses of Thunder Power Holdings Limited were $1.82 million and $0.43 million for the years ended December 31, 2023 and 2022, respectively. We anticipate that our future cash requirements will continue to be significant and we will need to obtain additional financing beyond that being provided by the Business Combination to implement our business plan as described in this prospectus. Specifically, we may need to raise additional funds to complete the research and development, testing, manufacturing, marketing, and shipping of our vehicles, as well as to support the continued research and development of our vehicles and the development of other models, and to build contingencies for unforeseen events. Such financings could include equity financing, which may be dilutive to stockholders, or debt financing, which would likely restrict our ability to borrow from other sources. In addition, such securities may contain rights, preferences or privileges senior to those of the rights of the stockholders of the Company upon the closing thereof. Additional funds may not be available when we need them, on terms attractive to us, or at all.

If adequate funds are not available on a timely basis, we may be required to curtail the development of our technology, products or services, or materially delay, curtail, reduce or terminate our research and development and commercialization activities. We could be forced to sell or dispose of our rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on our business, financial condition, results of operation and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

Thunder Power’s management has limited experience in operating a public company.

Thunder Power’s management has limited experience in the management of a publicly traded company. Thunder Power’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under U.S. federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. Thunder Power may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. Any fault in Thunder Power’s finance and accounting systems could impact its ability or prevent it from timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The development and implementation of the standards and controls necessary for Thunder Power to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that Thunder Power will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

We are actively negotiating with our affiliates to license the intellectual property and technology rights at the core of our business plan, and our inability to obtain and maintain these licenses could materially affect our business, financial condition, and operating results.

Our entire business model depends on intellectual property we do not own. We are actively negotiating with our affiliates to license critical intellectual property and technology rights that form the core of our business plan. As of the date of this prospectus, we have not secured any licensing agreements. If we fail to obtain these licenses on favorable terms, or at all, our ability to develop, manufacture, and sell our products would be severely compromised, potentially rendering our business model unviable. Even if we secure these licenses, we may face challenges in maintaining them, or the licenses may be terminated, significantly impacting our operations. Our lack of direct ownership of key patents and technologies exposes us to substantial risk and uncertainty regarding our ability to execute our business strategy.

If we are unable to maintain our planned license agreements, our ability to continue developing, designing, manufacturing, distributing, and selling our products would be limited and may require us to stop operations entirely. If any such future license agreement is terminated for any reason, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner, if at all, and may require us to use alternative technology of lower quality or performance standards. This would, in turn, limit, delay or disrupt our ability to offer new or competitive products and could also increase our costs, which would adversely affect our margins, market share, business, financial condition, and operating results.

The obligations associated with being a public company involve significant expenses and require significant resources and management attention, which may divert from our business operations.

As a public company, we are subject to the ongoing reporting requirements of the Exchange Act and Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls over financial reporting. As a result, we have and expect to continue to incur significant legal, accounting, and other expenses that TPHL did not incur prior to the Business Combination. For example, these rules and regulations may make it more difficult or more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Additionally, our officers and many of our other employees may need to devote substantial time and attention to regulatory compliance which may divert their time and attention from our business operations.

The inability to attract and retain qualified personnel may adversely impact our business.

If we fail to attract, hire and retain qualified personnel, we may not be able to develop, market or sell our products or successfully manage our business. We are dependent upon a highly skilled, experienced and efficient workforce to be successful. The inability to attract and hire qualified individuals or the loss of key employees in very skilled areas could have a negative effect on our financial results.

Uninsured losses could result in payment of substantial damages, which would decrease our cash reserves and could harm our cash flow and financial condition.

In the ordinary course of business, we may be subject to losses resulting from product liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. While we currently carry insurance that is customary for our size and operations, we may not maintain as much insurance coverage as other original equipment manufacturers do, and in some cases, we may not maintain any at all. Additionally, the policies that we have may include significant deductibles, and we cannot be certain that our insurance coverage will be sufficient to cover all or any future claims against us. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and results of operations. Further, insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost, especially if insurance providers perceive any increase in our risk profile in the future.

Our strategy to outsource various elements of the products and services we sell may subject us to the business risks of our future third-party service providers, which could have a material adverse impact on our operations.

In areas where we will depend on third-party service providers for retail product distribution and full-service networks, we will be subject to the risk of customer dissatisfaction with the quality or performance of the products or services we sell due to third-party service provider’s failure. Third-party service providers may not have the same incentives we do and may not allocate adequate or sufficient time and/or resources for performing services for us. In addition, business difficulties experienced by a third-party service provider could lead to the interruption of our ability to distribute products or provide services and ultimately our inability to supply products or services to our customers. Third-party service provider business interruptions may include, but are not limited to, work stoppages, union negotiations and other labor disputes. Current or future economic conditions could also impact the ability of third-party service providers to access credit and, thus, impair their ability to provide us quality services in a timely manner, or at all.

Our business and prospects will depend significantly on our brand.

Our business and prospects will heavily depend on our ability to develop, maintain and strengthen the “Thunder Power” brand association with luxury and technological excellence. Promoting and positioning our brand will likely depend significantly on our ability to provide a consistently high-quality customer experience, an area in which we have limited experience. To promote our brand, we will be required to invest in, and over time we may be required to change our customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print advertising. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ vehicles or our competitors’ success. For example, certain of our competitors have been subject to significant scrutiny for incidents involving their self-driving technology and battery fires, which could result in similar scrutiny of us.

In particular, any negative publicity, whether or not true, can quickly proliferate on social media and harm consumer perception and confidence in our brand. The growing use of social media increases the speed with which information and opinions can be shared and, thus, the speed with which a company’s reputation can be affected. If we fail to correct or mitigate misinformation or negative information, including information spread through social media or traditional media channels, about us, the products we offer, our customer experience, or any aspect of our brand, our business, sales and results of operations could be adversely impacted. From time to time, our vehicles or those of our competitors may be evaluated and reviewed by third parties. Perceptions of our offerings in the marketplace may be significantly influenced by these reviews, which are disseminated via various media, including the internet. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our vehicles and reduce demand for our vehicles, which could have a material adverse effect on our business, results of operations, prospects and financial condition.

Risks Related to Regulation and Litigation

The SEC and other parties may find that Thunder Power’s public-relations information before the production on any of our EVs may have misled investors or conditioned the market for investors or that we may have omitted to provide information that investors may reasonably find important to their investment decision.

There is always a risk against making false claims about the prospects of an EV technology company. One such notable case was United States of America v. Trevor Milton, No. 21-00478, U.S. District Court, Southern District of New York, 21 Cr. 478 (ER) (“Nikola”). Nikola involved an electric truck maker who the SEC alleged in 2020-2021 defrauded its investors with false claims about its EV technology. In a cease-and-desist order against Nikola and the subsequent case S.E.C. v. Milton, No. 21 Civ. 06445 (AKH), the SEC said that Trevor Milton (“Milton”), the founder and one-time chairperson of Nikola, lied to inflate stock prices during the company’s public-relations campaign to investors by making forward-looking statements since the company had not yet produced a single vehicle. Other misleading and forward-looking statements included claims about Nikola’s technological advancements, in-house production capabilities, hydrogen production, truck reservations and orders, financial outlook, refueling time, and a potential partnership with a globally known car maker. Several electric vehicle prototypes of the Sedan and City Car were built by TongGao Advanced Manufacturing Technology (Taicang) Co. Ltd, an affiliate of TPHL. There prototypes were built for the purpose of showcasing TPHL’s technology and for early fundraising purpose. Thunder Power has not produced a single electric vehicle and all our statements in this prospectus regarding our production capabilities, technologies, weight, charging time, driving range and potential partnerships are forecasts or forward-looking statements based on our own beliefs, opinions, and internal research, development and testing.

Some of our directors, officers and assets reside or be located outside of the United States, which may cause investors difficulty in enforcing judgments against our directors and officers.

Some of our directors and officers reside outside the United States and a majority of our assets are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon these directors and officers, or to recover against those persons on judgments of United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. Moreover, it is not certain that a court in the British Virgin Islands, Hong Kong, or Taiwan would award damages on the same basis as a United States court, or that a British Virgin Islands, Hong Kong, or Taiwanese court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with local practice or public policy.

Further, the United States may not be declared by the Government of other countries to be a reciprocating territory for the purposes of enforcement of foreign judgments, and there are grounds upon which British Virgin Islands, Hong Kong, or Taiwan courts may decline to enforce the judgments of United States courts. Some remedies available under the laws of the United States, including remedies available under the United States federal securities laws, may not be allowed in British Virgin Islands, Hong Kong, or Taiwan courts if deemed contrary to public policy in such jurisdictions.

Our affiliated parties such as our major shareholders may be involved in governmental investigations and civil litigation relating to the business affairs of companies with which they are, were or may in the future be affiliated with.

Our controlling shareholder, Mr. Wellen Sham, is currently the defendant in significant legal proceedings that could materially impact our business. Mr. Sham faces criminal prosecution in Taiwan on 11 indictments related to securities violations, breaches of fiduciary duty, and other financial matters. Additionally, he is subject to multiple civil actions seeking his dismissal as chairman of a related company and claiming damages for investors. While these proceedings do not directly involve our company, they create substantial risks, including:

●	Potential reputational damage affecting our ability to secure partnerships, investments, and customer trust;

●	Diversion of Mr. Sham’s attention from our business operations;

●	Possible loss of Mr. Sham’s leadership or voting control if legal actions are successful;

●	Challenges in accessing capital markets or obtaining favorable terms from suppliers and partners.

Mr. Wellen Sham, TPHL’s former Chief Executive Officer, is a defendant in a claim brought by the Taiwan Taipei District Prosecutor’s Office (the “Prosecutor”) in 2022. This claim is currently being litigated in Taiwan Taipei District Court Criminal Division (Taiwan Taipei District Court, Year 2022, Jin-Chong-Su-Zhi, No. 19) by a public Prosecutor. The prosecution is based on 11 indictments involving the following: a securities purchase which may have been a related party transaction; the use of a non-exclusive license to offset a debt owed to a related party; an exclusive authorized sales agent agreement for USD 4,950,000; an agreement for parts for an electric four-door sedan for USD 4,480,000; a land purchase in a non-arm’s length related party transaction; executive control over bonuses of USD 150,000, USD 50,000, USD 100,000, and NTD 6,000,000 from affiliates; utilization of funds to cover all expenses associated with a seminar hosted by Thunder Power Electric Vehicle Limited (“TPEV”); utilization of funds to cover the salaries of employees; and instructions to issue a false press release with the aim of disseminating rumors or misleading information (collectively, the “Criminal Prosecution”). In conjunction with the Criminal Prosecution, Taiwan’s Securities Investor and Futures Trader Protection Center (“SFIPC”), based on the content of the Criminal Prosecution, initiated civil actions against Mr. Sham, including: requesting that Mr. Sham shall bear liability for damages incurred by EPTECH; asserting Mr. Sham should be dismissed from the position of Chairman of EPTECH; asserting that Mr. Sham shall bear liability for damages incurred by investors of EPTECH; and applying for a provisional seizure procedure against Mr. Sham. While Thunder Power is unable to predict the outcome of these matters with certainty, in response to the foregoing accusations, Mr. Sham sought relief by asserting his innocence, appointing a defense attorney, applying for an investigation of favorable evidence, and actively exercising his right to defend himself.

The outcome of these legal matters is uncertain and could have far-reaching consequences for our business strategy, operations, and future prospects.

We are subject to substantial laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon our operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm our business and results of operations.

We are or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and with respect to constructing, expanding and maintaining our facilities. The costs of compliance, including remediating contamination if any is found on our properties and any changes to our operations mandated by new or amended laws, may be significant. We may also face unexpected delays in obtaining permits and approvals required by such laws in connection with our manufacturing facilities, which would hinder our ability to continue our commercial manufacturing operations. Such costs and delays may adversely impact our business prospects and results of operations. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of our operations.

In addition, models will be to substantial regulation under international, federal, state and local laws. We have incurred, and expect to continue to incur, significant costs in complying with these regulations. Any failures to comply could result in significant expenses, delays or fines. In the United States, vehicles must meet or exceed all federally mandated motor vehicle safety standards to be certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Any future vehicles will be subject to substantial regulation under federal, state and local laws and standards. These regulations include those promulgated by the U.S. Environmental Protection Agency, NHTSA, other federal agencies, various state agencies and various state boards, and compliance certification is required for each individual vehicle we manufacture for sale. These laws and standards are subject to change from time to time, and we could become subject to additional regulations in the future, which would increase the effort and expense of compliance. In addition, federal, state and local laws and industrial standards for electric vehicles are still developing, and we face risks associated with changes to these regulations, which could have an impact on the acceptance of our electric vehicles, and increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote electric vehicles. Compliance with these regulations is challenging, burdensome, time consuming and expensive. If compliance results in delays or substantial expenses, our business could be adversely affected.

We also expect to become subject to laws and regulations applicable to the supply, manufacture, import, sale and service of automobiles internationally, including in Europe, the Middle East and China. Applicable regulations in countries outside of the U.S., such as standards relating to vehicle safety, fuel economy and emissions, among other things, are often materially different from requirements in the United States. Compliance with such regulations will therefore require additional time, effort and expense to ensure regulatory compliance in those countries. This process may include official review and certification of our vehicles by foreign regulatory agencies prior to market entry, as well as compliance with foreign reporting and recall management systems requirements. There can be no assurance that we will be able to achieve foreign regulatory compliance in a timely manner and at our expected cost, or at all, and the costs of achieving international regulatory compliance or the failure to achieve international regulatory compliance could harm our business, prospects, results of operations and financial condition.

We may have to choose in the future, or we may be compelled, to undertake product recalls or take other actions, which could adversely affect our business, prospects, results of operations, reputation and financial condition.

Product recalls may result in adverse publicity, damage our reputation and adversely affect our business, prospects, results of operations and financial condition. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, we may be unable to service and repair recalled vehicles for a significant period of time. These types of disruptions could jeopardize our ability to fulfill existing contractual commitments or satisfy demand for our electric vehicles and could also result in the loss of business to our competitors. Such recalls, whether caused by systems or components engineered or manufactured by us or our suppliers, would involve significant expense and diversion of management’s attention and other resources, which could adversely affect our brand image in our target market and our business, prospects, results of operations and financial condition.

In the future, if we develop or acquire proprietary intellectual property, protecting such intellectual property will be critical to our operations and we may suffer competitive harm from infringement on such rights.

If we develop or acquire new technologies, it will be critical that we protect our intellectual property assets against third-party infringement. If we develop or acquire intellectual property, there is a risk that our patent applications may not be granted, or we may not receive sufficient protection of our proprietary interests. We may also expend considerable resources in defending any future patents against third-party infringement. It may become critical that we protect our proprietary intellectual property interests to prevent competitive harm.

We are subject to legal proceedings, regulatory disputes and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention, and adversely affect our business, results of operations, cash flows and financial condition.

From time to time, we may be subject to claims, lawsuits, government investigations and other proceedings involving product liability, consumer protection, competition and antitrust, intellectual property, privacy, securities, tax, labor and employment, health and safety, our direct distribution model, environmental claims, commercial disputes and other matters that could adversely affect our business, results of operations, cash flows and financial condition. In the ordinary course of business, we have been the subject of complaints or litigation, including claims related to employment matters.

Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Additionally, our litigation costs could be significant, even if we achieve favorable outcomes. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify, make temporarily unavailable or stop manufacturing or selling our vehicles in some or all markets, all of which could negatively affect our sales and revenue growth and adversely affect our business, prospects, results of operations, cash flows and financial condition.

The results of litigation, investigations, claims and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, results of operations, cash flows and financial condition. In addition, the threat or announcement of litigation or investigations by governmental authorities or other parties, irrespective of the merits of the underlying claims, may itself have an adverse impact on the trading price of our common stock.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, results of operations and financial condition. The automotive industry experiences significant product liability claims, and we face inherent risks of exposure to claims in the event our production vehicles do not perform or are claimed not to perform as expected or malfunction, resulting in property damage, personal injury or death. We also expect that, as is true for other automakers, our vehicles will be involved in crashes resulting in death or personal injury, and even if not caused by the failure of our vehicles, we may face product liability claims and adverse publicity in connection with such incidents. In addition, we may face claims arising from or related to failures, claimed failures or misuse of new technologies that we expect to offer. In addition, the battery packs that we produce make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have designed our battery packs to passively contain a single cell’s release of energy without spreading to neighboring modules, there can be no assurance that a field or testing failure of our vehicles or other battery packs that we produce will not occur, in particular due to a high-speed crash. In addition, although we equip our vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient, or any, warning in all circumstances. Any such events or failures of our vehicles, battery packs or warning systems could subject us to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive.

A successful product liability claim against us could require us to pay a substantial monetary award. Our risks in this area are particularly pronounced in light of the limited field experience of our vehicles. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of our future vehicles, which would have material adverse effect on our brand, business, prospects and results of operations. Our insurance coverage might not be sufficient to cover all potential product liability claims, and insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost. Any lawsuit seeking significant monetary damages or other product liability claims may have a material adverse effect on our reputation, business and financial condition.

We may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to establish or operate our manufacturing facilities.

Operation of an automobile manufacturing facility requires land use and environmental permits and other operating permits from federal, state and local government entities. We believe that we will have the permits necessary to carry out and perform our current plans and operations at our future US manufacturing facilities based on our current targeted production capacity. We plan to build our manufacturing facilities and construct additional manufacturing facilities over time to achieve a future target production capacity and will be required to apply for and secure various environmental, wastewater, and land use permits and certificates of occupancy necessary for the commercial operation of such expanded and additional facilities. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate our manufacturing facilities could adversely affect our ability to execute on our business plans and objectives based on our current target production capacity or our future target production capacity.

We are subject to various environmental, health and safety laws and regulations that could impose substantial costs on us and cause delays in building and subsequently expanding our production facilities.

Our operations are subject to federal, state and local environmental laws and regulations and will be subject to international environmental laws, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental, health and safety laws and regulations are complex, and we have limited experience complying with them. Moreover, we may be affected by future amendments to such laws or other new environmental, health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, results of operations and financial condition. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations could result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Contamination at properties we own or operate, properties we formerly owned or operated or properties to which we sent hazardous substances may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or results of operations.

Our operations are also subject to federal, state, and local workplace safety laws and regulations, including, but not limited to, the Occupational Health and Safety Act, which require compliance with various workplace safety requirements, including requirements related to environmental safety. These laws and regulations can give rise to liability for oversight costs, compliance costs, bodily injury (including workers’ compensation), fines, and penalties.

Additionally, non-compliance could result in delay or suspension of production or cessation of operations. The costs required to comply with workplace safety laws can be significant, and non-compliance could adversely affect our production or other operations, including with respect to the production of our first models, the Coupe and the City Car, which could have a material adverse effect on our business, prospects and results of operations.

We are subject to risks associated with autonomous driving and advanced driver assistance system technology, and we cannot guarantee that our vehicles will achieve our targeted assisted or autonomous driving functionality within our projected timeframe, if ever.

Our vehicles are designed with a modularized chassis system. This approach contrasts with the normal industry practice for internal combustion engine manufacturers (“ICE”), where other components, such as the engine, gearbox, and fuel tank, need to be taken into consideration before styling can be completed. The modular chassis allows a much simpler solution for the chassis design, thereby reducing development time and cost with new vehicle development. Additionally, vehicle stiffness/rigidity is enhanced, and weight is reduced in comparison to the weight of other electric vehicles.

Advanced Driver Assistance Systems (“ADAS”) technologies are emerging and becoming increasingly common in electric vehicles. ADAS is subject to known and unknown risks, and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction, and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. In addition, self-driving technologies are the subject of intense public scrutiny and interest, and previous accidents involving autonomous driving features in other vehicles, including alleged failures or misuse of such features, have generated significant negative media attention and government investigations. We and others in our industry are subject to a Standing General Order issued by NHTSA that requires us to report any crashes in which certain ADAS features were active, and these crash reports will become publicly available. To the extent accidents associated with our ADAS technologies occur, we could be subject to significant liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

In addition, we face substantial competition in the development and deployment of ADAS technologies. Many of our competitors, including established automakers and technology companies, have devoted significant time and resources to developing self-driving technologies. If we are unable to develop competitive Level 2 or more advanced ADAS technologies in-house or acquire access to such technologies via partnerships or investments in other companies or assets, we may be unable to equip our vehicles with competitive ADAS features, which could damage our brand, reduce consumer demand for our vehicles or trigger cancellations of reservations and could have a material adverse effect on our business, results of operations, prospects and financial condition.

ADAS technology is also subject to considerable regulatory uncertainty, which exposes us to additional risks.

We face risks associated with international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

We anticipate having operations in the United States, Europe and distributions in the United States, European and Asian markets, each that which may be subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell, service and manufacture our vehicles, and require significant management attention. These risks include:

●	conforming our vehicles to various international regulatory requirements where our vehicles are sold, or homologation;

●	establishing localized supply chains and managing international supply chain and logistics costs;

●	establishing sufficient charging points for our customers in those jurisdictions, via partnerships or, if necessary, via development of our own charging networks;

●	difficulty in staffing and managing foreign operations;

●	difficulties attracting customers in new jurisdictions;

●	difficulties establishing international manufacturing operations, including difficulties establishing relationships with or establishing localized supplier bases and developing cost-effective and reliable supply chains for such manufacturing operations and financing such manufacturing operations;

●	foreign government taxes, regulations and permit requirements;

●	inflation as well as fluctuations in foreign currency exchange rates and interest rates, including risks related to any forward currency contracts, interest rate swaps or other hedging activities we undertake;

●	United States and foreign government trade restrictions, tariffs and price or exchange controls;

●	foreign labor laws, regulations and restrictions;

●	foreign data privacy and security laws, regulations and obligations;

●	changes in diplomatic and trade relationships, including political risk and customer perceptions based on such changes and risks;

●	political instability, natural disasters, pandemics, war or events of terrorism; and

●	the strength of international economies.

If we fail to successfully address these risks, our business, prospects, results of operations and financial condition could be materially harmed.

Increasing scrutiny and changing expectations from global regulations, our investors, customers and personnel with respect to our ESG practices may impose additional costs on us or expose us to new or additional risks.

There is increased focus, including from governmental organizations and investors, customers and personnel, on ESG issues such as environmental stewardship, climate change, diversity and inclusion, racial justice and workplace conduct. There can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. Negative public perception, adverse publicity or negative comments in social media could damage our reputation if we do not, or are not perceived to, adequately address these issues. Any harm to our reputation could impact our personnel’s engagement and retention and the willingness of our customers and partners to do business with us.

It is possible that our stakeholders may not be satisfied with our ESG practices, or the speed of their adoption and our systems may not be adequate to meet increasing global regulations on ESG topics. Actual or perceived shortcomings with respect to our ESG initiatives and reporting could negatively impact our business. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices. In addition, a variety of organizations have developed ratings to measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. Investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Unfavorable ratings of our company or our industries, as well as non-inclusion of our stock on ESG-oriented investment funds, may lead to negative investor sentiment and the diversion of investment to other companies or industries, which could have a negative impact on our stock price.

In addition, due to the impacts of climate change, there are increasing risks to our business, including physical risks such as wildfires, floods, tornadoes or other events, that could cause disruptions to our supply chain, manufacturing, and corporate functions. We may incur additional costs and resources preparing for and addressing such risks.

Various states’ automobile manufacturer and dealer regulations may limit Thunder Power’s ability to implement its business model for the sale of the Coupe and for the servicing of its entire family of EVs in the U.S. EV market.

In the United States, state laws regulate the manufacture, distribution, sale and service of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to residents. Certain states do not permit automobile manufacturers to be licensed as dealers or to act in the capacity of a dealer, or otherwise restrict a manufacturer’s ability to deliver or service vehicles. To sell vehicles to residents of states where Thunder Power is not licensed as a dealer, Thunder Power expects to conduct the transfer of title out of the state. In certain such states, Thunder Power expects to open Studios that serve an educational purpose and where the title transfer may not occur.

Some automobile dealer trade associations may challenge the legality of Thunder Power’s operations and direct selling operations by OEMs in court and may use administrative and legislative processes to attempt to prohibit or limit such original equipment manufacturers’ (“OEMs”) ability to operate existing stores or expand to new locations. Certain dealer associations may also actively lobbied state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to Thunder Power’s planned direct sales and service model. Thunder Power expects dealer trade associations to continue to lobby state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to its business model; however, Thunder Power intends to oppose such efforts to limit its ability to operate and intends to proactively support legislation that enables its business model.

Should Thunder Power not be allowed to develop relationships with the largest multi-brand and high-end brand dealers in the U.S. it would be difficult for it as a newcomer to the U.S. EV market to gain a foothold in the U.S. Thunder Power recognizes that its best strategy for market penetration is to align itself with a U.S. dealership network, especially for sale of the Coupe, and the eventual servicing of its family of EVs.

If Thunder Power is successful in building out its business model without limitations from legislations, trade associations or lobbyist, it may be able to explore having a relationship with one of the large service providers for EVs in the U.S. This potential partner currently maintains 1,000 technicians, 750 mobile service trucks and 24/7 call centers for warranty and service processing. This potential partner is currently servicing reputable BYD commercial vehicles. In addition, a sister company of this potential partner specializes in and is the leading full-service provider of repair/remanufacture, storage, distribution and logistics, first life extension and recycling services on the entire battery life cycle. Together these two companies are subsidiaries of a large $21 billion revenue privately held company in the U.S. and would offer great potential to Thunder Power should the service segment of Thunder Power’s business model materializes. Thunder Power has not entered into any formal discussions or negotiations with this potential partner and there is no guarantee that Thunder Power will ever do so.

ADAS technology is subject to uncertain and evolving regulations.

We expect to introduce certain ADAS technologies into our vehicles over time. ADAS technology is subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which is beyond our control. There is a variety of international, federal and state regulations that may apply to self-driving and driver-assisted vehicles, which include many existing vehicle standards that assume a human driver will be controlling the vehicle at all times. There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, NHTSA has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the United States and foreign countries, which increases the likelihood of a patchwork of complex or conflicting regulations or may delay products or restrict self-driving features and availability, which could adversely affect our business. Our vehicles may not achieve compliance with the regulatory requirements in some countries or jurisdictions for certification and rollout to consumers or satisfy changing regulatory requirements which could require us to redesign, modify or update our ADAS hardware and related software systems. Any such requirements or limitations could impose significant expense or delays and could harm our competitive position, which could adversely affect our business, prospects, results of operations and financial condition.

Our auditor, Assentsure PAC, is headquartered in Singapore, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our business activities in Hong Kong or Taiwan, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and our Common Stock could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the Public Company Accounting Oversight Board (the “PCAOB”) for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in parts of the PRC including: (i) Mainland China, and (ii) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditor, Assentsure PAC, is headquartered in Singapore and is subject to inspection by the PCAOB once every three years or as determined by the PCAOB. Our auditor is not headquartered in the PRC and was not identified in this report as a firm subject to the PCAOB’s determination.

Our independent registered public accounting firm issued an audit opinion on the financial statements included in this report filed with the SEC and will issue audit reports related to us in the future. As auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB but there is a risk that our auditor’s work papers has not been subjected to inspection by the PCAOB or the PCAOB is currently unable to conduct inspections for reasons unknown or beyond our control. Inspections of certain other accounting firms that the PCAOB has conducted have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. We are required by the HFCAA to have an auditor that is subject to the inspection by the PCAOB. While our present auditor is located in the United States and the PCAOB is able to conduct inspections on such auditor, to the extent this status changes in the future and our auditor’s audit documentation related to their audit reports for our company becomes outside of the inspection by the PCAOB or if the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, trading in our Ordinary shares could be prohibited under the HFCAA, and as a result our ordinary shares could be delisted from NASDAQ.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA, which became effective on May 5, 2021. We will be required to comply with these rules if the SEC identifies our auditors as having a “non-inspection” year under a process to be subsequently established by the SEC.

On May 13, 2021, the PCAOB proposed a new rule for implementing the HFCAA. Among other things, the proposed rule provides a framework for the PCAOB to use when determining, under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule would also establish the manner of the PCAOB’s determinations; the factors the PCAOB will evaluate and the documents and information it will consider when assessing whether a determination is warranted; the form, public availability, effective date, and duration of such determinations; and the process by which the board of the PCAOB can modify or vacate its determinations. The proposed rule was adopted by the PCAOB on September 22, 2021 and approved by the SEC on November 5, 2021.

On June 22, 2021, the U.S. Senate passed AHFCAA which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, under this proposal, if the auditor is not subject to PCAOB inspections for two consecutive years, it will trigger the prohibition on trading, thus posing more risks on potential delisting as well as the price of Company’s Ordinary shares especially on foreign companies.

The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to the PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company was not subject to the PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

On December 2, 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021, and established procedures to identify issuers and prohibit the trading of the securities of certain registrants as required by the HFCAA.

While the HFCAA is not currently applicable to us because our current auditors are subject to PCAOB review, if this changes in the future for any reason, we may be subject to the HFCAA. The implications of this regulation as applied to us is uncertain. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on Nasdaq earlier than would be required by the HFCAA. If our Common Stock are unable to be listed on another securities exchange, such a delisting may substantially impair your ability to sell or purchase our Common Stock, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of the Common Stock.

Risks Related to Thunder Power’s Products and Services

We have not yet commenced mass production, and any significant delay in the design, manufacture, launch and financing could make it difficult for us to commence production and harm our business and prospects.

Our plan to commercially manufacture and sell our vehicles is dependent upon the timely availability of funds, upon our finalizing of the related design, engineering, component procurement, testing, build-out and manufacturing plans in a timely manner and also upon our ability to execute these plans within the planned timeline. Automobile manufacturers often experience delays in the design, manufacture and commercial release of new vehicle models, and if we experience significant delays in any of the foregoing processes, it would be difficult for us to commence production, which could harm our business and prospects.

Many of our vehicles are still in the development and/or testing phase, and may occur later or not at all. Additionally, prior to mass production of our electric vehicles, we will also need the vehicles to be fully approved for sale according to differing requirements, including but not limited to regulatory requirements, in the different geographies where we intend to launch our vehicles. Likewise, we may encounter delays with the design, construction, and regulatory or other approvals necessary to bring online our future manufacturing facility in the United States.

Furthermore, we would rely on third party suppliers for the development, manufacture, and/or provision and development of many of the key components and materials used in our vehicles, as well as provisioning and servicing equipment in our manufacturing facilities. We understand that many automobile manufacturers have been affected by ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays, a shortfall of semiconductor supply, and international travel restrictions preventing supply quality engineers from conducting in-person visits and quality engineering for parts production. We expect to face these and similar challenges which may affect our ability, and the ability of our suppliers, to obtain parts, components and manufacturing equipment on a timely basis, and in some instances have resulted in increased costs. We expect that these industry-wide trends will continue for the foreseeable future. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines.

Any significant delay or other complication in the development, manufacture, launch and production ramp of our future products, features and services, including complications associated with completing and subsequently expanding our production capacity and supply chain or obtaining or maintaining related regulatory approvals, or inability to manage such ramps cost-effectively, could materially damage our brand, business, prospects, financial condition and results of operations.

The continued development of and the ability to manufacture our vehicles, are and will be subject to risks, including with respect to:

●	our ability to ensure readiness of firmware features and functions to be integrated into the unified hardware network and cloud as planned and on the desired timeline;

●	any delays by us in delivering final component designs to our suppliers;

●	our or our suppliers’ ability to successfully tool their manufacturing facilities as planned and on the desired timeline;

●	our ability to ensure a working supply chain and desired supplier part quality and quantity as planned and on the desired timeline;

●	our ability to accurately manufacture vehicles within specified design tolerances;

●	our ability to establish, refine and scale, as well as make significant investments in manufacturing, supply chain management and logistics functions, including the related information technology systems and software applications;

●	our ability to adequately reduce and control the costs of key parts and materials;

●	our ability to manage any transitions or changes in our production process, planned or unplanned;

●	the occurrence of product defects that cannot be remedied without adversely affecting the production;

●	our ability to secure necessary funding;

●	our ability to negotiate and execute definitive agreements with various suppliers for hardware, software, or services necessary to engineer or manufacture our vehicles;

●	our ability to obtain required regulatory approvals and certifications;

●	our ability to comply with environmental, safety, and similar regulations and in a timely manner;

●	our ability to secure necessary components, services, or licenses on acceptable terms and in a timely manner;

●	our ability to attract, recruit, hire, retain and train skilled personnel including supply chain management, supplier quality, manufacturing and logistics personnel;

●	our ability to implement effective and efficient quality controls;

●	delays or disruptions in our supply chain including raw material supplies;

●	our ability to maintain arrangements on commercially reasonable terms with our suppliers, delivery and other partners, after sales service providers, and other operationally significant third parties;

●	other delays, backlog in manufacturing and research and development of new models, and cost overruns; and

●	any other risks identified herein.

We expect that we will require additional financing to fund our planned operations and expansion plans. If we are unable to arrange for required funds under the terms and on the timeline that we anticipate, our plans for tooling and building out our manufacturing facilities and for commercial production of our electric vehicles could be significantly delayed, which would materially adversely affect our business, prospects, financial condition and results of operations.

Our prospect for future growth depends upon our ability to establish and maintain relationships with our potential suppliers and source suppliers for our critical components, and to completely build out our supply chain, while effectively managing the risks due to such relationships.

Our success will depend on our ability to enter into supplier agreements and establish and maintain our relationships with hundreds of suppliers that are critical to the output and production of our vehicles. We currently have no supply or supplier agreements and the supplier agreements we have been in discussions regarding, or may enter into with potential key suppliers in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. To the extent that we do not have long-term supply agreements with guaranteed pricing for our parts or components, we will be exposed to fluctuations in prices of components, materials and equipment. In addition, our agreements for the purchase of other components may contain pricing provisions that are subject to adjustment based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment, whether due to supply chain or logistics issues or due to inflation, would increase our operating costs and could reduce our margins if we cannot recoup the increased costs. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our potential customers and could adversely affect our business, prospects, financial condition or results of operations.

We currently have no supply or supplier agreements and may be at a disadvantage in negotiating supply or supplier agreements for the production of our vehicles as we have not commenced the mass production of our vehicles. In addition, given that in many cases we are an aggregator of automotive parts produced by third party manufacturers, there is the possibility that supply or supplier agreements for the parts and components for our vehicles could be at costs that make it difficult for us to operate profitably.

The automotive market is highly competitive, and we may not be successful in competing in this industry.

The global automotive market, particularly for electric and alternative fuel vehicles, is highly competitive, and we expect it will become even more so in the future. In recent years, the electric vehicle industry has grown, with several companies that focus completely or partially on the electric vehicle market. We expect additional companies to enter this market within the next several years. Electric vehicle manufacturers with which we compete include Tesla, BYD, NIO as well as an increasing number of U.S.-based and international entrants, many of which have announced plans to begin selling their own electric vehicles in the near-term. We also compete with established automobile manufacturers in the luxury vehicle segment, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market with either fully electric or plug-in hybrid versions of their vehicles. We compete for sales with luxury vehicles with internal combustion engines from established manufacturers. Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, servicing, and support of their products. In addition, many of these companies have longer operating histories, greater name recognition, larger and more established sales forces, broader customer and industry relationships and other resources than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively than we do. We expect competition in our industry to significantly intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization, favorable governmental policies, and consolidation in the worldwide automotive industry. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets. There can be no assurance that we will be able to compete successfully in our markets.

Our ability to generate meaningful product revenue will depend on consumer adoption of electric vehicles.

We are developing and producing only electric vehicles and, accordingly, our ability to generate meaningful product revenue will highly depend on sustained consumer demand for alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, or if there is a decrease in consumer demand for electric vehicles, our business, prospects, financial condition and results of operations will be harmed. The market for electric and other alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation (including government incentives and subsidies) and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Any number of changes in the industry could negatively affect consumer demand for electric vehicles in general and our electric vehicles in particular.

In addition, demand for electric vehicles may be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles such as sales and financing incentives such as tax credits, prices of raw materials and parts and components, cost of fuel, availability of consumer credit, and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect our business, prospects, financial condition and results of operations. Further, sales of vehicles in the automotive industry tend to be cyclical in many markets, which may expose us to increased volatility, especially as we expand and adjust our operations and retail strategies. Specifically, it is uncertain how such macroeconomic factors will impact us as a new entrant in an industry that has globally been experiencing a recent decline in sales.

Other factors that may influence the adoption of electric vehicles include:

●	perceptions about electric vehicle quality, safety, design, performance and cost;

●	perceptions about the limited range over which electric vehicles may be driven on a single battery charge;

●	perceptions about the total cost of ownership of electric vehicles, including the initial purchase price and operating and maintenance costs, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

●	concerns about electric grid capacity and reliability;

●	perceptions about the sustainability and environmental impact of electric vehicles, including with respect to both the sourcing and disposal of materials for electric vehicle batteries and the generation of electricity provided in the electric grid;

●	the availability of other alternative fuel vehicles, including plug-in hybrid electric vehicles;

●	improvements in the fuel economy of the internal combustion engine;

●	the quality and availability of service for electric vehicles, especially in international markets;

●	volatility in the cost of oil and gasoline;

●	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

●	access to charging stations and cost to charge an electric vehicle, especially in international markets, and related infrastructure costs and standardization;

●	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

●	macroeconomic factors.

The influence of any of the factors described above or any other factors may cause a general reduction in consumer demand for electric vehicles or our electric vehicles in particular, either of which would materially and adversely affect our business, results of operations, financial condition and prospects.

Until the foreseeable future our revenue will be significantly dependent on a limited number of models of electric vehicles.

The Company currently has four models of electric vehicles featured in its phased development strategy and our revenue in the foreseeable future will be significantly dependent on a limited number of models. Although we have other vehicle models on our product roadmap, we currently do not expect to introduce another vehicle model for sale to these four models until at least 2030. We expect to rely on sales from the Limited Edition Coupe (the “Coupe” or “488”), Long-range Sedan (the “Sedan”), Compact City Car (the “City Car” or “Chloe”) and the Long-range SUV (the “SUV”, the Coupe, Sedan, City Car and SUV collectively referred to as the “Models”), among other sources of financing, for the capital that will be required to develop and commercialize those subsequent models. To the extent that production of the models is delayed, reduced, or is not well-received by the market for any reason, our revenue and cash flow would be adversely affected, we may need to seek additional financing earlier than we expect, and such financing may not be available to us on commercially reasonable terms, or at all.

Developments in electric vehicle or alternative fuel technology or improvements in the internal combustion engine may adversely affect the demand for our vehicles.

We may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Significant developments in alternative technologies, such as alternative battery cell technologies, hydrogen fuel cell technology, advanced gasoline, ethanol or natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to the technologies in our electric vehicles. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors. In addition, we expect to compete in part on the basis of our vehicles’ range, efficiency, charging speeds and performance, and improvements in the technology offered by competitors could reduce demand for our models or other future vehicles. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models that reflect such technological developments, but our vehicles may become obsolete, and our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. Additionally, as new companies and larger, existing vehicle manufacturers continue to enter the electric vehicle space, we may lose any technological advantage we may have and suffer a decline in our competitive position. Any failure by us to successfully react to changes in existing technologies or the development of new technologies could materially harm our competitive position and growth prospects.

We will be dependent on our suppliers and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components or to implement or maintain effective inventory management and other systems, processes and personnel to support ongoing and increased production, could have a material adverse effect on our results of operations and financial condition.

We will rely on third-party suppliers for the provision and development of many of the key components and materials used in our vehicles. While we plan to obtain components from multiple sources whenever possible, many of the components used in our vehicles will be purchased by us from a single, yet unknown, source. Our limited, and in many cases single-source, supply chain approach exposes us to multiple potential sources of delivery failure or component shortages for our production. Our potential third-party suppliers may not be able to meet our required product specifications and performance characteristics, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our potential third-party suppliers may be unable to obtain required certifications or provide necessary warranties for their products that are necessary for use in our vehicles.

We may be affected by ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays a shortfall of semiconductor supply, and international travel restrictions preventing supply quality engineers from conducting in-person visits and quality engineering for parts production. We expect that these industry-wide trends will continue to affect the ability of us and our suppliers to obtain parts, components and manufacturing equipment on a timely basis for the foreseeable future, and may result in increased costs. We may also be impacted by changes in our future supply chain or production needs, including cost increases from our suppliers, in order to meet our quality targets and development timelines as well as due to design changes. Likewise, any significant increases in our production may in the future require us to procure additional components in a short amount of time. Our suppliers may not ultimately be able to sustainably and timely meet our cost, quality and volume needs, requiring us to replace them with other sources. In many cases, our suppliers will be providing us with custom-designed parts that would require significant lead time to obtain from alternative suppliers, or may not be available from alternative suppliers at all. If we are unable to obtain suitable components and materials used in our vehicles from our suppliers or if our suppliers decide to create or supply a competing product, our business could be adversely affected. Further, if we are unsuccessful in our efforts to control and reduce supplier costs, our results of operations will suffer.

We have not experienced, but may in the future experience, delays if our suppliers do not meet agreed upon timelines, experience capacity constraints, or deliver components that do not meet our quality standards. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of our vehicles until an alternative supplier is able to supply the required material. Any such delay, even if caused by a delay or shortage in only one part, could significantly affect our ability to meet our planned vehicle production targets. Even in cases where we may be able to establish alternate supply relationships and obtain or engineer replacement components for our single source components, we may be unable to do so quickly, or at all, at prices or quality levels that are acceptable to us. This risk is heightened by the fact that we have less negotiating leverage with suppliers than larger and more established automobile manufacturers, which could adversely affect our ability to obtain necessary components and materials on a timely basis, on favorable pricing and other terms, or at all. The industry in which we operate has recently experienced severe supply chain disruptions, and we expect these conditions to continue for the foreseeable future. Any such supply disruption could materially and adversely affect our results of operations, financial condition and prospects.

Furthermore, as the scale of our vehicle production increases in the future, we will need to accurately forecast, purchase, warehouse and transport components to our manufacturing facilities and servicing locations internationally and at much higher volumes. We have not yet scaled production in our manufacturing facilities to significant volumes or begun servicing vehicles at significant volumes. Accordingly, our ability to scale production and vehicle servicing and mitigate risks associated with these activities has not been thoroughly tested. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, successfully recruit and retain personnel with relevant experience, or successfully implement automation, inventory management and other systems or processes to accommodate the increased complexity in our supply chain and manufacturing operations, we may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on our results of operations and financial condition.

Furthermore, unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, tariffs, natural disasters, health epidemics, and other factors beyond our and our suppliers’ control could also affect these suppliers’ ability to deliver components to us on a timely basis. We have also identified certain of our suppliers, including certain suppliers we deem critical, as having poor financial health or being at risk of bankruptcy. Although we routinely review our suppliers’ financial health and attempt to identify alternate suppliers where possible, the loss of any supplier, particularly a single- or limited-source supplier, or the disruption in the supply of components from our suppliers, could lead to vehicle design changes, production delays, idle manufacturing facilities and potential loss of access to important technology and parts for producing, servicing and supporting our vehicles, any of which could result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, results of operations and financial condition. In addition, if our suppliers experience substantial financial difficulties, cease operations or otherwise face business disruptions, we may be required to provide substantial financial support to ensure supply continuity, which could have an additional adverse effect on our liquidity and financial condition.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm our business.

As we scale commercial production of our vehicles or any future energy storage systems, we have experienced and may continue to experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and adversely impact our business, results of operations, prospects and financial condition. In addition, we use various materials in our business, including aluminum, steel, lithium, nickel, copper, cobalt, neodymium, terbium, praseodymium and manganese, as well as lithium-ion cells and semiconductors from suppliers. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions, inflationary pressure and global demand for these materials, including as a result of increased production of electric vehicles, energy storage products by our competitors and the global supply chain crisis, and could adversely affect our business and results of operations. For instance, we are exposed to multiple risks relating to lithium-ion cells. These risks include:

●	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;

●	an increase in the cost, or decrease in the available supply, of materials, such as cobalt, used in lithium-ion cells;

●	disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

●	fluctuations in the value of any foreign currencies, in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.

Our ability to manufacture our vehicles or any future energy storage systems will depend on the continued supply of battery cells for the battery packs used in our products. We have limited flexibility in changing battery cell suppliers, and any disruption in the supply of battery cells from such suppliers could disrupt production of our vehicles until a different supplier is fully qualified. Furthermore, our ability to manufacture our vehicles depends on continuing access to semiconductors and components that incorporate semiconductors. A global semiconductor supply shortage is having wide-ranging effects across multiple industries and the automotive industry in particular, and it has impacted many automotive suppliers and manufacturers, including us, that incorporate semiconductors into the parts they supply or manufacture. We have experienced and may continue to experience an impact on our operations as a result of the semiconductor supply shortage, and such shortage could in the future have a material impact on us or our suppliers, which could delay or reduce planned production levels of the Models or planned future vehicles, impair our ability to continue production once started or force us or our suppliers to pay exorbitant rates for continued access to semiconductors, and of which could have a material adverse effect on our business, prospects and results of operations. In addition, prices and transportation expenses for these materials fluctuate depending on many factors beyond our control, including fluctuations in supply and demand, currency fluctuations, tariffs and taxes, fluctuations and shortages in petroleum supply, freight charges and other economic and political factors. These risks could be further magnified by geographical developments such as the conflict between Ukraine and Russia. Substantial increases in the prices for our materials or prices charged to us, such as those charged by battery cell or semiconductor suppliers, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and reservations and materially and adversely affect our brand, image, business, results of operations, prospects and financial condition.

Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions have and may continue to result in significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials or components would increase our operating costs and could reduce our margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us, and would impact our expected manufacturing and delivery timelines, and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We must develop complex software and technology systems, including in coordination with vendors and suppliers, in order to produce our electric vehicles, and there can be no assurance such systems will be successfully developed.

Our vehicles, use a substantial amount of third-party and proprietary software and complex technological hardware to operate, some of which is still subject to further development and testing. The development and implementation of such advanced technologies is inherently complex, and requires coordination with our vendors and suppliers in order to integrate such technology into our electric vehicles and ensure it interoperates with other complex technology as designed and as expected.

We may fail to detect defects and errors that are subsequently revealed, and our control over the performance of third-party services and systems may be limited. Any defects or errors in, or which are attributed to, our technology, could result in, among other things:

●	delayed production and delivery of our vehicles;

●	delayed market acceptance of our vehicles;

●	loss of customers or inability to attract new customers;

●	diversion of engineering or other resources for remedying the defect or error;

●	damage to our brand or reputation;

●	increased service and warranty costs;

●	legal action by customers or third parties, including product liability claims; and

●	penalties imposed by regulatory authorities.

In addition, if we are unable to develop the software and technology systems necessary to operate our vehicles, our competitive position will be harmed. We rely on third-party suppliers to develop a number of technologies for use in our products. There can be no assurances that our suppliers will be able to meet the technological requirements, production timing and volume requirements to support our business plan. In addition, such technology may not satisfy the cost, performance useful life and warranty characteristics we anticipate in our business plan, which could materially adversely affect our business, prospects and results of operations.

If our manufacturing facilities become inoperable, we will be unable to produce our vehicles and our business will be harmed.

Any failure to continue commercial production on schedule, such as a breakdown or interruption of our supply chain, would lead to additional costs and would delay our ability to generate meaningful revenues. In addition, it could prevent us from gaining the confidence of potential customers, spur cancellations of reservations for the Models and open the door to increased competition. All of the foregoing could hinder our ability to successfully launch and grow our business and achieve a competitive position in the market.

We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security and costs.

We expect to utilize a number of new manufacturing technologies, techniques and processes for our vehicles, such as motor winding equipment, and we may utilize additional new technologies, techniques and processes in the future. Certain design features in our vehicles present additional manufacturing challenges, such the Battery Management System and Thermal Management System. There is no guarantee that we will be able to successfully and timely introduce and scale any such new processes or features.

We also rely heavily on complex machinery for our operations, and our production involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing plant employs large-scale, complex machinery combining many components, which may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts that may not be available when needed.

Unexpected malfunctions of the manufacturing plant components may significantly decrease our operational efficiency, including by forcing manufacturing shutdowns in order to conduct repairs or troubleshoot manufacturing problems. Our facilities may also be harmed or rendered inoperable by natural or man-made disasters, including but not limited to earthquakes, tornadoes, flooding, fire, power outages, environmental hazards and remediation, costs associated with decommissioning of equipment, labor disputes and strikes, difficulty or delays in obtaining governmental permits and licenses, damages or defects in electronic systems, industrial accidents or health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our vehicles for some period of time. The inability to produce our vehicles or the backlog that could develop if our manufacturing plant is inoperable for even a short period of time may result in the loss of customers or harm our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all. Should operational risks materialize, they may result in the personal injury to or death of our workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

If we update or discontinue the use of our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.

We have invested and expect to continue to invest significantly in what we believe is state of the art tooling, machinery and other manufacturing equipment, and we depreciate the cost of such equipment over their expected useful lives. However, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing processes more quickly than expected. Moreover, as we ramp the commercial production of our vehicles, our experience may cause us to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and our results of operations could be negatively impacted.

We have no experience to date in mass manufacturing of our electric vehicles.

We cannot provide any assurance as to whether we will be able to develop efficient, automated, low-cost logistics and production capabilities and processes and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our vehicles. Even if we are successful in developing our high volume production capability and processes and reliably source our component supply, no assurance can be given as to whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or force majeure events, or in time to meet our commercialization schedules, or to store and deliver parts in sufficient quantities to the manufacturing lines in a manner that enables us to maintain our production ramp curve and rates, or to satisfy the requirements of customers and potential customers. Any failure to develop such logistics and production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, results of operations, prospects and financial condition. Bottlenecks and other unexpected challenges have and may continue to arise as we ramp production of the models, and it will be important that we address them promptly while continuing to control our logistics and manufacturing costs. If we are not successful in doing so, or if we experience issues with our logistics and manufacturing process improvements, we could face further delays in establishing and/or sustaining our production ramps or be unable to meet our related cost and profitability targets.

If our vehicles fail to perform as expected, our ability to develop, market and sell or lease our products could be harmed.

Our vehicles or the components installed therein have in the past and may in the future contain defects in design and manufacture that may cause them not to perform as expected or that may require repairs, recalls, and design changes, any of which would require significant financial and other resources to successfully navigate and resolve. Although we will attempt to remedy any issues we observe in our products as effectively and rapidly as possible, such efforts could significantly distract management’s attention from other important business objectives, may not be timely, may hamper production or may not be to the satisfaction of our customers. Further, our limited operating history and limited field data reduce our ability to evaluate and predict the long-term quality, reliability, durability and performance characteristics of our battery packs, powertrains and vehicles. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale or lease to customers.

Any defects, delays or legal restrictions on vehicle features, or other failure of our vehicles to perform as expected, could harm our reputation and result in delivery delays, product recalls, product liability claims, breach of warranty claims and significant warranty and other expenses, and could have a material adverse impact on our business, results of operations, prospects and financial condition. Any such defects or noncompliance with legal requirements could also result in safety recalls. See “— Risks Related to Regulation and Litigation.” As a new entrant to the industry attempting to build customer relationships and earn trust, these effects could be significantly detrimental to us. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for our vehicles.

In addition, even if our vehicles function as designed, we expect that the battery efficiency, and hence the range, of our electric vehicles, like other electric vehicles that use current battery technology, will decline over time. Other factors, such as usage, time and stress patterns, may also impact the battery’s ability to hold a charge, or could require us to limit vehicles’ battery charging capacity, including via over-the-air or other software updates, for safety reasons or to protect battery capacity, which could further decrease our vehicles’ range between charges. Such decreases in or limitations of battery capacity and therefore range, whether imposed by deterioration, software limitations or otherwise, could also lead to consumer complaints or warranty claims, including claims that prior knowledge of such decreases or limitations would have affected consumers’ purchasing decisions. Further, there can be no assurance that we will be able to improve the performance of our battery packs, or increase our vehicles’ range, in the future. Any such battery deterioration or capacity limitations and related decreases in range may negatively influence potential customers’ willingness to purchase our vehicles and negatively impact our brand and reputation, which could adversely affect our business, prospects, results of operations and financial condition.

We face challenges providing charging solutions for our vehicles.

Demand for our vehicles will depend in part on the availability of charging infrastructure both domestically and internationally. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. Globally there are supportive regulations and funding to build and implement more charging stations. In the U.S., there is a movement toward having a uniform charging adaptor whereby customers of different brands of electric vehicles may use any charging station. However, there is no assurance that more changing stations will be built and implemented in the future, or that a uniform charging adaptor will be available in the future.

Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect our business, prospects, financial condition and results of operations.

We provide a new vehicle limited warranty on all vehicles, components and systems. Warranty reserves will include our management team’s best estimate of the projected costs to repair or to replace items under warranty. Such estimates are inherently uncertain, particularly in light of our limited operating history and the limited field data available to us, and changes to such estimates based on real-world observations may cause material changes to our warranty reserves in the future. If our reserves are inadequate to cover future maintenance requirements on our vehicles, our business, prospects, financial condition and results of operations could be materially and adversely affected. We may become subject to significant and unexpected expenses as well as claims from our customers, including loss of revenue or damages. There can be no assurances that then-existing reserves will be sufficient to cover all claims. In addition, if future laws or regulations impose additional warranty obligations on us that go beyond our manufacturer’s warranty, we may be exposed to materially higher warranty, parts replacement and repair expenses than we expect, and our reserves may be insufficient to cover such expenses.

We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. We will be required to provide forecasts of our demand to our suppliers several months prior to the scheduled delivery of vehicles to our prospective customers. Currently, there is no historical basis for making judgments about the demand for our vehicles or our ability to develop, manufacture, and deliver vehicles, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of vehicles to our customers could be delayed, which would harm our business, financial condition and results of operations.

Our vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs within our vehicles make use of, and any future energy storage systems will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have designed our battery packs to passively contain a single cell’s release of energy without spreading to neighboring cells, a field or testing failure of our vehicles or other battery packs that we produce could occur. In addition, although we equip our vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient, or any, warning in all crashes. Any such events or failures of our vehicles, battery packs or warning systems could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our vehicles, could seriously harm our business and reputation.

Risks Related to Cybersecurity and Data Privacy

Any unauthorized control, manipulation, interruption or compromise of or access to our products or information technology systems could result in loss of confidence in us and our products, harm our business and materially adversely affect our financial performance, results of operations or prospects.

Our products may contain complex information technology systems. For example, our vehicles are designed with built-in data connectivity to accept and install periodic remote updates to improve their functionality.

In addition, we expect to collect, store, transmit and otherwise process data from vehicles, customers, personnel and other third parties as part of our business operations, which may include personal data or confidential or proprietary information. We also work with third-party service providers and vendors that collect, store and process such data on our behalf. We have taken certain measures to prevent unauthorized access and plan to continue to deploy additional measures as we grow. Our third-party service providers and vendors also take steps to protect the security and integrity of our and their information technology systems and our and their customers’ information. However, there can be no assurance that such systems and measures will not be compromised as a result of intentional misconduct, including by personnel, contractors, or vendors, as well as by software bugs, human error, or technical malfunctions.

Furthermore, cyber threat actors may in the future attempt to gain unauthorized access to, modify, alter and use our vehicles, products and systems to (i) gain control of, (ii) change the functionality, user interface and performance characteristics of and/or (iii) gain access to data stored in or generated by, our vehicles, products and systems. Advances in technology, new vulnerability discoveries, an increased level of sophistication and diversity of our products and services, an increased level of expertise of cyber threat actors and new discoveries in the field of cryptography could lead to a compromise or breach of the measures that we or our third-party service providers use. Some of our products and information technology systems contain or use open source software, which can create additional risks, including potential security vulnerabilities. We and our third-party service providers’ may in the future be affected by security incidents. Our systems are also vulnerable to damage or interruption from, among other things, computer viruses, malware, ransomware, killware, wiperware, computer denial or degradation of service attacks, telecommunications failures, social engineering schemes (such as vishing, phishing or smishing), domain name spoofing, insider theft, physical theft, fire, terrorist attacks, natural disasters, power loss, war, or misuse, mistake or other attempts to harm our products and systems. Our data center and our third-party service providers’ or vendors’ data centers could be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our or our third-party service providers’ or vendors’ data centers and/or cloud infrastructure could result in lengthy interruptions in our service and our business operations. There can be no assurance that any security or other operational measures that we or our third-party service providers or vendors have implemented will be effective against any of the foregoing threats or issues.

These risks have been heightened in connection with the ongoing conflict between Russia and Ukraine and we cannot be certain how this new risk landscape will impact our operations. When geopolitical conflicts develop, government systems as well as critical infrastructures such as financial services and utilities may be targeted by state-sponsored cyberattacks even if they are not directly involved in the conflict. There can be no assurance that our business will not become a potential target as adversaries may attack networks and systems indiscriminately. Such cyberattacks may potentially cause unauthorized access to our sensitive data (including our proprietary software codes), products, and systems, causing data breach, or disruption, modification, destruction to our systems and applications. As a result, we may suffer monetary losses, business interruption, and long-lasting operational issues, damage to our reputation and brand, loss of our intellectual property or trade secrets.

If we are unable to protect our products and systems (and the information stored in our systems) from unauthorized access, use, disclosure, disruption, modification, destruction or other breach, such problems or security breaches could have negative consequences for our business and future prospects, including compromise of vehicle integrity and physical safety, causing monetary losses, giving rise to liabilities under our contracts or to the owners of the applicable information, subjecting us to substantial fines, penalties, damages and other liabilities under applicable laws and regulations, incurring substantial costs to respond to, investigate and remedy such incidents, reducing customer demand for our products, harming our reputation and brand and compromising or leading to a loss of protection of our intellectual property or trade secrets. In addition, regardless of their veracity, reports of unauthorized access to our vehicles, systems or data, as well as other factors that may result in the perception that our vehicles, systems or data are vulnerable to being “hacked,” could negatively affect our brand. In addition, some members of the U.S. federal government, including certain members of Congress and the National Highway Traffic Safety Administration (“NHTSA”), have recently focused attention on automotive cybersecurity issues and may in the future propose or implement regulations specific to automotive cybersecurity. In addition, the United Nations Economic Commission for Europe has introduced new regulations governing connected vehicle cybersecurity, which became effective in January 2021 and are expected to apply in the European Union to all new vehicle types beginning in July 2022 and to all existing architectures/new vehicles from July 2024. Such regulations are also in effect, or expected to come into effect, in certain other international jurisdictions. These and other regulations could adversely affect the timing of our entry into various markets, and if such regulations or other future regulations are inconsistent with our approach to automotive cybersecurity, we would be required to modify our systems to comply with such regulations, which would impose additional costs and delays and could expose us to potential liability to the extent our automotive cybersecurity systems and practices are inconsistent with such regulation.

We may not have adequate insurance coverage to cover losses associated with any of the foregoing, if any. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

Furthermore, we are continuously expanding and improving our information technology systems. In particular, our planned future vehicles will necessitate continued development, maintenance and improvement of our information technology and communication systems in the United States and abroad, such as systems for product data management, vehicle management tools, vehicle security systems, vehicle security management processes, procurement of bill of material items, supply chain management, inventory management, production planning and execution, lean manufacturing, sales, service and logistics, dealer management, financial, tax and regulatory compliance systems. Our ability to operate our business will depend on the availability and effectiveness of these systems. The implementation, maintenance, segregation and improvement of these systems require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving and expanding our core systems as well as implementing new systems, including the disruption of our data management, procurement, manufacturing execution, finance, supply chain, inventory management, and sales and service processes. We cannot be certain that these systems or their required functionality will be effectively and timely developed, implemented, maintained or expanded as planned. If we are unsuccessful in any of the foregoing, our operations may be disrupted, our ability to accurately or timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. If these systems or their functionality do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

In addition, our vehicles depend on the ability of software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware, including any over-the-air or other updates, may contain, errors, bugs, design defects or vulnerabilities, and our systems may be subject to technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities may reside in third-party intellectual property or open source software and/or be inherently difficult to detect and may only be discovered after code has been released for external or internal use. Although we will attempt to remedy any issues we observe in our vehicles as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. Additionally, if we are able to deploy updates to the software addressing any issues but our over-the-air update procedures fail to properly update the software, our customers will then be responsible for working with our service personnel to install such updates to the software, and their vehicle will be subject to these vulnerabilities until they do so. Any compromise of our intellectual property, proprietary information, systems or vehicles or inability prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware may cause us to suffer lengthy interruptions to our ability to operate our business and our customers’ ability to operate their vehicles, compromise of vehicle integrity and physical safety, damage to our reputation, loss of customers, loss of revenue, governmental fines, investigations or litigation or liability for damages, any of which could materially adversely affect our business, results of operations, prospects and financial condition.

We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.

In the course of our operations, we may collect, use, store, disclose, transfer and otherwise process personal information from our customers, personnel and third parties with whom we conduct business, including names, accounts, driver license information, user IDs and passwords, and payment or transaction related information. Additionally, we will use our vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, geolocation, mileage and driving behavior, in order to aid it in vehicle diagnostics, repair and maintenance, as well as to help us customize and improve the driving and riding experience.

Accordingly, we may be subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern our collection, storage, retention, protection, use, transmission, sharing, disclosure and other processing of personal information including that of our personnel, customers and other third parties with whom we conduct business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on our business, financial condition and results of operations.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which became effective in May 2018, California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020, Canada adopted the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and continues to amend the statute, the United Arab Emirates adopted the Data Protection Law (“DPL”), which became effective in January 2022, and the Kingdom of Saudi Arabia enacted the Personal Data Protection Law (“PDPL”) which will take effect in March 2023. Each of the GDPR, the CCPA, the PIPEDA, the DPL and the PDPL impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is collected. Compliance with existing, proposed and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the GDPR, CCPA, PIPEDA, DPL and PDPL) can be costly, and any failure to comply with these regulatory standards could subject us to legal and reputational risks.

Specifically, failure to comply with the GDPR can result in significant fines and other liability, including, under the GDPR, fines of up to EUR 20 million or four percent (4%) of global revenue, whichever is greater. The cost of compliance, and the potential for fines and penalties for non-compliance, with GDPR may have a significant adverse effect on our business and operations. Recent legal developments in the European Economic Area (“EEA”), including recent rulings from the Court of Justice of the European Union and from various EU member state data protection authorities, have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States and other so-called third countries outside the EEA. Similar complexities and uncertainties also apply to transfers from the United Kingdom to third countries. While we have taken steps to mitigate the impact on us, the efficacy and longevity of these mechanisms remains uncertain.

At the state level, we may be subject to law and regulations such as the CCPA. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages for violations and a private right of action for certain data breaches. The CCPA requires covered businesses to provide California residents with new privacy-related disclosures and new ways to opt-out of certain uses and disclosures of personal information. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Additionally, effective in most material respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”), will significantly modify the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with the authority to implement and enforce the CCPA and the CPRA.

Other states, including Virginia and Colorado, have enacted or are in the process of enacting, or considering similar laws. Compliance with these state statutes, other similar state or federal laws that may be enacted in the future, and other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against us, which could result in substantial fines, damages and other liability as well as damage to our reputation and credibility, which could have a negative impact on revenues and profits.

We will be required to post public privacy policies and other documentation regarding our collection, use, disclosure and other processing of personal information. Although we will endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our personnel, contractors, service providers, vendors or other third parties fail to comply with our published policies and documentation. Such failures could carry similar consequences or subject us to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if we are not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. For example, laws in all 50 U.S. states generally require business to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a breach. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and our customers losing confidence in the effectiveness of our security measures and could require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

Risks Related to Ownership of Thunder Power’s Securities

Risks Related to Ownership of Thunder Power’s Common Stock

The price of our Common Stock may be volatile.

The stock price of our Common Stock may be volatile. The market price for our Common Stock may be influenced by many factors, including the other risks described in this section and the following:

●	actual or anticipated variations in our financial results or those of companies that are perceived to be similar to us;

●	market conditions in the EV sectors;

●	market conditions and sentiment involving companies that have recently completed a business combination with a special purpose acquisition company (“SPAC”);

●	announcements by us or our competitors of significant acquisitions, strategic alliances, joint ventures or capital commitments;

●	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for its products;

●	our ability or inability to raise additional capital and the terms on which it is raised;

●	the recruitment or departure of key personnel;

●	actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or the industry generally;

●	our failure or the failure of our competitors to meet analysts’ projections or guidance;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	announcement and expectation of additional financing efforts;

●	speculation in the press or investment community;

●	trading volume of our Common Stock;

●	sales of our Common Stock by us or Selling Stockholders;

●	the concentrated ownership of our Common Stock;

●	changes in accounting principles;

●	terrorist acts, acts of war or periods of widespread civil unrest;

●	natural disasters, public health crises and other calamities; and

●	general economic, industry and market conditions.

In addition, the stock markets in general, and the markets for SPAC post-business combination businesses, EV stocks in particular, have experienced extreme volatility during 2024. This volatility can often be unrelated to the operating performance of the underlying business. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance.

We may incur significant costs from class action litigation due to stock volatility.

Our stock price may fluctuate for many reasons, including as a result of public announcements regarding the progress of development efforts for our EVs, the development efforts of future collaborators or competitors, the addition or departure of key personnel, variations in quarterly operating results and changes in market valuations of EV companies. This risk is especially relevant to us because EV companies have experienced significant stock price volatility in recent years, including since the public announcement of our Business Combination in October 2023. In addition, recently there has been significant stock price volatility involving the shares of companies that have recently completed business combinations with SPACs. When the market price of a stock has been volatile, as our stock price may be, holders of that stock have occasionally brought securities class action litigation against the company that issued the stock. Additionally, there has recently been a general increase in litigation against companies that have recently completed business combinations with SPACs alleging fraud and other claims based on inaccurate or misleading disclosures. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of management.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock less attractive to investors and may make it more difficult to compare our financial performance with other public companies.

We are an emerging growth company, as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. An emerging growth company may elect to delay the adoption of new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with the effective dates of revised accounting standards. Investors may find our Common Stock less attractive because of our reliance on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.

Future sales and issuances of Common Stock or rights to purchase Common Stock could result in additional dilution to our stockholders and could cause the price of our Common Stock to decline.

Significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell shares of Common Stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner as determined from time to time. If we sell Common Stock, convertible securities, or other equity securities, current stockholders may be materially diluted by such sales. New investors could gain rights, preferences, and privileges senior to the current holders of our Common Stock.

Pursuant to the 2024 Plan, the Board or a committee appointed by the Board to administer the 2024 Omnibus Equity Incentive Plan (the “Administrator”), is authorized to grant stock options to our employees, non-employee directors, and consultants. Initially, the maximum aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2024 Omnibus Equity Incentive Plan is approximately 4,588,005 shares of Common Stock. Annually, on the first trading day of the calendar year, beginning with calendar year 2025, such share reserve will automatically increase by 5% of the total number of shares of Common Stock outstanding as of the last day of the immediately preceding calendar year, unless the Administrator acts prior to January 1 of such year to provide that there will be no increase or a lesser increase in the share reserve for that year.

The issuance of additional shares of Common Stock or other equity securities of equal or senior rank may have some or all of the following effects:

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding share of common stock may be diminished; and

●	the market price of our Common Stock may decline.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Common Stock.

Securities research analysts may publish their own periodic financial projections for our business. These projections may vary widely and may not accurately predict the results that we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage or fails to publish reports on us regularly, our stock price or trading volume could decline. If no analysts cover us, the trading price and volume for our Common Stock could be adversely affected.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Common Stock.

The Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”), the Company’s bylaws (the “Bylaws”) and Delaware law contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board. Among other things, the Charter and/or the Company’s Bylaws include the following provisions:

●	permit the Board to issue up to 100,000,000 shares of preferred stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

●	provide that the number of directors may be changed only by resolution of the Board;

●	provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only for cause by the holders of two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of Combined Company entitled to vote generally at an election of directors;

●	provide that all vacancies, subject to the rights of any series of preferred stock, including newly created directorships, may, except as otherwise required by law, be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or seeking to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and specify requirements as to the form and content of such notice;

●	provide that special meetings of the our stockholders may be called the Board; and

●	provide that the Board will be divided into three classes of directors, with only one class of directors being elected each year and each individual director serving a three-year term, thereby making it more difficult for stockholders to change the composition of the Board.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”), which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder.

Any provision of the Charter, the Company’s Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our Common Stock may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our Common Stock may decline. Any of the factors listed below could have a material adverse effect on your investment in our Common Stock and it may trade at a price significantly below the price you paid for it.

Factors affecting the trading price of our Common Stock following the Business Combination may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares available for public sale;

●	any major change in our Board or senior management;

●	sales of substantial amounts of securities by our directors, executive officers, or significant stockholders or the perception that such sales could occur; and

●	other material developments affecting the EV industry.

Broad market and industry factors may materially affect the market price of our Common Stock irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies, notably in the EV industry, which investors perceive to be similar to us could depress our stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price for our Common Stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Risks Related to Ownership of Thunder Power’s Warrants

Our warrants became exercisable for our Common Stock thirty (30) days after the completion of the Business Combination, which increased the number of shares eligible for future issuance and resale in the public market.

Outstanding warrants to purchase an aggregate of 10,537,475 shares of our Common Stock became exercisable in accordance with the terms of the Warrant Agreement governing those securities. The public warrants became exercisable 30 days after the completion of the Business Combination. The likelihood that those warrants will be exercised increases if the trading price of our Common Stock exceeds the exercise price of the warrants. The exercise price of these warrants is $11.50 per share. There is no guarantee that the warrants will ever be in the money after they become exercisable prior to their expiration, and as such, the warrants may expire worthless. To the extent warrants are exercised, additional shares of our Common Stock will be issued, which may result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of shares issued upon the exercise of warrants in the public market could adversely affect the market price of our Common Stock.

Once our warrants become exercisable, we may redeem the unexpired warrants prior to their exercise at a time or in a manner that is disadvantageous to you.

After the Closing, there were 10,537,475 warrants issued and outstanding, which became exercisable 30 days after the completion of the Business Combination and will expire five years after the date of the Closing. Once the warrants become exercisable, we have the ability to redeem outstanding warrants at any time prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. There can be no assurance that the price of our Common Stock will not exceed the threshold of $16.50 after the Business Combination.

We will notify the warrant agent and publicly announce the call for redemption at least thirty (30) days prior to the redemption date and mail the registered holders by first class mail. We will not redeem the warrants unless a registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If we elect to redeem the warrants on a cashless basis, we will not receive any cash proceeds from the exercise of such warrants.

Redemption of the outstanding warrants could force you (i) to exercise warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell warrants at the then-current market price when you might otherwise wish to hold warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants.

Pursuant to the Warrant Agreement, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York. The provision will apply to suit, action, proceeding or claim brought to enforce any liability or duty arising under the Securities Act. Notwithstanding the foregoing, the provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in our warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management or Board.

If we do not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of our warrants, warrant holders will only be able to exercise such warrants on a “cashless basis.”

If we do not file and maintain a current and effective prospectus relating to the shares of Common Stock issuable upon exercise of our warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of our Common Stock that holders will receive upon exercise of our warrants will be fewer than it would have been had such holder exercised such warrant for cash. Further, if an exemption from registration is not available, holders will not be able to exercise on a cashless basis and will only be able to exercise their warrants for cash if a prospectus relating to the shares of Common Stock issuable upon exercise of our warrants is filed and effective. Under the terms of the Warrant Agreement, ewe have agreed to use our best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the shares of Common Stock issuable upon exercise of our warrants, until the expiration of our warrants. However, we cannot assure you that it will be able to do so. If we are unable to do so, the potential value of the holder’s warrants may be reduced or such warrants may expire worthless.

Risks Related to Finance, Accounting and Tax Matters

Our actual results could differ from the estimates and assumptions used to prepare our consolidated financial statements.

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses for the periods covered and certain amounts disclosed in the notes to our consolidated financial statements. These estimates are based on information available through the date of the issuance of the consolidated financial statements and actual results could differ from those estimates, which could have a material adverse impact on our financial condition, results of operations and cash flows.

We may need to raise additional funds and these funds may not be available to us when needed. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.

The sourcing, purchasing, development, and servicing of our projects may be capital-intensive. We may determine that additional funds are necessary. This capital may be necessary to fund our future operations and to locate new opportunities. We may raise additional funds through the issuance of equity, equity related or debt securities or through obtaining credit from government or financial institutions. We cannot be certain that additional funds will be available on favorable terms when required, or at all. If we cannot raise additional funds when needed, our business, prospects, financial condition and operating results could be materially adversely affected.

Our financial results may vary significantly from quarter to quarter.

We expect our revenue and operating results to vary from quarter to quarter. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when companies are newly acquired. Payments that may be due to us from our future customers may be delayed due to billing cycles or as a result of failures of government budgets to gain congressional and administration approval in a timely manner.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section, including the immediately preceding risk factor, and the following factors, among others:

●	variability in demand for our services and solutions;

●	timing of award or performance incentive fee notices;

●	timing of shipments and deliveries to potential future customers;

●	variable purchasing patterns under blanket purchase agreements and other indefinite delivery/indefinite quantity contracts;

●	terms of potential future contracts which may affect the timing of revenue recognition;

●	costs related to government inquiries;

●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

●	strategic investments or changes in business strategy;

●	changes in the extent to which we use subcontractors;

●	potential performance errors in our systems;

●	seasonal fluctuations in our staff utilization rates;

●	changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and

●	the length of sales cycles.

We could be subject to additional tax liabilities.

We are subject to federal, state, and local income taxes in the United States. Determining our provision for income taxes requires significant management judgment, and the ultimate tax outcome may be uncertain. In addition, our provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to our operating or holding structure, changes in the amounts of earnings in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, and changes in U.S. tax laws. Tax authorities may disagree with our calculation of research and development tax credits, cross-jurisdictional transfer pricing, or other matters and assess additional taxes, interest, or penalties. While we regularly assess the likely outcomes of these examinations to determine the adequacy of our provision for income taxes and we believe that our financial statements reflect adequate reserves to cover any such contingencies, there can be no assurance that the outcomes of such examinations will not have a material impact on our results of operations and cash flows. If tax authorities change applicable tax laws, our overall taxes could increase, and our financial condition or results of operations may be adversely impacted.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States and other jurisdictions, and our tax liabilities are subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings;

●	changes in tax laws, regulations or interpretations thereof; or

●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

USE OF PROCEEDS

All of the shares of Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $121.18 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants in cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. As the exercise price of the Warrants is greater than the current market price of our Common Stock, such Warrants are unlikely to be exercised and therefore we do not expect to receive any proceeds from such exercise of the Warrants in the near term. Any cash proceeds associated with the exercise of the Warrants are dependent on the price of our Common Stock.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Common Stock. Pursuant to a registration rights agreement entered into by the Company and certain stockholders of the Company, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share.

We cannot currently determine the price or prices at which shares of our Common Stock may be sold by the Selling Securityholders under this prospectus. The actual offering price by the Selling Securityholders of the shares of Common Stock covered by this prospectus will be determined by prevailing market prices at the time of the sale, by private transactions negotiated by the Selling Securityholders or as otherwise described in the section under the heading “Plan of Distribution.”

MARKET INFORMATION

Our Common Stock is listed on Nasdaq under the symbol “AIEV.” As of November 5, 2024, there were 50,716,094 holders of record of our Common Stock, 762,475 holders of record of our Private Warrants, and 9,775,000 holders of record of our Public Warrants.

DIVIDEND POLICY

We have not paid any cash dividends on our Common Stock or the Warrants to date, and we do not anticipate declaring or paying any cash dividends to holders of our Common Stock or Warrants in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, contractual and statutory restrictions on our ability to pay dividends and other factors our board of directors may deem relevant. Additionally, the Company’s ability to pay dividends may be limited by future covenants and future outstanding indebtedness the Company or its subsidiaries may incur.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF THUNDER POWER

The following information is only a summary and should be read in conjunction with Thunder Power’s unaudited condensed consolidated financial statements and audited consolidated financial statements and related notes contained elsewhere in this registration statement/prospectus and information discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this registration statement/prospectus are not indicative of Thunder Power’s future performance.

The summary statements of operations data for the year ended December 31, 2023 and the summary balance sheet data as of December 31, 2023 are each derived from Thunder Power’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The summary statements of operations data for the six months ended June 30, 2023 and 2024, and the summary balance sheet data as of December 31, 2023 are derived from Thunder Power’s unaudited condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The Thunder Power unaudited interim condensed consolidated financial statements were prepared on the same basis as its audited consolidated financial statements. The historical results are not necessarily indicative of the results to be expected in the future.

	For the Year Ended December 31,	For the Six Months Ended June 30
Statement of Operations Data:	2023	2024	2023
Revenues	$—	$—	$—

Operating expenses
General and administrative expenses	(1,815,071)	(1,561,729)	(948,577)
Total operating expenses	(1,815,071)	(1,561,729)	(948,577)

Other expenses, net	—	—	—
Foreign currency exchange loss	(573)	(210)	(1)
Total other expenses, net	(573)	(210)	(1)

Loss before income taxes	(1,815,644)	(1,561,939)	(948,578)
Income tax expenses	—	—	—
Net loss and comprehensive loss	$(1,815,644)	$(1,561,939)	$(948,578)
Loss per share – basic and diluted	$(0.007)	$(0.04)	$(0.03)
Weighted average shares – basic and diluted	271,577,292	38,774,859	32,656,465

	As of June 30, 2024	As of December 31, 2023
Balance Sheet Data:
Total Assets	$14,564,457	$1,257,592
Total Liabilities	$7,060,745	$756,289
Total Liabilities and Shareholders’ Equity	$14,564,457	$1,257,592

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our combined and consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Our mission is to power the future of sustainable transportation by creating stylish, innovative and cost-efficient premium electric vehicles centered around differentiated designs and solutions tailored for every lifestyle.

We are a technology innovator and intend to manufacture premium electric vehicles (“EVs”). Our affiliates, with whom we are negotiating for certain licensing agreements, have developed several proprietary technologies which we believe are the building blocks of the Thunder Power family of EVs.

We focused on the development and manufacturing of premium EVs with differentiated designs and solutions for every lifestyle. Four models are currently featured in our planned phased development and roll-out strategy: the limited-edition coupe, (the “Coupe” or “488”), long-range sedan (the “Sedan”), compact city car (the “City Car” or “Chloe”) and the long-range SUV (the “SUV”, and together with the Coupe, Sedan, and City Car collectively, the “Models”). We plan to target not only consumers who desire EVs, but also consumers who desire practical and innovative EVs, as well as consumers who seek a luxury experience. Leveraging our affiliate’s technologies, including the modularized chassis system, we hope to create a concept of a family of EVs (excluding the City Car) which share common parts and modules, which we believe would require lower investment and reduced design and production time as opposed to those of traditional automotive manufacturers.

We plan to offer the market eco-friendly, premium EVs positioned to earn market share based on design, quality, comfort, range, and price.

Recent Developments

On October 26, 2023, FLFV entered into a business combination agreement (as amended, the “Business Combination Agreement”) with Thunder Power Holdings Limited, a British Virgin Islands company (“TPHL”), pursuant to which on June 21, 2024, TPHL merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of FLFV (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith, the “Business Combination”). At the closing of the Business Combination (the “Closing”), FLFV was renamed as “Thunder Power Holdings, Inc.”

On June 11, 2024, FLFV and Thunder Power entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, the “Seller”) (the “Forward Purchase Agreement”). For purposes of the Forward Purchase Agreement, (i) FLFV is referred to as the “Counterparty” prior to the consummation of the Business Combination, while the Company is referred to as the “Counterparty” after the consummation of the Business Combination and (ii) “Shares” means shares of the Class A common stock, par value $0.0001 per share, of FLFV prior to the closing of the Business Combination (“FLFV Shares”), and, after the closing of the Business Combination, shares of our Common Stock.

Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase up to 4,900,000 Shares (the “Purchased Amount”) pursuant to the FPA Funding Amount PIPE Subscription Agreement (as defined herein), less the number of FLFV Shares purchased by the Seller separately from third parties through a broker in the open market (“Recycled Shares”). The Seller will not be required to purchase an amount of Shares such that following such purchase, the Seller’s ownership would exceed 9.9% of the total Shares outstanding immediately after giving effect to such purchase, unless the Seller, at its sole discretion, waives such 9.9% ownership limitation. The number of Shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

The Forward Purchase Agreement provides for a prepayment shortfall in an amount in U.S. dollars equal to 0.25% of the product of the Recycled Shares and the Initial Price (as defined herein) (the “Prepayment Shortfall”). The Seller will pay the Prepayment Shortfall to the Counterparty on the Prepayment Date (which amount will be netted from the Prepayment Amount) (the “Initial Prepayment Shortfall”). Additionally, following the closing of the Business Combination and up to 45 calendar days prior to the Valuation Date, Counterparty may, in its sole discretion, request additional Prepayment Shortfall from Seller in tranches of $500,000 (the “Additional Prepayment Shortfall” and, together with Initial Prepayment Shortfall, the “Prepayment Shortfall”); provided (i) Seller has recovered any prior Prepayment Shortfall, (ii) the VWAP Price over the prior ten (10) trading days multiplied by the then current freely-tradeable Shares held by Seller be at least six (6) times greater than the Additional Prepayment Shortfall request and (iii) the total value traded in Counterparty’s stock, as reported on the relevant Bloomberg Screen, be at least six (6) times greater than the Additional Prepayment Shortfall request (with (i), (ii) and (iii) collectively as the “Shortfall Conditions”). Notwithstanding the foregoing, Seller may waive the Shortfall Conditions, in whole or in part, via written consent to Counterparty.

The Counterparty has agreed to grant the Seller, for the period beginning on June 11, 2024 and ending on the 12-month anniversary of the Valuation Date, the right, but not the obligation, in its sole discretion, to invest on the terms offered to the Seller by the Counterparty up to 50% of any future debt, equity, derivative or any other kind of financing of the Counterparty, as legally permitted (each a “Covered Financing”). The Seller will be provided at least ten (10) business day notice to invest in any Covered Financing. For the avoidance of doubt, Covered Financings does not include any equity line of credit.

On June 11, 2024, FLFV entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with the Seller. Pursuant to the FPA Funding PIPE Subscription Agreement, Seller agreed to subscribe for and purchase, and FLFV agreed to issue and sell to Seller, prior to the Valuation Date, an aggregate of up to 4,900,000 FLFV Shares, less the Recycled Shares in connection with the Forward Purchase Agreement, at the Initial Price per share. On the Closing Date, all outstanding FLFV Shares (including shares issued pursuant to the Subscription Agreement) will be exchanged for newly issued shares of Common Stock in accordance with the terms of the Merger Agreement.

General Factors Affecting Our Results of Operations

We anticipate that demand for our EVs will primarily be affected by the following general factors. Changes in any of these general industry conditions could affect our business and results of operations.

●	The global growth of EV market, especially in the U.S. and for the strong demand for our brand, especially in the premium segment;

●	Penetration rate of our EVs in the U.S. and across the globe, which is further affected by the following factors relating to EVs, among others, (i) overall production costs and ownership costs, (ii) functionality, performance and user experience, (iii) development of technology and level of intelligent and smart features on EV, and (iv) coverage of charging network;

●	Laws, regulations, and government policies for EVs and smart technology functions, including tax incentives, subsidies for EV production and purchases, government grants for EV manufacturers, as well as infrastructure support on expansion of charging network;

●	Macro factors that influence supply chain, OEM arrangements, material costs, manufacturing costs, delivery expense and normal operations associated with EV manufacturers;

●	Proposed changes regarding key components, primarily the origin of batteries used in EVs; and

●	Global customers’ acceptance of new technologies and brands, especially our brand.

Specific Key Factors Affecting Our Results of Operations

We believe that our performance and future success will depend on several company specific factors, including those key factors discussed below and other factors in the section of this proxy statement/prospectus titled “Risk Factors.”

Our ability to evaluate our business and future prospects

We are an early-stage company with an early stage/limited operating history, operating in a rapidly evolving and highly regulated market. Furthermore, we have not released any commercially available vehicle, and we have no experience manufacturing or selling a commercial product at scale. Because we have not generated revenue from the sale of EVs, and because of the capital-intensive nature of our business, we expect to continue to incur substantial operating losses for the foreseeable future.

Our ability to develop different models of vehicles

We currently have four Models featured in our phased development strategy and our revenue in the foreseeable future will be significantly dependent on our ability to obtain additional financing sufficient to complete the development and commence production and marketing of a limited number of these Models. Although we have other concept vehicle models on our product roadmap, we currently do not expect to introduce another vehicle model until at least 2030. We expect to rely on sales from the Coupe, the Sedan, the City Car, and the SUV, among other sources of financing, for the capital that will be required to develop and commercialize any future models that we may introduce. To the extent that production of the four Models is delayed, the number of units of each Model expected to be produced is reduced, or our Models are not well-received by the market for any reason, our revenue and cash flow would be adversely affected, we may need to seek additional financing, and such financing may not be available to us on commercially reasonable terms, or at all.

Our ability to control the substantial costs associated with our operations

We will require significant capital to develop and grow our business. We have incurred and expect to continue to incur significant expenses as we build our brand and develop and market our vehicles. We also expect to continue to incur significant expenses relating to developing and manufacturing our vehicles, tooling and expanding our manufacturing capabilities; research and development expenses (including expenses related to the development of the current and future products), raw material procurement costs; and general and administrative expenses as we scale our operations. As a company, we do not have historical experience forecasting and budgeting for any of these expenses, and these expenses could be significantly higher than we currently anticipate. In addition, any disruption to our future manufacturing operations, as well as challenges in obtaining necessary equipment or supplies, expansion of our manufacturing facilities, or the procurement of permits and licenses relating to our expected manufacturing, sales and distribution model could significantly increase our expenses and delay our anticipated production and sales dates for our current Models and any future vehicles that we may announce.

Our ability to develop a third-party retail product distribution and a full-service network

We anticipate utilizing third-party retail product distribution and full-service networks to execute on such plans in all markets. If our use of third-party retail production and full-service networks is not effective or if we are unable to successfully implement our plans, our results of operations and financial conditions would be adversely affected.

Key Components of Results of Operations

The following section presents the key components of our results of operations by the nature of corresponding operating activities for the periods indicated. You should read this financial information in conjunction with those presented elsewhere in this prospectus including our financial statements and notes to our financial statements.

Revenues

We have not generated revenue from the sale of EVs. We expect to generate future revenue from the sale of our Models, but we may also consider potential revenue streams from the sale and/or licensing of any future technologies that we may develop, and from research and development services.

Cost of revenues

Although we have no revenue, we have incurred significant costs associated with our pre-revenue activities including, without limitation, research and development, general and administrative expenses, liquidity and financing expenses and other operating activities as further described below.

General and administrative expenses

General and administrative expenses primarily consist of personnel salary and welfare expenses, as well as expenses incurred in connection with professional and consulting services. Over the next several years, we anticipate an increase in our general and administrative expenses in connection with our planned launch of production lines of our Models. Additionally, we expect to incur higher costs related to professional and consulting services rendered by third-party service providers in connection with the Company being a publicly traded company.

Taxation

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis. The Company is also registered as a foreign corporation with the State of New Jersey Department of the Treasury. The Company would be subject to income tax under New Jersey state tax laws if it has operations in New Jersey.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IRA applies only to repurchases that occur after December 31, 2022.

Our operating subsidiary, TP NEV, is operating under the applicable laws of the British Virgin Island and is not subject to tax on income or capital gains. As of June 30, 2024 and December 31, 2023, there was no temporary differences and no deferred tax asset or liability recognized. We do not believe that there was any uncertain tax position as of June 30, 2024 and December 31, 2023.

Results of Operations

The following table sets forth a summary of our results of operations for the six months ended June 30, 2024 and 2023, and the year ended December 31, 2023 and 2022. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2024	2023	2023	2022
Revenues	$—	—	$—	$—

Operating expenses
General and administrative expenses	(1,561,729)	(948,577)	(1,815,071)	(432,005)
Total operating expenses	(1,561,729)	(948,577)	(1,815,071)	(432,005)

Other income (expenses), net	—	—	—	2
Foreign currency exchange loss	(210)	(1)	(573)	(3)
Total other expenses, net	(210)	(1)	(573)	(1)

Loss before income taxes	(1,561,939)	(948,578)	(1,815,644)	(432,006)
Income tax expenses	—	—	—	—
Net loss	$(1,561,939)	(948,578)	$(1,815,644)	$(432,006)

General and Administrative Expenses.

For the six months ended June 30, 2024 and 2023, our general and administrative expenses were approximately $1.6 million and $0.9 million, respectively. The increase in general and administrative expenses was primarily due to an increase of share-based compensation expenses of approximately $1.0 million as we issued an aggregate of 90,000 shares of Common Stock to three independent directors of FLFV at the consummation of the Business Combination, partially offset by a decrease of share-based settlement expenses of approximately $0.5 million.

The general and administrative expenses increased by approximately $1.4 million, or 320.2% from approximately $0.4 million for the year ended December 31, 2022 to approximately $1.8 million for the year ended December 31, 2023. The increase was primarily due to an increase of approximately $0.3 million in share-based compensation expenses as we issued ordinary shares at lower cost than fair value in certain private placements, an increase of approximately $0.5 million in share-based settlement expenses because we settled obligations due to our shareholder and his spouse by issuance of ordinary shares at lower cost than fair value, and an increase of approximately $0.6 million in professional and consulting expenses as we engaged auditors and counsellors in preparation of potential business combination with a special purpose acquisition company.

Net loss.

As a result of the foregoing, we incurred a net loss of approximately $1.6 million and $0.9 million for the six months ended June 30, 2024 and 2023.

As a result of the foregoing, we incurred a net loss of approximately $1.8 million and $0.4 million for the year ended December 31, 2023 and 2022.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have financed our operating activities primarily through cash raised in loans from related parties disclosed elsewhere in this prospectus and equity financing including private placements. As of June 30, 2024, our cash was approximately $0.9 million.

We have been incurring losses from operations since inception. Accumulated loss amounted to approximately $36.0 million and $34.4 million as of June 30, 2024 and December 31, 2023, respectively. Net cash used in operating activities were approximately $0.5 million and $0.4 million for the six months ended June 30, 2024 and 2023. As of June 30, 2024 and December 31, 2023, the working capital was approximately $(5.8) million and $0.7 million, respectively. The working capital excluded the non-cash items, which are prepaid expenses for the Forward Purchase Agreement, deferred offering costs and advance of subscription fees from shareholders. These conditions raised substantial doubts about the Company’s ability to continue as a going concern.

Accumulated loss amounted to approximately $34.4 million and $32.6 million as of December 31, 2023 and 2022, respectively. Net cash used in operating activities were $658,729 and $49,843 for the years ended December 31, 2023 and 2022. As of December 31, 2023 and 2022, the working capital (deficit) was $653,839 and ($255,181), respectively. The working capital (deficit) excluded the non-cash items, which are deferred offering costs and advance of subscription fees from shareholders. These conditions raised substantial doubts about our ability to continue as a going concern.

Our liquidity is based on our ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on favorable economic terms to fund our general operations and capital expansion needs. Our ability to continue as a going concern is dependent on management’s ability to successfully execute our business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. Currently, we are working to improve our liquidity and capital sources mainly through borrowing from related parties by obtaining financial support from our principal shareholder.

In addition, in order to implement our business plan and sustain continued growth, we are actively seeking private equity financing from outside investors. However, there can be no assurance that these plans and arrangements will be sufficient to fund our ongoing capital expenditure, working capital, and other requirements.

Impact of this Offering on Liquidity

We will not receive any proceeds from the sale of the shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. Because, in the near term, the exercise price of the Warrants is expected to be greater than the current market price of our Common Stock, such Warrants are unlikely to be exercised and therefore the Company does not expect to receive any proceeds from the exercise of the Warrants in the near term. Any cash proceeds associated with the exercise of the Warrants are dependent on the price of our Common Stock. Whether any holder of Warrants determines to exercise such Warrants, which would result in cash proceeds to the Company, will likely depend on the market price of our Common Stock at the time of any such holder’s determination. As of November 5, 2024, the closing price of our Common Stock was $0.323 per share.

This offering involves the potential sale of a substantial portion of our outstanding shares of Common Stock offered for resale hereunder. Based on the number of outstanding shares of Common Stock on November 5, 2024, the 17,616,408 shares of Common Stock being registered for resale hereunder constitute over 34% of our outstanding shares of Common Stock.

Cash Flows

The following table sets forth a summary of our cash flows for the years presented:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2024	2023	2023	2022
Net cash used in operating activities	$(541,660)	(358,573)	$(658,729)	$(49,843)
Net cash provided by investment activities	929,302	—	—	—
Net cash provided by financing activities	336,800	1,160,000	605,250	300,000
Net (decrease) increase in cash	724,424	801,427	(53,479)	250,157
Cash, beginning of year	196,907	250,386	250,386	229
Cash, end of year	$921,349	1,051,813	$196,907	$250,386

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2024 was approximately $0.5 million, primarily attributable to net loss of approximately $1.6 million, adjusted for non-cash share-based compensation expenses of approximately $1.0 million.

Net cash used in operating activities for the year ended December 31, 2023 was approximately $0.7 million, primarily attributable to net loss of approximately $1.8 million, adjusted for non-cash share-based compensation expenses of approximately $0.3 million, share-based settlement expenses of approximately $0.5 million, and an increase of approximately $0.2 million in amounts due to related parties which paid certain operating expenses on behalf of us.

Net cash used in operating activities for the six months ended June 30, 2023 was approximately $0.4 million, primarily attributable to net loss of approximately $0.9 million, adjusted for non-cash share-based settlement expenses of approximately $0.5 million and an increase of approximately $0.1 million in amounts due to related parties which paid certain operating expenses on behalf of us.

Net cash used in operating activities for the year ended December 31, 2022 was $49,843, primarily attributable to net loss of approximately $0.4 million, adjusted for non-cash depreciation expenses of $32,982, amortization of right-of-use assets of $32,904, share-based compensation expenses of $16,676, and an increase of approximately $0.3 million in amounts due to related parties which paid certain operating expenses on behalf of us.

Investing Activities

For the six months ended June 30, 2024, we reported cash provided by investing activities of approximately $0.9 million, which was from the reverse acquisition we closed with FLFV in June 2024.

For the six months ended June 30, 2023, we did not report cash provided by or used in investing activities.

Financing Activities

For the six months ended June 30, 2024, we reported cash provided by financing activities of approximately $0.3 million, which were primarily provided by subscription fees of $0.3 million from shareholders in the private placements raised by TP Holdings and borrowings of approximately $0.4 million from our controlling shareholder, partially offset by payment of approximately $0.3 million of extension loans on behalf of the Sponsor.

For the year ended December 31, 2023, we reported cash provided by financing activities of approximately $0.6 million, which were primarily provided by subscription fees of approximately $1.8 million advanced from shareholders, partially offset by payment of approximately $0.6 million of extension loans on behalf of the sponsor of a SPAC and payment of approximately $0.4 million of offering costs.

For the six months ended June 30, 2023, we reported cash provided by financing activities of approximately $1.2 million, which were primarily provided by subscription fees of $0.3 million advanced from shareholders.

For the year ended December 31, 2022, we reported cash provided by financing activities of approximately $0.3 million, which were provided by subscription fees advanced from shareholders.

Commitment and Contingencies

On June 21, 2024, the Company entered into an escrow agreement (the “Escrow Agreement”) with Mr. Wellen Sham, Yuanmei Ma and Continental Stock Transfer & Trust Company (“CST”), pursuant to which, among other things, (1) CST will act as the escrow agent under the Escrow Agreement; (2) at the closing of the Business Combination, the Company deposited with CST 20,000,000 shares of Common Stock as Earnout Shares, to be held by CST in a segregated escrow account (“Earnout Escrow Account”); and (3) if any portion of the Earnout Shares becomes eligible for release in accordance with the terms of the Escrow Agreement, CST will release the applicable portion of the Earnout Shares from the Earnout Escrow Account in accordance with the terms of the Escrow Agreement and disburse to each eligible recipient the applicable portion of Earnout Shares therefrom.

The Earnout Shares shall be released or otherwise forfeited as follows: (i) an aggregate of 5,000,000 Earnout Shares (the “Tranche 1 Earnout Shares”) will be vested, if and only if, on the occurrence that the amount of sales/revenues of the Company for any of the fiscal years (such fiscal year is referred to as “Tranche 1 Fiscal Year”) ending from December 31, 2023 to December 31, 2025 is no less than $42,200,000 as evidenced by the audited financial statements of the Company prepared in accordance with U.S. GAAP for the Tranche 1 Fiscal Year that is contained in an annual report on Form 10-K filed by the Company with the SEC (the “Tranche 1 Annual Report”); (ii) an aggregate of 15,000,000 Earnout Shares (the “Tranche 2 Earnout Shares”) will be vested, if and only if, on the occurrence that the amount of sales/revenues of the Company for any of the fiscal years (such fiscal year is referred to as “Tranche 2 Fiscal Year”) ending from December 31, 2023 to December 31, 2026 is no less than $415,000,000 as evidenced by the audited financial statements of the Company prepared in accordance with U.S. GAAP for the Tranche 2 Fiscal Year that is contained in an annual report on Form 10-K filed by the Company with the SEC (the “Tranche 2 Annual Report”); (iii) Within five (5) business days following the determination that all or any portion of the Tranche 1 Earnout Shares or Tranche 2 Earnout Shares become vested, the Company, together with Mr. Sham and Ms. Ma, shall instruct the Escrow Agent to irrevocably and unconditionally release the vested tranche of Earnout Shares from the Escrow Account in accordance with the terms of the Escrow Agreement to certain of the Company’s shareholders. Each tranche of Earnout Shares may be released only once, but more than one tranche can be released in any year in accordance with the Escrow Agreement.

The Earnout Shares are determined as contingent consideration in connection with the reverse recapitalization. In addition, the issuance of Earnout Shares does not meet any condition to be classified as a liability under ASC 815, thus it should be classified as an equity financial instrument, and measure at fair value using the quoted market price on grant date, June 11, 2024, which was $2.56 per share.

For the six months ended June 30, 2024, the sales/revenue condition described above was not met based on the consolidated statements of income. Currently the Company could not reasonably assess the performance condition for the year ending December 31, 2024 and thereafter.

Other than the above, in the normal course of business, we are subject to loss contingencies, such as certain legal proceedings, claims and disputes. We record a liability for such loss contingencies when the likelihood of an unfavorable outcome is probable and the amount of loss can be reasonably estimated.

Off-Balance Sheet Arrangements

During the periods presented, we did not enter into, and we do not currently have, any off-balance sheet arrangements.

Research and Development

We have incurred minimal research and development expenses for the three and six months ended June 30, 2024 and 2023. The researched and development expenses were recorded in “general and administrative expenses” in the unaudited condensed consolidated statements of operations.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “Jobs Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, Section 107 of the Jobs Act provides that that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Accordingly, an “emerging growth company” may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earliest of (i) the last day of our first fiscal year (a) following the fifth anniversary of FLFV’s IPO (June 21, 2027), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

Smaller Reporting Company

We are a “smaller reporting company” as defined in the Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We intend to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

Critical Accounting Estimates

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and various assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the description of critical accounting policies, judgments and estimates in conjunction with our unaudited condensed consolidated financial statements and other disclosures included in this prospectus.

We do not have critical accounting estimates that are related to us. A list of accounting policies, judgements and estimates that are relevant to us is included in notes to our unaudited condensed consolidated financial statements included elsewhere in this prospectus (see “Note 2 – Summary of Significant Accounting Policies”).

Recently Issued Accounting Pronouncements

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and various assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the description of critical accounting policies, judgments and estimates in conjunction with our unaudited condensed consolidated financial statements and other disclosures included in this prospectus.

We do not have critical accounting estimates that are related to us. A list of accounting policies, judgements and estimates that are relevant to us is included in notes to our unaudited condensed consolidated financial statements included elsewhere in this prospectus (see “Note 2 – Summary of Significant Accounting Policies”).

BUSINESS OF THUNDER POWER

References in this section to “we,” “our,” “us,” the “Company,” “TPH,” “TPHL” or “Thunder Power” generally refer to Thunder Power Holdings, Inc. and its consolidated subsidiaries.

Mission

Thunder Power’s mission is to power the future of sustainable transportation by creating stylish, innovative and cost-efficient premium electric vehicles centered around differentiated designs and solutions tailored for every lifestyle.

Overview

Thunder Power is a technology innovator and a prospective manufacturer of premium electric vehicles (“EVs”). The Company has developed several proprietary technologies which are the building blocks of the Thunder Power family of EVs. Thunder Power Holdings, Inc., a Delaware corporation, was incorporated in January 2022 as a blank check company under the name Feutune Light Acquisition Corporation (“FLFV”). In June 2024, the Company completed its Business Combination with Thunder Power Holdings Limited (“TPHL”), which resulted in TPHL becoming a wholly-owned subsidiary of the Company. TPHL’s wholly-owned subsidiary, Thunder Power New Energy Vehicle Development Company Limited, a company established in accordance with the laws and regulations of the British Virgin Islands on October 19, 2016 (“TP NEV”), has developed several proprietary technologies which are the building blocks of the Thunder Power family of EVs. TPHL is a holding company with no operations that was incorporated under the laws and regulations of the British Virgin Islands with limited liability on September 30, 2015.

The Company’s vision is to demonstrate the potential of its proprietary technologies through the manufacture and sale of premium EVs. Thunder Power believes that its competitive advantages include the potential to develop a Limited-Edition Coupe with a target driving range of up to 750 kilometers, or 466 miles, which is described below, a comparatively short charge time, based on testing data of our prototypes, and a number of proprietary technologies resulting in lighter weight and a revolutionary chassis design.

The Company expects to offer the market eco-friendly, premium EVs positioned to earn market share based on design, quality, comfort, range, and price. Among other advantages, the Company’ proprietary technologies will significantly increase the driving range for its EVs while allowing for faster recharging and lower costs of ownership.

Historical Corporate Events

On April 8, 2016, China New Energy Vehicle Company Limited (“China NEV”) was established as a subsidiary of TPHL with the goal of centralizing the investment properties (e.g., patents and trademarks) for more efficient management. On March 21, 2013, Thunder Power Hong Kong Ltd. (“TP HK”) was established as a wholly owned subsidiary of TPHL with the goal of acting as a financial and operational hub of Thunder Power, to deal with various corporate actions like fundraising, back-office operations and bridge the operations between China and Europe. However, subsequently, TPHL has changed its strategy by focusing on operations in the U.S., Europe and Taiwan. On August 6, 2021, the board of directors of TPHL approved the restructuring plan for spinning off (“Spin Off”) of China NEV and TP HK. The Company completed the Spin Off of China NEV and TP HK on December 14, 2021 with no cash consideration involved. Following the completion of the Spin Off, TPHL no longer held any equity shares in China NEV and TP HK. Thunder Power retained only one subsidiary after the Spin Off, TP NEV.

Market Opportunity

Thunder Power is a technology innovator and prospective designer and manufacturer of premium EVs. Thunder Power looks past the traditional notions of luxury in order to appeal to customers who expect more. In Thunder Power’s opinion, the EV consumer is no longer solely interested in the space and feel of the design, but demands cutting-edge technologies. Thunder Power’s philosophy includes a lighter weight chassis, a modularized system, advanced internal features, intelligent cockpits, communication and connectivity over the air and in the cloud, to name a few features. In addition, many of the technologies that Thunder Power intends to leverage in its Models have advanced intelligent smart cockpit functionality such as ADAS and OTA, which are expected to result in what Thunder Power believes to be a better driving experience. With our modularized system, and three-price entry points, Thunder Power’s customers would have the option of choosing the EV that is right for them, their lifestyle and their budget. Thunder Power commissioned the renowned Italian car-maker Zagato to design the internal and external features of the first prototype in 2015.

The Company is focused on the development and manufacturing of premium EVs with differentiated designs and solutions for every lifestyle. With four models currently featured in the Company’s phased development and roll-out strategy, the Limited-Edition Coupe, the Long-Range Sedan, the Compact City Car and the Long-Range SUV (as described below), Thunder Power intends to target not only consumers who desire EVs, but also consumers who desire practical and innovative solutions, as well as consumers who seek a luxury experience. Leveraging Thunder Power’s modular integration concept, starting with the modularized chassis system patented by TP NEV, the Company is working to create a family of EVs that share common parts and modules (except for the City Car), with the goal of requiring lower investment and reducing design and production time as compared to traditional automotive manufacturers. Thunder Power’s management team has implemented a formal quarterly internal review process to monitor technical development, market potential, feasibility of anticipated model launch times, as well as risks and opportunities. Management believes that this quarterly review process may enable the Company to better navigate the often rapidly changing market conditions and to adjust, if and when necessary, the Company’s business development plan, including without limitation allocation of resources of marketing, research and development activities (among other things).

Limited Edition Coupe

Thunder Power intends to complete development of a limited number of Limited-Edition Coupe (the “Coupe”) units within 18 months from the consummation of the Business Combination, Production is expected to be outsourced to European manufacturing partners. Thunder Power is in discussions with a few European manufacturing partners but not entered into a memorandum of understanding with any partner. The Coupe has a target range of approximately 750 kilometers (466 miles) and it is intended to offer high-end European styling with superior comfort, performance, and craftsmanship. The targeted market for this car is wealthy consumers primarily in Asia who are interested in an EV that stands out from the pack by combining eye-catching European styling with the highest standards of comfort, performance, and craftsmanship. As a limited-edition vehicle, we believe that the Coupe will be attractive to car enthusiasts who value exclusivity. The R&D and tooling capital requirement to finalize development of the Coupe is expected to be approximately $28 million USD. We expect to begin the manufacturing process of the Coupe towards the end of 2025. The retail price is under review but targeted in the segment $100,000 - $200,000 USD, with the final price depending on the customer choice of personalization options. It is planned to limited production to 488 units.

Compact City Car

Thunder Power intends to produce the Compact City Car prototype (the “City Car” or project name “Chloe”) in 2025 utilizing a different chassis and suspension than that of the Coupe and Sedan. The City Car is intended to target a younger urban demographic of first-time car buyers who want to “do the right thing” by purchasing an EV and see their car as an extension of their personality and lifestyle. We expect that the City Car will have a target driving range of approximately 350 kilometers (217 miles) and it will be perfect for city living, daily commutes, or on a busy college campus. The City Car is expected to be available in a range of bold colors and configurations and we intend to feature various collaborations with figures from the fashion and art worlds. We anticipate that the City Car will be positioned with a competitive retail price range in the segment from $30,000 - $45,000 USD. By the end of 2029, the overall production volume is targeted to exceed 50,000 units.

Long-Range Sedan

The Long-Range Sedan (the “Sedan”) is expected to serve as one of the Company’s premium EVs, targeted to be affordable by a wider demographic of customers. As discussed above, the Sedan utilizes the same chassis as the Coupe thereby affording the same level of luxury drive feel. The Sedan prototype is targeted to have a target driving range of approximately 700 kilometers (435 miles). Based on preliminary research and cost/benefit analysis regarding the cost of the various elements of the Sedan, it will cost less than the coupe to produce and therefore is targeted to be available in the $50,000 – $80,000 USD price segment. Thunder Power expects the market for and sales of the Sedan to expand globally by the end of 2029.

Long-Range SUV

Thunder Power intends to launch its Long-Range SUV (the “SUV”) in 2028. The SUV is intended to have a target driving range of approximately 700 kilometers (435 miles), and what Thunder Power believes is the highest battery capacity in its class at 110 kWh, based on Thunder Power’s internal testing data of prototypes. The retail price for the SUV is expected to be in the same segment as the Sedan but at a premium. Our plan is to use the proceeds from the sale of the Coupe, Sedan, and City Car in 2026 and 2027 to fund production of the SUV, and to complete the R&D, commercialization, and production facilities.

Competitive Strengths

●	Intellectual Property (IP) — Thunder Power believes that its core competency is its innovative and proprietary technology solutions. Through TP NEV, the Company expects to have 154 patents currently active in the United States, which we expect will be available for use by the Company once license agreements are negotiated.

●	The Patented Battery Pack and Battery Management System (BMS) — The proprietary BMS is expected to serve as the crown jewel of the technology suite of the Company. We believe that the BMS may prolong the battery life cycle and improve passenger safety by predicting the remaining battery life, such that the EV has sufficient power to reach a safe location and an ability to diagnose potential battery malfunctions. We believe that the BMS system modulates and monitors the temperature range efficiently, which is expected to increase the tolerance of battery cell voltage limits, and power output limit.

●	The Patented Thermal Management System — The patented TMS provides an integrated approach to vehicle heating, drivetrain, and temperature control, that in our internal testing reduced vehicle weight and significantly reduced energy consumption.

●	Modular Production — We believe that the modularized production approach to the Company’s chassis design will allow for lighter vehicle weight and greater commonality of parts across our expected model line-up and may lead to reduced development costs and truncated time required to ramp new models.

●	Shifting Market Dynamics Favor Electric Vehicles — Globally, government regulations are increasingly focused on reducing CO2 emissions and lessening the world’s reliance on fossil fuels. So long as advances in EV technology and acceptance among end consumers continue to grow, EV makers stand to capture substantial market share from traditional combustion engines, particularly as those competitors increase pricing to satisfy the growing development costs necessary for super-efficient engines.

●	Differentiated design — The Company has previously engaged automotive designers to design and develop prototypes of its EVs. We believe that the eye-catching, stylish designs and ergonomic car interface will set Thunder Power apart from other manufacturers’ EV models.

Technology

Thunder Power is an automotive company that plans to use innovative EV technology to set new standards for sustainable transportation. Thunder Power is negotiating and securing licensing rights to intellectual property of its affiliates, which have developed the cutting-edge EV technology that the Company believes could set a new benchmark for EVs. Core to Thunder Power’s DNA is achievement of technical excellence, which the Company hope to secure through licensing of intellectual property from its affiliates for proprietary technologies, such as the modular flexible chassis system, wireless charging, multi-link suspension system, light weight engineering, BMS, TMS and the use of EV certain EV TDPs.

●	Battery Pack. The Battery Pack is expected to utilize 18,650 cylindrical batteries in each EV, while the BMS is expected to control and monitor the Battery Pack, which the Company views as extra high safety standards and an innovative charge-balancing system designed to slow aging and degradation of the Battery Pack.

●	Battery Management System. Thunder Power believes that the proprietary BMS is the most important and valuable part of the Battery Pack, indeed of the entire EV. The functional purpose of the proprietary BMS is to prolong the battery life cycle, improve passenger safety by allowing EV operators to get to a safe location, and predict the potential for battery malfunctions. To accomplish this, the BMS modulates and monitors the temperature range, battery cell voltage limits, and power output limit when the EV is in operation. The BMS consists of local management units (“LMUs”), which monitor cell voltages and temperature in individual modules of the Battery Pack. This information is then collected and sent to the BMS, which monitors the overall voltage of each module and calculates the state of charge (“SOC”) of the Battery Pack. This enables the BMS to estimate the available power output and remaining driving range of the EV, as well as determine the state of health (“SOH”) of the Battery Pack by predicting the potential for battery failures through monitoring the voltage, temperature, and usage of the batteries.

●	The BMS Concept. In the unlikely event of a critical failure, the BMS is intended to cut the high-voltage power to a lower voltage, ensuring that the EV has sufficient power to reach a safe location. Should a minor malfunction occur in a battery cell or module, the BMS is able to detect the failure and inform the driver to schedule a maintenance appointment.

EV Traction Drivetrain (EV TDP)

The EV TDP has various core competencies that are critical to the Company’s products. We believe that the EV TDP is energy efficient. The product contains a synchronous motor with both PM (permanent magnet) and reluctance torque and has a high-fill factor bar-wound design. The inverter drive has a maximum efficiency vector control, which we believe could achieve high efficiency in a broad speed and power range. Additionally, we believe that it could benefit our EVs by providing a greater driving range and lower battery capacity requirements, as compared to those of our competitors’ vehicles. We believe that the EV TDP is scalable. The product’s power range is believed to be 50~250 kW. The EV TDP features a standardized stator diameter and its output power is varied by changing stack lamination; therefore, we believe that it allows a broad spectrum application for various types of EVs. We believe that EV TDP is highly integrated with the liquid cooling motor, inverter drive and gear, which in turn makes the EV TDP compact and lightweight, and optimized for system performance. Finally, we believe that the EV TDP is cost effective. The EV TDP has a low-pressure loss cooling tunnel design, integrated cooling jacket and a motor frame design.

The Company does not hold the intellectual property rights to the traction motor, all rights for which are owned by Mr. Wellen Sham, the former chief executive officer of TPHL, in his capacity as an individual inventor. There is no licensing agreement in place for the EV TDP between the Company and Mr. Sham.

The traction motor is demonstrated above; Thunder Power does not hold the intellectual property rights to the traction motor, all rights for which are owned by Mr. Wellen Sham in his capacity as an individual inventor. There is no licensing agreement in place between the Company and Mr. Sham for the traction motor.

The above power train is manufactured by Electric Power Technology Ltd (a Taiwanese public company, Taiwan List Co. 4529), an affiliate and one of the shareholders of Thunder Power

In addition, as mentioned below in the section under the heading “Future Technology and Vehicle Programs”, Thunder Power may explore the potential of applying EV TDP in other commercial applications.

Intellectual Property

Thunder Power, as a holding company, does not own any patents. Patents are primarily owned by Thunder Power’s wholly owned subsidiary, TP NEV, except for the EV TDP, the patent for which is owned by Mr. Wellen Sham in his capacity as an individual inventor and patent holder. There is no licensing agreement in place between Thunder Power and TP NEV or Mr. Sham. These patents are predominantly utility patents, with a number of design patents.

Intellectual property is important to our business. Our commercial success depends on our ability to obtain, maintain and protect the intellectual property and other proprietary technology that we develop or acquire the rights to, to operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and to prevent others from infringing, misappropriating or violating our intellectual property and proprietary rights. We expect to rely on a combination of patents, trademarks, trade secrets, know-how, continuing technological innovation, confidential information and other measures to develop and maintain our proprietary position including through personnel, contractor, consultant and third-party nondisclosure and invention assignment agreements and other contractual arrangements.

Regardless of the protective measures that we may implement to safeguard our intellectual property and proprietary technology, there is always a risk that alterations from our products or processes may provide sufficient basis for a competitor to avoid infringement claims. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued and courts can reinterpret a patent’s scope after issuance. Many jurisdictions, including the United States, permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. We cannot provide any assurance that any patents will be issued from our pending or any future applications or that any current or future issued patents will adequately protect our intellectual property. For this and other risks related to our proprietary technology, inventions and improvements, please see the section under the heading “Risk Factors.”

Through TP NEV, Thunder Power is expected to have access to 154 issued U.S. patents, once it secures a licensing agreement.

We hope to develop additional intellectual property and proprietary technology as our engineering and validation activities ramp up. Technologies that we expect to have access to, through licensing agreements, and intend to invest in and develop include engineering software, drivetrain systems and controls, infotainment, cybersecurity, telematics and electrical architecture hardware and software. As we develop our technology, we will continue to build our intellectual property portfolio, including by pursuing patent and other intellectual property protection when we believe it is possible, cost-effective, beneficial, and consistent with our overall intellectual property protection strategy.

Generally, the terms of individual issued patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application, assuming the patent has not been terminally disclaimed over a commonly-owned patent or a patent naming a common inventor, or over a patent not commonly owned but that was disqualified as prior art as the result of activities undertaken within the scope of a joint research agreement. The life of a patent, and the protection it affords, is therefore limited and once the patent lives of our issued patents have expired, we may face competition, including from other competing technologies. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. The actual protection afforded by a patent may vary from country to country and can depend upon many factors, including the type of patent, the scope of its coverage, the availability of patent term adjustments or extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. As a result, our owned patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Furthermore, we rely upon trade secrets and know-how, confidential information, unpatented technologies, continuing technological innovation and other proprietary information to develop, protect and maintain our competitive position and aspects of our business that are not amenable to, or that we do not presently consider appropriate for, patent protection and prevent competitors from reverse engineering or copying our technologies. However, the foregoing rights, technologies and information are difficult to protect. We seek to protect them by, in part, using confidentiality agreements with our personnel and consultants and any potential commercial partners and collaborators and invention assignment agreements with our personnel We also have implemented or intend to implement confidentiality agreements or invention assignment agreements with our selected consultants and any potential commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. There can be no assurance that these agreements will be self-executing or otherwise provide meaningful protection for our trade secrets or other intellectual property or proprietary information. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, personnel and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Our commercial success will also depend in part on not infringing, misappropriating or otherwise violating the intellectual or proprietary rights of third parties. The issuance of third-party patents could require us to alter our development or commercial strategies, change our products or processes, obtain licenses to additional third-party patents or other intellectual property or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products or technologies may have an adverse impact on us. Given that patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months or potentially longer, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain of the patent protection being sought by third parties and/or the priority of inventions covered by such patent applications. Moreover, we may have to participate in interference, revocation, derivation, re-examination, post-grant review, inter partes review or opposition proceedings brought by third parties or declared by the U.S. Patent and Trademark Office or an equivalent foreign body. See “Risk Factors” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.

Patents Pertaining to the Battery Pack/BMS

The U.S. patent applications of the Company’s affiliate in connection with the Battery Pack/BMS innovations include:

●	Auto-detection and Self-exclusion of Malfunctioned Battery Modules in an Electric Vehicle Battery Pack. This technology is designed to allow the user to continue driving the EV, albeit with fewer batteries and lower voltage, to reach a service center or a safer location. This, in turn, is expected to reduce the frequency of need for roadside assistance and associated maintenance costs.

●	The Communication Structure of Battery Pack. The technology collects modular data from the Battery Pack and then calculates and interprets the data, sending the results to the vehicle control unit (“VCU”). A key benefit of its innovation is the overall reduction in Control Area Network (“CAN”) data volumes and lack of interference with other subsystems, ensuring greater communication stability.

●	The Wireless Data Transmission of the EV Battery Pack in Electric Vehicles. The technology utilizes wireless technology to communicate between the Battery Pack and the VCU, charger, and maintenance center. The innovative design effectively reduces the amount of electrical wiring required and could also be beneficial to swappable battery solutions (by avoiding connector corrosion).

●	Intelligent Charge Balancing System. Typically, EVs run multiple battery cells. However, when one of the cells malfunctions, there is the potential for the entire battery pack to malfunction or underperform. Thunder Power’s innovation, through the application of independent switching circuits, detects modular imbalances and eliminates them — thereby maintaining consistent performance levels. A key benefit is that it slows Battery Pack aging and battery capacity degradation.

●	Thermal Management System (“TMS”). Thunder Power believes that its thermal management system (the “TMS”) controls the vehicle temperature in a safe and efficient manner by taking an integrated approach to create a vehicle heating, drivetrain, and temperature control unit. The key benefit of Thunder Power’s design is the reduction in vehicle weight and energy requirements that contribute to its extended driving range.

Unlike an internal combustion engine (“ICE”), an EV uses electricity from batteries as a power source. As a result, additional heaters and chillers are required to better control the vehicle temperature in operation and provide cabin comfort. The downside of heating and cooling devices within conventional EVs is their power consumption. TMS to heat or cool, can use up to 50% of all stored battery energy. As a result, an EV’s TMS is critical to both driving range and energy efficiency. The Company intends to use a proprietary integrated thermal management system that is responsible for controlling heating, ventilation, and air conditioning, as well as drivetrain temperature and battery temperature.

By regulating the operating temperature of the vehicle, this technology increases the lifespan of sub-systems, including the Battery Pack. Moreover, through what the Company believes to be an efficient heating circuit design, dissipated heat from the electric power train, battery system, or other electrical device can be recaptured and used for cabin heating. The system is also intended to include environmental temperature monitoring, which can determine the need to switch to different circulation loops to ensure optimal performance or activate pre-heating functionality when operating in cold climates (crucial to Battery Pack functionality).

Patents Pertaining to the Thermal Management System (“TMS”)

Thunder Power’s affiliate has filed U.S. patent applications for several innovations in connection with the TMS which seek to reduce energy consumption and allow for an extended range to the EVs. Patents include:

●	Series and Parallel Structure of Thermal Management System for Cabin Heater

●	Parallel Structure of Thermal Management System for Cabin Heater

●	Radiator and AC heat Exchanger Airflow System

●	Double-way Coolant Pipe for Battery Cooling Loop.

Battery Pack/BMS and TMS Patent list

The following is a list of material patents currently expected to be used by Thunder Power:

PATENT NO.	TITLE	COUNTRY	FUNCTION	TYPE	EXPIRATION
10,703,211	BATTERY PACK, BATTERY CHARGING STATION, AND CHARGING METHOD	US	Battery Pack/BMS	Utility	3/2/2036
9,499,067	POWER MANAGEMENT IN ELECTRIC VEHICLES	US	Battery Pack/BMS	Utility	6/23/2035
9,716,392	BATTERY PACK AND CONNECTING CIRCUITS OF BATTERY MODULES	US	Battery Pack/BMS	Utility	10/14/2035
9,783,020	BATTERY PACK, BATTERY CHARGING STATION, AND CHARGING METHOD	US	Battery Pack/BMS	Utility	6/23/2035
10,312,558	BATTERY PACKAGING AND INSERT MOLDING FOR ELECTRIC VEHICLES	US	Battery Pack/BMS	Utility	12/20/2036
9,865,905	BATTERY COOLANT LOOP PAD FOR ELECTRIC VEHICLES	US	Battery Pack/BMS	Utility	7/13/2036
10,144,304	POWER MANAGEMENT IN ELECTRIC VEHICLES	US	Battery Pack/BMS	Utility	6/23/2035
10,700,335	BATTERY SYSTEM HOUSING WITH INTERNAL BUSBAR	US	Battery Pack/BMS	Utility	4/28/2037
10,164,225	BATTERY SYSTEM HOUSING WITH BUSBAR GRID FIXATION	US	Battery Pack/BMS	Utility	3/24/2037
10,396,410	BATTERY SYSTEM HOUSING WITH INTERNAL BUSBAR	US	Battery Pack/BMS	Utility	7/3/2037
10,103,414	BATTERY SYSTEM ASSEMBLY PROCESS AND BATTERY SYSTEM ASSEMBLY	US	Battery Pack/BMS	Utility	3/24/2037
10,347,888	BATTERY SYSTEM HOUSING WITH UNDERSIDE ARMOR	US	Battery Pack/BMS	Utility	3/24/2037
10,403,943	BATTERY SYSTEM	US	Battery Pack/BMS	Utility	8/11/2037
10,027,001	BATTERY SYSTEM	US	Battery Pack/BMS	Utility	8/11/2037
10,723,230	INTELLIGENT VEHICLE CHARGING	US	Battery Pack/BMS	Utility	8/11/2037
10,298,061	WIRELESS VEHICLE RECHARGING SYSTEM	US	Battery Pack/BMS	Utility	8/11/2037
10,118,504	BATTERY SYSTEM HOUSING WITH FASTENER	US	Battery Pack/BMS	Utility	3/24/2037
9,755,202	BATTERY PACK OF ELECTRIC VEHICLE, ELECTRIC VEHICLE CHASSIS AND METHOD FOR REPLACING BATTERY MODULES	US	Battery Pack/BMS	Utility	1/26/2036
10,227,010	POWER MANAGEMENT IN ELECTRIC VEHICLES	US	Battery Pack/BMS	Utility	6/23/2035
10,044,012	BATTERY PACK OF ELECTRIC VEHICLE, ELECTRIC VEHICLE CHASSIS AND METHOD FOR REPLACING BATTERY MODULES	US	Battery Pack/BMS	Utility	1/26/2036
9,991,484	BATTERY PACK OF ELECTRIC VEHICLE, ELECTRIC VEHICLE CHASSIS AND METHOD FOR REPLACING BATTERY MODULES	US	Battery Pack/BMS	Utility	1/26/2036
10,084,175	BATTERY SYSTEM ASSEMBLY PRESS AND PROCESS OF MANUFACTURING A BATTERY SYSTEM ASSEMBLY	US	Battery Pack/BMS	Utility	3/24/2037
10,744,845	BATTERY PACK, BATTERY CHARGING STATION, AND CHARGING METHOD	US	Battery Pack/BMS	Utility	6/28/2036
10,665,914	BATTERY SYSTEM HOUSING WITH INTEGRATED COOLING PIPE	US	Battery Pack/BMS	Utility	3/24/2037
10,312,559	BATTERY SYSTEM	US	Battery Pack/BMS	Utility	8/11/2037
10,625,615	BATTERY MANAGEMENT SYSTEM	US	Battery Pack/BMS	Utility	2/3/2037

10,784,487	INTEGRATED BUSBAR AND BATTERY CONNECTION FOR ELECTRIC VEHICLE BATTERY PACKS	US	Battery Pack/BMS	Utility	1/20/2037
9,533,551	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM WITH SERIES AND PARALLEL STRUCTURE	US	TMS	Utility	8/3/2035
9,991,484	BATTERY PACK OF ELECTRIC VEHICLE, ELECTRIC VEHICLE CHASSIS AND METHOD FOR REPLACING BATTERY MODULES	US	Battery Pack/BMS	Utility	1/26/2036
10,084,175	BATTERY SYSTEM ASSEMBLY PRESS AND PROCESS OF MANUFACTURING A BATTERY SYSTEM ASSEMBLY	US	Battery Pack/BMS	Utility	3/24/2037
10,744,845	BATTERY PACK, BATTERY CHARGING STATION, AND CHARGING METHOD	US	Battery Pack/BMS	Utility	6/28/2036
10,665,914	BATTERY SYSTEM HOUSING WITH INTEGRATED COOLING PIPE	US	Battery Pack/BMS	Utility	3/24/2037
10,312,559	BATTERY SYSTEM	US	Battery Pack/BMS	Utility	8/11/2037
10,625,615	BATTERY MANAGEMENT SYSTEM	US	Battery Pack/BMS	Utility	2/3/2037
10,784,487	INTEGRATED BUSBAR AND BATTERY CONNECTION FOR ELECTRIC VEHICLE BATTERY PACKS	US	Battery Pack/BMS	Utility	1/20/2037
9,533,551	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM WITH SERIES AND PARALLEL STRUCTURE	US	TMS	Utility	8/3/2035
10,035,401	BATTERY SYSTEM WITH HEAT EXCHANGE DEVICE	US	TMS	Utility	8/10/2035
10,347,955	BATTERY SYSTEM WITH HEAT EXCHANGE DEVICE	US	TMS	Utility	3/28/2036
9,707,822	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM	US	TMS	Utility	8/3/2035
9,809,082	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM WITH SERIES AND PARALLEL STRUCTURE	US	TMS	Utility	8/3/2035
9,802,460	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM WITH SERIES AND PARALLEL STRUCTURE	US	TMS	Utility	8/3/2035
10,516,191	METHODS AND SYSTEMS FOR BUSBAR COOLING	US	TMS	Utility	8/11/2037
9,882,253	COOLED BUSBARS AND PLATE	US	TMS	Utility	8/11/2037
10,035,402	THERMAL DISSIPATION SYSTEM OF AN ELECTRIC VEHICLE	US	TMS	Utility	9/1/2035
9,895,954	THERMAL DISSIPATION SYSTEM OF AN ELECTRIC VEHICLE	US	TMS	Utility	9/1/2035
10,272,736	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM	US	TMS	Utility	8/3/2035
10,173,496	VEHICLE RADIATOR V TYPE LAYOUT	US	TMS	Utility	12/21/2035
10,343,484	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM WITH SERIES AND PARALLEL STRUCTURE	US	TMS	Utility	8/3/2035
10,525,787	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM WITH SERIES AND PARALLEL STRUCTURE	US	TMS	Utility	1/13/2036
10,734,692	BATTERY COOLANT LOOP PAD FOR ELECTRIC VEHICLES	US	TMS	Utility	9/1/2036
10,566,666	COOLED BUSBARS AND PLATE	US	TMS	Utility	8/11/2037
10,173,518	THERMAL DISSIPATION SYSTEM OF AN ELECTRIC VEHICLE	US	TMS	Utility	9/1/2035
10,406,888	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM	US	TMS	Utility	8/3/2035

Micro Lens Array Lighting

The Company intends to leverage Intelligent Micro Lens Array headlights created and engineered by its affiliate, which are expected to provide a homogeneous and luminant light source.

Facilities and Production

Phase 1 — Outsourced production in the EU

Thunder Power expects to produce its first vehicles within 18 months based upon a European outsourcing strategy that leverages its partnership with confidential prominent vendors. There is currently no partnership agreement in place, although the partner selection process has commenced. The initial production phase for the Coupe is strategically capex-light while producing high-quality European EVs that showcase the technological advancement of the Company. Similarly production of the city-car will rely upon a high degree of synergies with the chosen production partner.

Phase 2 — Dedicated Manufacturing Base

Thunder Power plans to acquire land for the vertical development of the dedicated manufacturing facility (the “Center”). This Center will facilitate many primary functions such as a design studio, R&D capabilities, homologation and testing, marketing & sales, as well as mass production facilities. Preliminary real estate evaluations by the Company have identified lands suitable for the development of the infrastructure for this Center but the Company has not entered into any agreement to purchase land nor has it purchased any land.

Phase 3 — Mass Production of the City Car, Sedan, and, subsequently, SUV

The Coupe is a limited-edition unit which may never be mass produced. The City Car, Sedan and SUV are planned to be mass produced subject to the company fulfilling its business targets in phases 1 & 2.

Funding and Revenue

Thunder Power is a pre-revenue company and has not generated any revenue from the sales of its vehicles. We expect to generate revenue from the sale of our EV Models, the sale and/or licensing of our technologies, and from any future research and development services that we may provide.

Go-To-Market Strategy

We expect that the Coupe will be the technology and design showcase that would help to establish brand awareness. The City Car is intended to target a mass and diversified market. We believe that the consumer’s journey in deciding which vehicle to purchase is a short one, which is why we hope to target a wider audience and engage with potential customers before they even start thinking about buying a car. Thunder Power’s current go-to-market strategy seeks to accomplish this by using flagship showrooms, which the Company hopes to launch in select pilot cities.

Showroom rendering (source from Thunder Power):

Sales and Service Strategy:

Thunder Power expects to establish an initial flagship store, followed by executing a strategy of implementing additional flagship stores in major cities. Thunder Power intends for its flagship stores to function more like lifestyle, gallery, or museum spaces rather than traditional retail showrooms, intended to create a unique experience for potential customers. The Company expects that prospective customers will be able to order their Thunder Power EV online through our website. Thunder Power expects that it will establish service centers in suburban areas just outside of the cities and business areas where the flagship stores are located. The Company hopes for these service centers to provide a similar customer experience as flagship stores but without the luxurious ambience because the service centers will have a garage or a factory feeling. Thunder Power expects to maintain a retail store-to-service center ratio of 1:1.

Government Regulations and Credits

Environmental Regulations

(i)	At the U.S. Federal level:

In 2012 the Environmental Protection Agency (“EPA”) adopted greenhouse gas emissions (GHG) standards for light duty vehicles produced in model years 2017 – 2025 (Control of Air Pollution from Motor Vehicles: Tier 3 Motor Vehicle Emission and Fuel Standards, 79 FR 23414 (Apr. 28, 2014)). In 2020 (The Safer Affordable Fuel-Efficient (SAFE) Vehicles Rule for Model Years 2021-2026 Passenger Cars and Light Vehicles, 85 FR 24174 (Apr. 30, 2020)) and 2021 (Revised 2023 and Later Model Year Light-Duty Vehicle Greenhouse Gas Emissions Standards, 86 FR 74434 (Dec. 30, 2021), the EPA revised and made more stringent its GHG standards and proposed and finalized a rulemaking (the “2021 rulemaking”), respectively, for model years 2023 – 2026 light-duty passenger cars. Thunder Power’s production schedule starting in 2025 and covering 2026 will subjected to these more stringent GHG standards.

On April 22, 2021, the Biden-Harris Administration announced a 50 to 52 percent target reduction from 2005 levels in GHGs by 2030, representing the U.S. Nationally Determined Contribution (NDC) under the Paris Agreement. This announcement was followed by Executive Order 14037 on August 5, 2021 (“Strengthening American Leadership in Clean Cars and Trucks”) reinforcing the goal of at least a 50 percent GHG reductions from new zero-emission vehicles sales by 2030. In addition, in 2021 and 2022, respectively, Congress passed the Infrastructure Investment and Jobs Act (Pub. Law 117-58, Bipartisan Infrastructure Law) and the Inflation Reduction Act (Pub. Law 117-169) providing significant government-wide funding and support for GHG reductions, including funding for component technology and infrastructure for the manufacture, sales and use of electric vehicles.

In 2023, the EPA under its Clean Air Act (CAA) authority proposed new rules for light-duty vehicles with model years 2027 – 2032, specifically “off-cycle and air conditioning credits, treatment of upstream emissions associated with zero-emission vehicles and plug-in hybrid electric vehicles in compliance calculations, medium-duty vehicle incentive multipliers, vehicle certification and compliance, new standards to control refueling emissions from incomplete medium-duty vehicles, battery durability and warranty requirements for light-duty and medium-duty plug-in vehicles and minor amendments to requirements for aftermarket fuel conversions, importing vehicles and engines, evaporative emission test procedures, and test fuel specifications for measuring fuel economy.” (Multi-Pollutant Emissions Standards for Model Years 2027 and Later Light-Duty and Medium-Duty Vehicles, 88 Fed. Reg. 29184, Proposed Rule (May 5, 2023)) Any EVs Thunder Power, as a light-duty vehicle manufacturer (manufacturing vehicles between 8,501 and 14,000 pounds gross vehicle weight rating (GVWR)), produces in 2027 to 2032 would be subjected to any final rules.

In addition, during production periods from 2025 to 2032, Thunder Power would have to comply with two separate EPA rules on GHG reduction standards.

(ii)	At the U.S. state level:

California: The 2022 Advanced Clean Cars II rule requires all new light-duty vehicles sold in the state of California to be zero-emission vehicles by 2035. (Id. at 29188, note 14, citing to the California Air Resources Board “California moves to accelerate to 100% new zero-emission vehicle sales by 2035.” Also, Id. note 15, citing the State of California Office of the Governor, “Governor Newsom Announces California Will Phase Out Gasoline-Powered Cars & Drastically Reduce Demand for Fossil Fuel in California’s Fight Against Climate Change”).

New York: In 2021, in advance of Climate Week 2021, New York Governor Hochul signed Legislation (A.4302/A.2758) requiring all new light-duty vehicles sold in the state of New York to be zero-emission vehicles by 2035. (Id. note 17, citing Governor of New York Press Office, “In Advance of Climate Week 2021, Governor Hochul Announces New Actions to Make New York’s Transportation Sector Greener, Reduce Climate-Altering Emissions”).

Massachusetts: Though not finalized, in 2022 the state of Massachusetts announced that it may ban sale of all new gas-powered vehicles by 2035. (Id. note 18, citing Boston.com, “Following California’s lead, state will likely ban all sales of new gas-powered cars by 2035.”).

Washington: Also in 2022, the Department of Ecology in the State of Washington issued a press release regarding its plan to require 100% of new passenger cars and trucks to run on zero-emission technology by 2035. (Id. note 20, citing Washington Department of Ecology “Washington sets path to phase out gas vehicles by 2035.”).

Other States: In 2022, the Associated Press (“AP”) reported that 17 states may follow California’s rule to require all new cars, pickups and SUVs to be electric or hydrogen powered by 2035. According to the AP article “under the EPA’s Clean Air Act, states must abide by the federal governments standard vehicle emissions standards unless they at least partially opt to follow California’s stricter requirements.” (Id. note 21, citing Associated Press, “17 states weigh adopting California’s electric car mandate”). States such as Virginia, Minnesota, Colorado and Pennsylvania are unsure to follow California’s new laws citing climate differences and wanting to give consumers options.

(iii)	Globally:

International Zero-Emission Vehicle Alliance:  In November 2021, ZEV announced that by 2035 its members will move to all ZEV sales. (Id.) ZEV members are Baden-Württemberg, British Columbia, California, Canada, Chile, Connecticut, Costa Rica, Germany, Maryland, Massachusetts, Netherlands, New Jersey, New York, Norway, Oregon, Québec, Rhode Island, United Kingdom, Vermont, and Washington.

According to the EPA, “at least 20 countries, as well as numerous local jurisdictions, have announced targets for shifting all new passenger car sales to zero-emission vehicles in the coming years, including Norway (2025); Austria, the Netherlands, Denmark, Iceland, India, Ireland, Israel, Scotland, Singapore, Sweden, and Slovenia (2030); Canada, Chile, Germany, Thailand, and the United Kingdom (2035); and France, Spain, and Sri Lanka (2040).” (Id. note 23, citing Environmental and Climate Change Canada, “Achieving a Zero-Emission Future for Light-Duty Vehicles: Stakeholder Engagement Discussion Document December 17”).

Emissions Credits

In January 2023, Tesla reported sales of carbon offset credits or carbon allowances to other manufacturers who failed to meet the emissions standards set by the California Air Resources board (CARB) of USD 1.78 billion. (Carbon Credits, Jennifer L., Tesla Carbon Credit Sales Reach Record $1.78 Billion in 2022, Jan. 27, 2023, available at https://carboncredits.com/tesla-carbon-credit-sales-reach-record-1-78-billion-in-2022).

Thunder Power expects to earn carbon offset credits and other regulatory credits that it will sell to other manufacturers from its manufacture, sale, and/or registration of Zero Emission Vehicles (“ZEVs”). In addition, Thunder Power anticipated that it will be able to sell ZEV credits in up to 12 Section 177 States such as California, Connecticut, Delaware, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Pennsylvania, Rhode Island, Vermont, and Washington. Thunder Power may also expect to earn and sell U.S. Department of Transportation’s Corporate Average Fuel Economy (“CAFÉ”) credits, EPA’s greenhouse gas credits and credits earned or saleable in other North American regions, UK, Europe, and Asia.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that Thunder Power obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by the California Air Resources Board (“CARB”) certifying that its vehicles comply with applicable emissions requirements. A Certificate of Conformity is required for vehicles sold in the United States, and an Executive Order from the CARB is required for vehicles sold in states that have adopted California standards. CARB sets the California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are 13 other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado.

Although the Thunder Power vehicles will have zero emissions, Thunder Power is required to seek an EPA Certificate of Conformity and, for vehicles sold in California or any of the other 13 states that have adopted the stricter California standards, a CARB Executive Order.

Vehicle Safety and Testing

Thunder Power’s vehicles will be subject to, and will be required to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. Federal Motor Vehicle Safety Standards (“FMVSS”). Thunder Power intends that its family of EVs will fully comply with all applicable FMVSSs without the need for any exemptions, and we expect future Thunder Power’s EVs to either fully comply or comply with limited exemptions related to new technologies. Additionally, there are regulatory changes being considered for several FMVSSs, and while Thunder Power anticipates compliance, there is no assurance that Thunder Power will comply with such changes under the final versions as enacted.

As a U.S.-based manufacturer, Thunder Power must self-certify that its EVs meet all applicable FMVSS, as well as the NHTSA bumper standard, or otherwise are exempt, before its EVs can be sold in the United States. Numerous FMVSS will apply to Thunder Power’s EVs, such as crash-worthiness requirements, crash avoidance requirements and EV-specific requirements. Thunder Power will also be required to comply with other federal laws and regulations administered by NHTSA, including, among other things, ensuring its EVs do not contain defects related to motor vehicle safety, recall requirements, the Corporate Average Fuel (CAFE) standards, Theft Prevention Act requirements, consumer information labeling requirements, reporting required notices, bulletins and other communications, Early Warning Information reporting, foreign recall reporting and owner’s manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, this law allows inclusion of city and highway fuel economy ratings, as determined by the U.S. Environmental Protection Agency (EPA), as well as crash test ratings as determined by NHTSA if such tests are conducted.

Thunder Power intends to bring production in Europe and then expand its offerings within the U.S. and outside of the U.S., and in connection with such expansion its EVs will be subject to foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the U.S. and may require redesign and/or retesting. For example, the European Union (“E.U.”) has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020. There is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its withdrawal from the E.U. These changes could impact the rollout of new vehicle features in Europe.

In addition to the various territorial legal requirements Thunder Power is obligated to meet, Thunder Power’s family of EVs is engineered with the expectation that it will deliver overall five-star performance in the two main voluntary vehicle safety performance assessment programs, the U.S. New Car Assessment Program (“NCAP”) and the European New Car Assessment Programme (“Euro NCAP”). Five-star is the maximum attainable score. These independent organizations have introduced a number of additional safety related tests aimed at improving the safety of passenger vehicles, both for occupants and pedestrians involved in collisions with vehicles. Some of these tests are derived from legal requirements, such as side impact, but have higher performance requirements. Others are unique to the programs. Areas covered by these tests in 2020 included:

●	Mobile Progressive Deformable Barrier;

●	Full Width Rigid Barrier;.

●	Mobile Side Impact Barrier;

●	Side Pole;

●	Far Side Impact;

●	Whiplash;

●	Vulnerable Road Users (Pedestrians and Cyclists);

●	Safety Assist; and

●	Rescue and Extrication

Automobile Manufacturer and Dealer Regulation

In the United States, state laws regulate the manufacture, distribution, sale and service of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to residents. Certain states do not permit automobile manufacturers to be licensed as dealers or to act in the capacity of a dealer, or otherwise restrict a manufacturer’s ability to deliver or service vehicles. To sell vehicles to residents of states where Thunder Power is not licensed as a dealer, Thunder Power expects to conduct the transfer of title out of the state. In certain such states, Thunder Power expects to open studios that serve an educational purpose and where the title transfer may not occur.

Some automobile dealer trade associations may challenge the legality of Thunder Power’s operations and direct selling operations by OEMs in court and may use administrative and legislative processes to attempt to prohibit or limit such OEMs’ ability to operate existing stores or expand to new locations. Certain dealer associations may also actively lobbied state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to Thunder Power’s planned direct sales and service model. Thunder Power expects dealer trade associations to continue to lobby state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to its business model; however, Thunder Power intends to oppose such efforts to limit its ability to operate and intends to proactively support legislation that enables its business model.

Should Thunder Power not be allowed to develop relationships with the largest multi-brand and high-end brand dealers in the U.S. it would be difficult for it as a newcomer to the U.S. EV market to gain a foothold in the U.S. Thunder Power recognizes that its best strategy for market penetration is to align itself with a U.S. dealership network, especially for sale of the Coupe, and the eventual servicing of its family of EVs.

Battery Safety and Testing Regulation

Thunder Power’s battery packs are designed to conform to mandatory regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the United Nation (“U.N.”) Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related U.N. Manual Tests and Criteria. The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. Prior to launch, Thunder Power plans to complete all applicable transportation tests for its battery packs, demonstrating its compliance with applicable regulations. Thunder Power intends to use lithium-ion cells in the high voltage battery packs in its EVs. The use, storage and disposal of battery packs is regulated under federal law. Thunder Power’s battery packs are intended to meet the applicable compliance requirements of the UN Manual of Tests and Criteria demonstrating its ability to ship battery packs by any method. These tests include:

●	Altitude simulation — simulating air transport;

●	Thermal cycling — assessing cell and battery seal integrity;

●	Vibration — simulating vibration during transport;

●	Shock — simulating possible impacts during transport;

●	External short circuit — simulating an external short circuit; and

●	Overcharge — evaluating the ability of a rechargeable battery to withstand overcharging.

Competition

Thunder Power anticipates that it will face competition from both traditional automotive original equipment manufacturer (“OEMs”) and an increasing number of newer companies focused on electric and other alternative fuel vehicles. Thunder Power expects this competition to increase, particularly as the transportation sector continues to shift towards low-emission, zero-emission or carbon neutral solutions.

Any of the Company’s future vehicles are expected to compete with both traditional luxury internal combustion vehicles from established automotive OEMs and electric and other alternative fuel vehicles from both new manufacturers and established automotive OEMs, many of which have entered or have announced plans to enter the alternative fuel and EV market. Many major automobile manufacturers, including luxury automobile manufacturers, have EVs available today, and other current and prospective automobile manufacturers are also developing EVs. In addition, numerous manufacturers offer hybrid vehicles, including plug-in versions, with which Thunder Power’s vehicles will also compete.

Thunder Power believes the primary competitive factors on which it will compete include, but are not limited to:

●	product quality, reliability and safety;

●	range, efficiency and charging speeds;

●	product performance;

●	technological innovation, including with respect to AD/ADAS features;

●	access to charging options;

●	design, styling and luxury;

●	service options and customer experience;

●	management team experience at bringing electric vehicles and other disruptive technologies to market;

●	manufacturing efficiency;

●	brand recognition and prestige; and

●	product price.

Thunder Power believes that it is favorably positioned to compete on the basis of these factors. However, many of Thunder Power’s current and potential competitors have substantially greater financial, technical, manufacturing, marketing and other resources than Thunder Power. Thunder Power’s competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their products. Additionally, many of Thunder Power’s competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other tangible and intangible resources that exceed Thunder Power’s. Furthermore, many of Thunder Power’s competitors operate with a traditional sales and dealer distribution model for vehicles that may be viewed more favorably by potential customers. These competitors also compete with Thunder Power in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, Thunder Power’s products. Additional mergers and acquisitions in the EV and luxury automotive markets may result in even more resources being concentrated in Thunder Power’s competitors.

Limited Edition Coupe

The Coupe is intended to offer a unique product proposition, without a classical direct competitor. It is intended to represent the face of the Company, showcasing design, technology and character. It is intended to offer a wide range of personalization options and therefore will be available across a wide pricing segment. The Coupe will respect customer aspirations defined by benchmark vehicles in a similar price category, including the new Roadster by Tesla, the Owl by Aspark, or the GranTurismo Folgore by Maserati.  .

Long-range Sedan

The Sedan represents a more mainstream product positioned in the traditional executive sports saloon segment. Whereas new market entrants from Chinese manufacturers have concentrated on SUV versions, the sports saloon is a segment traditionally dominated by European brands. Benchmark comparative models are expected to include Maserati Ghibli, Polestar 5 and Tesla Model S.

Compact City Car

The “small” segment represents what we believe to be the most likely growth area for EVs in the coming 10 years. Thunder Power intends to differentiate its proposition not only through competitive performance, but with a strong emphasis on interior and exterior design, recreating the sensation of fun motoring, which we believe has been neglected with recent more functional mainstream models. A selection of competitive benchmark vehicles is detailed below.

Long-range SUV

The large SUV segment represents an opportunity for Thunder Power to enter into a mainstream segment, following successful market entry of its other Models. This segment includes well established brands. A first concept of Thunder Power’s design intentions was presented at the Frankfurt Motor Show.

Legal Proceedings

From time to time, we are subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties may assert claims of intellectual property infringement, misappropriation or other violation against us in the form of letters and other forms of communication. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on our results of operations, prospects, cash flows, financial position and brand.

We are not currently a party to any material legal proceedings; however, Mr. Well Sham, our controlling shareholder, is a party to the following legal proceedings:

Criminal prosecution against Mr. Wellen Sham

Taiwan Taipei District Prosecutor’s Office (the “Prosecutor”) initiated a public prosecution against Mr. Wellen Sham on May 2, 2022, currently being litigated in Taiwan Taipei District Court Criminal Division (Taiwan Taipei District Court, Year 2022, Jin-Chong-Su-Zhi, No. 19, the “Criminal Prosecution”). Four court sessions for the Criminal Prosecution have been held. The last court session was on November 16, 2023. In response to the defendant’s request, the court has scheduled a series of hearings starting from March 2024. The Prosecutor currently has 11 indictments against Mr. Sham in the Criminal Prosecution, which include the following alleged charges:

1. the offense of “causing financial statements to become untrue by other improper means” under the Business Entity Accounting Act of Taiwan as a result of failure to disclose a related party transaction in connection with Electric Power Technology Limited’s (“EPTECH”) purchase of Fund D securities from Sino-JP Fund Co., Ltd because Mr. Sham is associated with EPTECH and Sino-JP Fund Co., Ltd. Inc.

2. violation of Securities and Exchange Act of Taiwan by misrepresentations of EPTECH’s financial statements, non-arm’s length transaction, and/or breach of Mr. Sham’s fiduciary duty to EPTECH because the Prosecutor alleged those transactions are not in the normal course of business of EPTECH or non-beneficial to EPTECH.

a.	Mr. Sham’s acquisition of shares in Thunder Power Hong Kong Limited (“TPHK”), a company wholly owned by EPTECH, paid for by his GPS patents which the Prosecutor alleged were priced at “an unreasonably high price.”

b.	EPTECH acquired a non-exclusive license for a battery pack patent from TPHK by offsetting the debt owed by TPHK to EPTECH, which the Prosecutor alleged was “orchestrated” by Mr. Sham and was “non-beneficial to EPTECH.”

c.	EPTECH engaged an exclusive authorized agent for the electric coupe and agreed to pay USD $4,950,000 immediately, which the Prosecutor alleged was “orchestrated” by Mr. Sham and was “deemed outside the normal course of EPTECH’s business” and caused significant losses for EPTECH.

d.	EPTECH paid USD $4,480,000 for parts for an electric four-door sedan from TPHK, which the Prosecutor alleged was “arranged” by Mr. Sham, not in the normal course of business of EPTECH and non-beneficial to EPTECH, and constituted a non-arm’s length transaction and a breach of fiduciary duty under the Securities and Exchange Act of Taiwan.

e.	According to the Prosecutor, EPTECH failed to fully disclose the transaction terms to the shareholders when negotiating the land purchase transaction between EPTECH and Xiang Fang International Co., Ltd. (“XFI”) or agreed to alter terms that may have been advantageous to EPTECH, resulting in substantial losses to EPTECH.

3. Electric Power Technology International Limited (“EPTI”), a subsidiary of EPTECH, granted bonuses to Mr. Sham in the amount of USD $150,000, USD $50,000, and USD $100,000, and EPTECH granted a bonus of NTD 6,000,000 to Mr. Sham. The Prosecutor alleged that those bonuses were granted in violation of fiduciary duty under the Securities and Exchange Act of Taiwan and caused losses for EPTECH.

4. TPHL granted bonuses in the form of an option to purchase approximately 28 million shares of TPHL at a price of HKD 1.00 per share to Mr. Sham and his spouse*, which the Prosecutor alleged to have resulted in losses for EPTECH and constituting a breach of fiduciary duty under the Securities and Exchange Act of Taiwan.

* Mr. Sham’s spouse is a former director of TPHL, who has resigned from all roles with TPHL in October 2021.

5. EPTECH paid for expenses associated with a seminar hosted by Thunder Power Electric Vehicle Limited (“TPEV”), which the Prosecutor alleged was under the direction of Mr. Sham, constituting a breach of trust under the Criminal Code of Taiwan.

6. EPTECH paid the salaries of certain employees of TPEV and TPHK, which the Prosecutor alleged was a breach of a fiduciary duty under the Securities and Exchange Act of Taiwan.

7. According to the Prosecutor, Mr. Sham instructed Mr. Albert Chen to compose a false press release with the aim of disseminating rumors or misleading information as EPTECH’s spokesperson, which the Prosecutor alleged was intended to impact EPTECH’s stock prices and influence investors’ judgments in the stock market, constituting the crime of manipulating the trading prices of securities under the Securities and Exchange Act of Taiwan.

In response to the Prosecutor’s accusations, Mr. Sham sought relief by asserting his innocence, appointing a defense attorney, applying for an investigation of favorable evidence, and actively exercising his right to defend himself.

Civil actions against Wellen Sham

In conjunction with the Criminal Prosecution, Taiwan’s Securities Investor and Futures Trader Protection Center (“SFIPC”) initiated the following civil actions against Mr. Sham:

1. On October 18, 2022, SFIPC initiated an ancillary civil action to the Criminal Prosecution, requesting that Mr. Sham shall bear liability for damages incurred by EPTECH. This civil action is currently consolidated with the Criminal Prosecution and is under the jurisdiction of Taiwan Taipei District Court Criminal Division, but has not been litigated in court.

2. Based on the content of the Prosecutor’s indictment, SFIPC initiated a civil suit on August 11, 2022, asserting Mr. Sham should be dismissed from the position of Chairman of EPTECH. This suit is currently being litigated by the Intellectual Property and Commercial Court (Intellectual Property and Commercial Court, Year 2022, Shang-Su-Zi, No. 28). Currently, an agreement to suspend litigation has been reached with the opposing party (SFIPC). It is anticipated that the litigation will resume after the witnesses are summoned in the Criminal Prosecution.

3. Based on the content of the Prosecutor’s indictment, SFIPC initiated a civil suit on November 7, 2022, asserting that the valuation of Mr. Sham’s GPS patent, acquired through technical investment, is overestimated, and asserts that EPTECH’s financial reports are misleading. SFIPC further asserts that Mr. Sham shall bear liability for damages incurred by investors of EPTECH. This suit is currently being litigated by the Intellectual Property and Commercial Court (Intellectual Property and Commercial Court, Year 2023, Shang-Su-Zi, No. 17). The court has required the SFIPC to bear the burden of proof. The next court session is scheduled to be on February 6, 2024.

4. Pursuant to the civil suit of claim for damages of financial misrepresentation (paragraph #3, immediately preceding this paragraph), SFIPC has applied for a provisional seizure procedure. Intellectual Property and Commercial Court has ruled to grant the provisional seizure on November 25, 2022. After Mr. Sham’s appeal, the Supreme Court reverse the original provisional seizure ruling, and on December 29, 2023, the Intellectual Property and Commercial Court changed the ruling (Intellectual Property and Commercial Court, Year 2023, Shang-Quan-Geng-Zi, No. 2) to reducing the amount of the provisional seizure and required the SFIPC to first provide a security deposit before seizing Mr. Sham’s property. This requirement to SFIPC to pay a security deposit is an uncommon practice. Mr. Sham has currently appealed the Intellectual Property and Commercial Court’s remanded ruling on the provisional seizure and is awaiting a decision from the Supreme Court.

While we are unable to predict the outcomes of these matters with certainty, we expect that the final outcomes of these pending matters against Mr. Sham will not, either individually or in the aggregate, have a material adverse effect on our business, results of operations or financial condition; however, we cannot guarantee whether, when and how it would impact our brand, reputation, business, results of operations or financial condition. For additional information about legal proceedings that we may be subject to and the risks to our business related to litigation, see “Risk Factors —Risks Related to Regulation and Litigation — Our affiliated parties such as our major shareholders may be involved in governmental investigations and civil litigation relating to the business affairs of companies with which they are, were or may in the future be affiliated with.”

Future Technology and Vehicle Programs

The below descriptions, statements, plans, and roadmaps are forward-looking and may not take place. Thunder Power can offer no guarantees to the way forward since the global EV market is constantly changing. Some of the future revenue streams and production opportunities it is considering includes creating a next generation network platform, allowing other types of vehicles and uses by other manufacturers, adding revenue streams from its suite of Intellectual Property, introducing its technology to the commercial transportation market, especially the commercial EV truck market, and exploring the battery charging opportunities in parking garages.

Building a Next-Generation Network Platform

The current generation of vehicles (both ICE and EV) use extensive cable and wire systems. The system is difficult to improve due to its complex networks (CAN, LVDS, etc.), each using its own software. The result of using multiple networks is an increase in both weight and cost.

Amongst the future projects of the Company is its ongoing strategy to develop an automotive-grade ethernet solution comprised of a consolidated cable and wire design that will operate on a unified hardware network with the potential to have a single cable network for all vehicles, using standardized software language and control features. The key benefits are expected to include a significant reduction in manufacturing and testing costs, as well as the weight of the overall car, which would, in turn, be expected to increase the range of the EV. Thunder Power’s idea to engineer a unified system based on ethernet technology in the future, is illustrated below.

There are no guarantees or assurances that these results may be achieved, be achieved within the timeframe the Company expects or will result in profitability or revenue generation.

Thunder Power’s automotive grade ethernet solution is anticipated to result in unified media for its domains including, but not limited to potential features such as:

●	Instrument cluster,

●	On-board diagnostics,

●	Next-generation infotainment systems,

●	Telematics with 4G modems,

●	Control systems,

●	Security systems,

●	360-degree system, and

●	Ultimately, self-driving capabilities.

In addition, Thunder Power believes that consumers are increasingly likely to expect their cars to be extensions of their personal devices — offering access and connectivity to the internet. Faster networks will ultimately be required to carry higher levels of data and execute complex network interdependencies. Thunder Power’s plan is to build an automotive grade ethernet solution that will support the necessary data rates.

Expected Key Benefits of Thunder Power’s Planned Automotive Ethernet:

1. Anticipated lower cost of installation,

2. Faster data transmission, helping to improve the real-time user experience,

3. Ubiquitous standard for common communication with consumer products, and

4. A simple, standardized platform for various data types.

This technological innovation, as envisaged by Thunder Power, requires further development, testing, validation, and funding. While it is unlikely that this technology will be ready in time for the launch of the proposed Thunder Power Models, it is hoped that Thunder Power’s vision will be available in time for the launch of future EV models.

Other Types of Vehicles and Uses

Thunder Power has developed a roadmap for additional vehicles and platforms to make its vehicles and technology more accessible at a variety of price points. Depending on market opportunities and conditions, the Company may explore revenue generating streams such as: (i) licensing any one or more of the proprietary technologies it has access to, (ii) selling EV credits, or (iii) applying proprietary technology, including the EV TDP, to other potential commercial applications such as those outlined below:

Thunder Power’s business strategy is expected to continue developing and evolving over time in response to numerous factors such as market feedback, consumer demand, Company’s needs, and state of the economy, to name a few. Thunder Power expects to look to the commercial markets to leverage monetization opportunities and revenue streams based on Thunder Power’s then-existing products, services and intellectual property rights. Thunder Power’s future strategy may include introducing its technology to the commercial transportation market, including the commercial EV truck market. Based on preliminary internal research, this opportunity could provide for an alternative revenue streams outside of the passenger automobile market.

MANAGEMENT

The following is a list of the persons who currently serve, as of the date of this prospectus, as our directors and executive officers.

Name	Age	Position
Christopher Nicoll	56	Chief Executive Officer and Director
Pok Man Ho	38	Interim Chief Financial Officer
Coleman Bradley	64	Chairman of the Board(4)
Mingchih Chen(1)(2)(3)	58	Acting Chairwoman of the Board of Directors(4)
Thomas Hollihan(1)(2)(3)	72	Director
Kevin Vassily(1)(2)(3)	58	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 16, 2024, Ms. Chen is the Acting Chairwoman effective as of September 11, 2024, following the Board’s approval of the leave of absence for the Chairman of the Board, Mr. Coleman Bradley, for personal reasons.

Executive Officers

Christopher Nicoll serves as our Chief Executive Officer and a member of the Board. Since 2021, Mr. Nicoll operated the Auto Advisory Board Ltd. as a business owner and a commercial automotive consultant, through which he takes on diverse automotive projects and interim roles including, without limitation, implementing commercial, financial and logistics processes for a start-up, supervised technical conversion, homologation and emissions testing, and advised a major European dealer group on its international product launch. Mr. Nicoll has previously served in the capacity of the managing and commercial director of AGT Europe between 2018 and 2020, where he launched the official EU import for Dodge cars, Ram trucks and MOPAR spare parts. Between 2015 and 2018, Mr. Nicoll was the head of marketing and business development at TPEV where he oversaw start-up EV projects such as, without limitation, R&D activities in Italy, and led cross-functional commercial and engineering teams. From 2010 through 2014, Mr. Nicoll held the positions of the head of global network development, head of APAC region, and head of EMEA region at Lotus Cars. Mr. Nicoll received a BA in Business Administration from Middlesex University in the UK and a Diplom Betriebswirt from the Reutlingen University in Germany.

Pok Man Ho serves as our Interim Chief Financial Officer since September 16, 2024. Previously, Mr. Ho was part of TPHL since 2015, where he played a pivotal role in corporate finance, financial planning and analysis, human resources, and corporate governance. Over his tenure with TPHL he was instrumental in driving strategic decision-making, optimizing resource allocation, and ensuring regulatory compliance. Prior to that, Mr. Ho held regional roles in the insurance and luxury retail industries from 2012 to 2015. During this period, he leveraged his expertise in taxation and human resources cost analysis in Assicurazioni Generali S.p.A. and Gucci Group, respectively. This experience provided him with a comprehensive understanding of the financial and operational challenges faced by multinational corporations in different sectors. Prior to that, Mr. Ho began his career at KPMG in 2009, where he specialized in taxation. During the three-year tenure with KPMG, Mr. Ho gained valuable insight into tax regulations and frameworks, and developed a strong foundation in financial planning and compliance. Mr. Ho graduated from Monash University (Accounting and Finance) in Australia in 2008, and Mr. Ho is a Certified Public Accountant.

Directors

Mr. Coleman Bradley serves as the Chairman of the Board. Mr. Bradley has served as a Director of TPHL since November 2019 and has previously served as Consultant, Strategic Planning and Management. Prior to joining TPHL, Mr. Bradley served as President of Pacific United Development from January 1992 through December 2000 and represented Pacific Electric Wire and Cable, a publicly traded company from Asia, with respect to U.S. real estate investments. Mr. Bradley was also instrumental in assisting the investors, i.e., Pacific Electric Wire and Cable through US Holding company, in the acquisition of regional volume homebuilding companies in both the Texas and Florida markets. In 2000 through 2008, Mr. Bradley served as General Partner of Franklin Realty Investors, managing all facets of the partnership. In 2001, Mr. Bradley established Kenkayla Real Estate to develop, construct and own quick service restaurant (“QSR”) properties, in Charlotte, North Carolina, and he established BRH Enterprises, LLC to own and operate a “QSR” concept. “QSR” is an industry term acronym for Quick Service Restaurants. Since January 2010, Mr. Bradley has served as founder and Chief Executive Officer of Atlantic Acquisition Group LLC, a company established to provide business and real estate acquisition and disposition services in the Mid-Atlantic states, including North Carolina, South Carolina, Georgia, Florida and Tennessee. Mr. Bradley also has served since January 2016 as Director of Zero Emissions Systems, LLC/CETI, Inc., which is invested in the electrification of heavy-duty trucks. Mr. Bradley graduated from Advanced Studies at the University Texas of Austin and Superior Real Estate School of North Carolina.

Mingchih Chen serves as the Acting Chairwoman of the Board effective as of September 11, 2024, following the Board’s approval of the leave of absence for the Chairman of the Board, Mr. Coleman Bradley, for personal reasons. Ms. Chen is a highly accomplished professional with a strong background in industrial engineering and academia. With her extensive educational and professional experience, Ms. Chen has made significant contributions to various institutions. Ms. Chen pursued her education at Texas A&M University in the United States. She obtained her Doctoral degree in Industrial Engineering from Texas A&M University from January 1991 to December 1993. Prior to that, she completed her master’s degree in industrial engineering from September 1989 to December 1990. Ms. Chen also holds a bachelor’s degree in industrial engineering from Chung-Yuan Christian University in Taiwan, which she completed from September 1984 to June 1988. Throughout her career, Ms. Chen has held various academic positions and made significant contributions to the field of business administration and industrial engineering. From August 2021 to July 2023, she served as the Executive Director of the Artificial Intelligence Development Center at Fu Jen Catholic University. She also held the position of Director and Professor at Fu Jen Catholic University’s Graduate Institute of Business Administration in New Taipei City from August 2015 to July 2023. Ms. Chen has been a Professor at Fu Jen Catholic University’s Graduate Institute of Business Administration since February 2013. Prior to that, she served as an Associate Professor at the same institution from August 2010 to January 2013. Her academic career also includes positions as an Associate Professor at Chaoyang University of Technology’s Department of Industrial Engineering and Management in Wufeng, Taiwan, from August 1997 to July 2010, and as an Associate Professor at Ming-Chuan University’s Department of Business Management in Taipei, Taiwan, from August 1994 to July 1997. Ms. Chen’s professional experience extends beyond academia. She worked as an Industrial Engineer at Phillip Electronics Company in Chung-Li, Taiwan, from June 1988 to July 1989. In addition, she served as a Post-doctoral Research Associate under Dr. Way Kuo at Texas A&M University from January 1994 to July 1994. With her broad expertise in industrial engineering and business administration, Ms. Chen will bring valuable insights and strategic guidance to our Board. Her extensive academic and professional background ensures that the company benefits from her wealth of knowledge and experience.

Thomas Hollihan serves as an independent member of the Board. Professor Hollihan publishes in the areas of argumentation, political communication, media diplomacy, contemporary rhetorical criticism, and the impact of globalization on public deliberation. Professor Hollihan is the author or editor of several books, and has published in the International Journal of Communication, Quarterly Journal of Speech, Rhetoric and Public Affairs, Argumentation and Advocacy, and the Journal of Public Diplomacy. Professor Hollihan has served as the associate dean for academic affairs in the Annenberg School of Communication and Journalism from 1997 through 2007, where he has been a professor since 1980. He chairs the Executive Committee of the USC U.S.-China Institute, and also chaired the Board of Trustees of the National Debate Tournament, the National Communication Association Doctoral Education Committee, the NCA Taskforce on Legislative Reform, the NCA Committee on International Discussion and Debate, and the NDT National Committee. Professor Hollihan also served as the president of the American Forensic Association and the Western Forensic Association. Professor Hollihan is a faculty fellow in the USC Center for Public Diplomacy and the USC Center for Communication Leadership. Professor Hollihan received his BA in speech communication from the University of Minnesota in 1974, his MA in speech communication from Wayne State University in 1975, and his Ph.D. in speech communication from the University of Nebraska, Lincoln in 1978

Kevin Vassily serves as an independent member of the Board. Mr. Vassily has extensive working experience as a senior management team member serving private and public companies. Mr. Vassily has served as an independent director of FLFV since June 2022. Mr. Vassily is a director of the board of directors of Denali Capital Acquisition Corp. since April 2022, and a member of the board of directors of Aimfinity Investment Corp. I since March 2023, two SPACs listed on Nasdaq. In January 2021, he was appointed Chief Financial Officer, and in March 2021, became a member of the board of directors of iPower Inc. (Nasdaq: IPW), an online hydroponic equipment retailer and supplier. Prior to joining iPower, from 2019 to January 2021, Mr. Vassily served as Vice President of Market Development for Facteus, Inc., a financial analytics company focused on the Asset Management industry. From October 2018 through its acquisition in March 2020, Mr. Vassily served as an advisor at Go Capture (which was acquired by Deloitte China in 2020), where he was responsible for providing strategic, business development, and product development advisory services for the company’s emerging “Data as a Service” platform. Since February 2020, Mr. Vassily has served as a director of Zhongchao Inc. (Nasdaq: ZCMD), a provider of healthcare information, education and training services to healthcare professionals and the public in China. Since July 2018, Mr. Vassily has also served as an advisor at Prometheus Fund, a Shanghai-based merchant bank/private equity firm focused on the “green” economy. From April 2015 through May 2018, Mr. Vassily served as an associate director of research at Keybanc Capital Markets Inc. From June 2010 to April 2015, he served as the director of research at Pacific Epoch, LLC (a wholly-owned subsidiary of Pacific Crest Securities LLC). From May 2007 to May 2010, he served as the Asia Technology business development representative and as a senior analyst at Pacific Crest Securities. From July 2003 to September 2006, he served as senior research analyst in the semiconductor technology group at Susquehanna International Group, LLP. From September 2001 to June 2003, Mr. Vassily served as the vice president and senior research analyst for semiconductor capital equipment at Thomas Weisel Partners Group, Inc. Mr. Vassily began his career on Wall Street in August 1998, as a research associate covering the semiconductor industry at Lehman Brothers. He holds a B.A. in liberal arts from Denison University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Christopher Nicoll serves as a member of the Board. For a brief biography of Mr. Nicoll, please see above under “Executive Officers.”

Controlled Company Status

Because Mr. Wellen Sham and the entities with which he is affiliated, have voting and dispositive power over a majority of our voting stock, we are a controlled company under the Sarbanes-Oxley Act and the rules of Nasdaq. Additionally, Mr. Sham and the entities with which he is affiliated are currently, and we expect that they will continue to be, deemed a group for purposes of certain rules and regulations of the SEC as a result of Mr. Sham’s voting and dispositive power over the shares of Common Stock owned by Mr. Sham and the entities with which he is affiliated. Under the rules of Nasdaq, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that: (i) a majority of the board of directors consist of independent directors as defined under the rules of Nasdaq; (ii) the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. While we qualify for exemptions from certain corporate governance requirements as a controlled company, we currently do not intend to rely on such exemptions. See the section under the heading “Principal Securityholders” for additional information.

Role of Board in Risk Oversight

One of the key functions of the Board is the informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through the standing committees of the Board that address risks inherent in each committee’s respective area of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility of considering and discussing financial risk exposure and the steps management should take to monitor and control such exposure, including implementing guidelines and policies to govern the process by which risk assessment and management is undertaken.

Board Composition

Our Board consists of five members.

The Board consists of the following members:

●	Christopher Nicoll, Coleman Bradley, Mingchih Chen, Thomas Hollihan, and Kevin Vassily and their terms will expire at the annual meeting of stockholders to be held in 2025;

Director Independence

The Board is expected to annually undertake a review of the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the following members of the Board were determined by the Board not to have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of Ms. Chen, Mr. Hollihan and Mr. Vassily are considered to be “independent” as that term is defined under Nasdaq rules.

In making these determinations, the Board has considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deems relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee director.

Board Committees

The standing committees of the Board consist of the Audit Committee, the Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. Additionally, from time to time, special committees may be established under the direction of the Board, as and when the Board deems it necessary or advisable to address specific matters.

The Chief Executive Officer and other executive officers regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

The members of our audit committee are Ms. Chen, Professor Hollihan and Mr. Vassily. Mr. Vassily is the Chair of the audit committee and an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of SOX, and possesses financial sophistication, as defined under the rules of Nasdaq. The Company’s audit committee has the following functions, among others:

●	perform such other functions as the board of directors may from time to time assign to the audit committee.

●	evaluating the performance, independence and qualifications of TPHL’s independent auditors and determining whether to retain Thunder Power’s existing independent auditors or engage new independent auditors;

●	monitoring the integrity of TPHL’s financial statements and TPHL’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

●	reviewing the integrity, adequacy and effectiveness of TPHL’s internal control policies and procedures;

●	preparing the audit committee report required by the SEC to be included in TPHL’s annual proxy statement;

●	discussing the scope and results of the audit with TPHL’s independent auditors, and reviewing with management and TPHL’s independent auditors TPHL’s interim and year-end operating results;

●	establishing and overseeing procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;

●	reviewing TPHL’s guidelines and policies on risk assessment and risk management;

●	Reviewing and approving related-party transactions;

●	obtaining and reviewing a report by TPHL’s independent auditors at least annually that describes TPHL’s independent auditors internal quality control procedures, any material issues raised by review under such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by TPHL’s independent auditors.

The Company’s audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. The foregoing summary of the audit committee’s functions and responsibilities does not purport to be complete and is subject to the provisions of the audit committee’s charter, which is filed with the registration statement of which this prospectus forms a part, which should be read carefully and in its entirety.

Compensation Committee

The members of our compensation committee are Ms. Chen, Professor Hollihan and Mr. Vassily. Professor Hollihan serves as Chair of the compensation committee. The Company has adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

●	approving the retention of compensation consultants and outside service providers and advisors;

●	reviewing and approving, or recommending that the TPHL Board approve the compensation of TPHL’s executive officers, including annual base salary, annual incentive bonuses, specific performance goals relevant to their compensation, equity compensation, and employment;

●	reviewing and recommending to the TPHL Board the compensation of TPHL’s directors;

●	administering and determining any award grants under TPHL’s 2024 Plan;

●	reviewing and evaluating succession plans for the executive officers;

●	preparing the compensation committee report required by the SEC to be included in TPHL’s annual proxy statement; and

●	periodically reviewing TPHL’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC. The foregoing summary of the compensation committee’s functions and responsibilities does not purport to be complete and is subject to the provisions of the compensation committee’s charter, which is filed with the registration statement of which this prospectus forms a part, which should be read carefully and in its entirety.

Nominating and Corporate Governance Committee

The members of the Company’s nominating and corporate governance committee are Ms. Chen, Professor Hollihan and Mr. Vassily. Ms. Chen serves as Chair of the nominating and corporate governance committee. The Company has adopted a nominating and corporate governance committee charter, which details the purpose and responsibility of the nominating and corporate governance committee, including:

●	identifying, evaluating, and recommending individuals qualified to become members of the Board and its committees;

●	evaluating the performance of the Board and of individual directors;

●	developing and recommending corporate governance guidelines to the Board; and

●	overseeing an annual evaluation of the Board and management.

The nominating and corporate governance committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. The foregoing summary of the nominating and corporate governance committee’s functions and responsibilities does not purport to be complete and is subject to the provisions of the nominating and corporate governance committee’s charter, which is filed with the registration statement of which this prospectus forms a part, which should be read carefully and in its entirety.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to the Company’s directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or, persons performing similar functions. The Code of Business Conduct is available on our website at www.aiev.ai/en.  We intend to disclose any amendments to or waivers of our Code of Business Conduct in a Current Report on Form 8-K. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors, or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on the Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

Our Charter contains certain provisions permitted under the DGCL related to the liability of directors and officers. These provisions eliminate the personal liability for monetary damages resulting from a breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL. Our Bylaws also provide that we may indemnify our directors and officers to the fullest extent permitted by the DGCL and also provide that we must pay expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Non-Employee Director Compensation

The Board reviews director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors. The Company is in the process of developing a board of directors’ compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize, and reward directors who contribute to the long-term success of the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

The Company qualifies as an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, Thunder Power is required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as a narrative disclosure regarding executive compensation. Further, Thunder Power’s reporting obligations extend only to Thunder Power’s “named executive officers,” who are the individuals who served as Thunder Power’s principal executive officer, Thunder Power’s next two other most highly compensated officers at the end of the last completed fiscal year and up to two additional individuals who would have been considered one of Thunder Power’s next two most highly compensated officers except that such individuals did not serve as executive officers at the end of the last completed fiscal year. For the 2023 fiscal year, the only “named executive officer” was Wellen Sham, who served as TPHL’s Chief Executive Officer until the closing of the Business Combination.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to Thunder Power’s executive officers for the fiscal years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Stock Awards ($)	All Other Compensation ($)		Total ($)
Wellen Sham	2023	206,110	—	—	—	461,566	(1)	667,676
Chief Executive Officer	2022	270,000	—	—	—	—		270,000
Chiu Wai Jo	2023	66,026	—	—	—	—		66,026
Director of Financial Planning & Analysis	2022	60,000	—	—	—	—		60,000
Pok Man Ho	2023	84,500	—	—	—	—		84,500
Financial Planning & Analysis Manager	2022	76,923	—	—	—	—		76,923

(1)	In June 2023, TPHL issued 17,008,312 shares of TPHL’s common stock at $0.058 per share to Mr. Wellen Sham to settle certain of Thunder Power’s then-outstanding liabilities. On the issuance date, the fair value of the common stock was $0.063 per share, and the fair value of the common stock exceeding TPHL’s then-outstanding liabilities was $461,566, which was deemed as share-based compensation to Mr. Wellen Sham. For additional information, see “Note 7 — Common Stocks” and “Note 9 — Share-Based Compensation — Other Share-Based Compensation” to the notes to Thunder Power’s audited consolidated financial statements.

Narrative Disclosure of the Summary Compensation Table

Elements of Compensation in 2023 and 2022

The directors and executive officers of Thunder Power are not paid by Thunder Power but are rather paid by affiliates of Thunder Power. Thunder Power’s executive officers do not receive pension, retirement or other similar benefits, and Thunder Power has not set aside or accrued any amount to provide cash benefits to its executive officers. Thunder Power is not a party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed compensation reflecting the respective officer’s skills, experience, role, responsibilities and contributions.

Employment Agreements

Prior to the Business Combination, TPHL did not entered into employment agreements with Messrs. Wellen Sham, Chiu Wai Jo or Pok Man Ho. Following the Business Combination, on September 24, 2024 and September 25, 2024, Thunder Power AI Subsidiary, Inc. (“TPAI”) TPHL’s Hong Kong branch, entered into certain employment agreements with Ho Pok Man and Christopher Nicoll, respectively.

Ho Agreement

Based on the employment agreement by and between TPAI and Ho Pok Man (the “Ho Agreement”), effective September 16, 2024, TPAI shall pay Mr. Ho a fixed monthly salary of US$8,000, payable in arrears on the sixth of each month (pro rated for the months if that period of service is less than one calendar month). In addition, TPAI also agreed to issue to Mr. Ho a total of 100,000 the Company’s Common Stock every year (in two instalments, one on January 1, the other on June 1) under the Company’s 2024 Omnibus Equity Incentive Plan. Mr. Ho may also be subject to certain discretionary bonus in form of either cash or options, or both, if the Company’s financial target is achieved.

Nicoll Agreement

Based on the employment agreement by and between TPAI and Christopher Nicoll (the “Nicoll Agreement”), effective July 1, 2024, TPAI shall pay Mr. Nicoll a fixed monthly salary of US$5,000 for the first 3 months of the employment and US$10,000 since then, payable in arrears on the sixth of each month (pro rated for the months if that period of service is less than one calendar month). In addition, TPAI also agreed to issue to Mr. Nicoll a total of 200,000 of the Company’s Common Stock every year, payable on the first day of each quarter, in four equal instalments, under the Company’s 2024 Omnibus Equity Incentive Plan. Mr. Nicoll may also be subject to certain discretionary bonus in form of either cash or options, or both, if the Company’s financial target is achieved.

Director Compensation

None of the non-employee directors received compensation during the fiscal years ended December 31, 2023 and 2022 for services rendered to the Company.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Common Stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material non-public information, subject to compliance with the terms of our insider trading policy. The sale of any shares under such a plan will be subject to the Lock-Up Agreements, to the extent that the selling director or executive officer is a party thereto.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in the Jobs Act. As an emerging growth company, it is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions Policy

The Board has adopted a related person transaction policy that sets forth the Company’s procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy became effective upon approval by the Board following the consummation of the Business Combination. The Company’s audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions.” The charter of the Company’s audit committee provides that the audit committee will review and approve in advance any related party transaction.

A “related person transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which:

●	the Company has been or is to be a participant,

●	the amount involved exceeds or will exceed $120,000; and

●	any of the Company’s directors or executive officers or holders of more than 5% of the Company’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Company’s management must present information regarding the related person transaction to the Company’s audit committee, for review, consideration and approval or ratification. The audit committee will consider all relevant facts and circumstances of such a transaction, including, but not limited to: (i) the related party’s relationship to the Company and interests in the transaction, (ii) the proposed amount involved in the transaction, (iii) whether the transaction was or will be undertaken in the ordinary course of the Company’s and related party’s business, (iv) the way in which any transaction was or is to be initiated, (v) whether the potential related party transaction is on terms comparable to those available from an unrelated third party, (vi) the benefits to the Company of the proposed transaction, and (vii) any other material fact pertinent to the transaction.

Nature of Relationships with Related Parties

Relationship with the Company
Thunder Power (Hong Kong) Limited (“TP HK”)	Over which the spouse of Mr. Wellen Sham, the Company’s controlling shareholder, exercises significant influence
Thunder Power Electric Vehicle (Hong Kong) Limited (“TPEV HK”)	Over which the spouse of Mr. Wellen Sham, the Company’s controlling shareholder, exercises significant influence
Mr. Wellen Sham	Controlling shareholder of the Company
Ms. Ling Houng Sham	Spouse of Mr. Wellen Sham
Feutune Light Sponsor LLC (“FLFV Sponsor”)	Shareholder of the Company

Related Party Transactions

		For the six months ended June 30,
	Nature	2024	2023
TP HK	Rental expenses	$13,812(1)	$13,848

(1)	On June 30, 2024, the outstanding balances due to TP HK, TPEV HK and Mr. Wellen Sham as of June 30, 2023 were settled by issuance of 2,183,887 shares of the Company’s common stock.

Balance with Related Parties

	Nature	June 30, 2024	December 31, 2023
TP HK(1)	Amount due to the related party	$78,021	$68,992
Mr. Wellen Sham(2)	Amount due to the related party	560,000	—
Ms. Ling Houng Sham (2)	Amount due to the related party	200,000	—
FLFV Sponsor(3)	Amount due to the related party	190,000	—
		$1,028,021	$68,992

(1)	The balance due to TP HK represented the payments made by TP HK on behalf of TP Holdings regarding the office rental fee and employee salary expenses. The balance is interest free and is repayable on demand.

(2)

The balance due to Mr. Wellen Sham represented the promissory notes of $560,000 for extension of FLFV. The balance due to Ms. Ling Houng Sham represented promissory notes of $200,000 for extension of FLFV.

Among the promissory notes issued to Mr. Wellen Sham, of which $260,000 bears interest rate of 8% per annum and was payable on June 21, 2024, and $300,000 bears interest rate of 10% and was payable on September 19, 2024. As of the date of this  Prospectus, the Company has not settled the promissory notes with Mr. Wellen Sham.

The promissory notes were issued to Ms. Ling Houng Sham on May 22, 2024 and June 18, 2024, respectively, both bear interest rate of 8% per annum and are payable on June 21, 2024. As of the date of this Prospectus, the Company has not settled the promissory notes with Ms. Ling Houng Sham.

(3)	In May and June 2024, FLFV issued three promissory notes to the FLFV Sponsor in exchange for an aggregated loans of $190,000 from the FLFV Sponsor, among which 50,000 was payable on closing of the Business Combination, and $140,000 was payable on July 21, 2024. As of the date of this Prospectus, the Company has not settled the promissory notes with FLFV Sponsor.

MATERIAL AGREEMENTS

Promissory Notes

On June 21, 2024, the Company issued (1) an unsecured promissory note of $300,000 (the “WCL Note I”) to Wellen Sham, to evidence a loan of $300,000 provided by Mr. Sham to the Company, (2) an unsecured promissory note of $70,000 (the “WCL Note II”) to Sam Yu, an individual designated by the Sponsor, to evidence a loan of $70,000 provided by Mr. Yu to the Company, and (3) an unsecured promissory note of $70,000 (the “WCL Note III,” together with the WCL Note I and WCL Note II, the “WCL Notes”) to Sau Fong Yeung, an individual designated by the Sponsor, to evidence a loan of $70,000 provided by Ms. Yeung to the Company.

The WCL Note I bears interest at a rate per annum equal to 10% of the outstanding principal balance. The WCL Note I is payable in full upon the earlier of (i) 90 days after the consummation of the Company’s Business Combination, or (ii) the date of the liquidation of the Company (such date, the “Maturity Date”). Any of the following will constitute an event of default under the WCL Note I: (i) a failure to pay the outstanding principal balance within five (5) business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action; (iii) the breach of any of Company’s obligations under the WCL Note I; (iv) any cross defaults; (v) an enforcement proceeding against the Company; or (vi) it is or becomes unlawful for the Company to perform any of its obligations under the WCL Note I, or any obligations of the Company under the WCL Note I are not or cease to be legal, valid, binding or enforceable. Upon the occurrence of an event of default specified in (i) or (iii) above, Mr. Sham may, by written notice to the Company, declare the WCL Note I to be due immediately and payable, whereupon the outstanding principal balance of the WCL Note I, and all other amounts payable under the WCL Note I, will become immediately due and payable without presentment, demand, protest or other notice of any kind. Upon the occurrence of an event of default specified in (ii), (iv), (v), or (vi) above, the outstanding principal balance of the WCL Note I, and all other sums payable under the WCL Note I, will automatically and immediately become due and payable, in all cases without any action on the part of Mr. Sham.

Mr. Sham had the right, but not the obligation, to convert the WCL Note I, in whole or in part, respectively, into Units (as defined in the WCL Note I) of the Company, that are identical to the public units of the Company, subject to certain exceptions, as described in the proxy statement/prospectus included in the registration statement on Form S-4 (File No. 333-275933), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 7, 2023 and declared effective by the SEC on May 10, 2024, by providing the Company with written notice of the intention to convert at least two (2) business days prior to the closing of the Company’s Business Combination. The number of Units to be received by Mr. Sham in connection with such conversion will be an amount determined by dividing (x) the sum of the outstanding principal amount payable to Mr. Sham by (y) $10.00.

The terms and conditions of the WCL Note II and WCL Note III are substantially identical to the WCL Note I, except, among other things, that (1) the WCL Note II and WCL Note III bear no interest; and (2) the WCL Note II and WCL Note III are payable in full upon the earlier of (i) 30 days after the consummation of the Company’s Business Combination, or (ii) the date of the liquidation of the Company.

On May 22, 2024, the Company issued an unsecured promissory note of $100,000 (the “GCE Note I”) to Ling Houng Sham, the spouse of Mr. Sham, to evidence a loan of $100,000 (the “GCE Loan I”) provided by Ling Houng Sham to the Company. On the same date, the Company issued another unsecured promissory note of $50,000 (the “GCE Note II,” together with GCE Note I, the “GCE Notes”) to Rockridge International Inc (“Rockridge”), an entity designated by FLFV’s Sponsor, to evidence a loan of $50,000 (the “GCE Loan II,” together with GCE Loan I, the “GCE Loans”) provided by Rockridge to the Company.

The GCE Note I bears interest at a rate per annum equal to 8% of the outstanding principal balance. The GCE Note I is payable in full upon the earlier to occur of (i) the consummation of the Company’s business combination, or (ii) the Maturity Date. Any of the following will constitute an event of default under the GCE Note I: (i) a failure to pay the principal within five (5) business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of any of Company’s obligations under the GCE Note I; (iv) any cross defaults; (v) an enforcement proceeding against the Company; or (vi) it is or becomes unlawful for the Company to perform any of its obligations under the GCE Note I, or any obligations of the Company under the GCE Note I are not or cease to be legal, valid, binding or enforceable. Upon the occurrence of an event of default specified in (i) or (iv) above, Ling Houng Sham may, by written notice to the Company, declare the GCE Note I to be due immediately and payable, whereupon the outstanding principal balance of the GCE Note I, and all other amounts payable under the GCE Note I, will become immediately due and payable without presentment, demand, protest or other notice of any kind. Upon the occurrence of an event of default specified in (ii), (iii), (v), (vi) or (vii) above, the outstanding principal balance of the GCE Note I, and all other sums payable under the GCE Note I, will automatically and immediately become due and payable, in all cases without any action on the part of Ling Houng Sham.

The terms and conditions of the GCE Note II are substantially identical to the GCE Note I, except that the GCE Note II bears no interest.

Forward Purchase Agreement

On June 11, 2024, FLFV and Thunder Power entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, the “Seller”) (the “Forward Purchase Agreement”). For purposes of the Forward Purchase Agreement, (i) FLFV is referred to as the “Counterparty” prior to the consummation of the Business Combination, while the Company is referred to as the “Counterparty” after the consummation of the Business Combination and (ii) “Shares” means shares of the Class A common stock, par value $0.0001 per share, of FLFV prior to the closing of the Business Combination (“FLFV Shares”), and, after the closing of the Business Combination, shares of common stock, par value $0.0001 per share, of TPHL (“PubCo Shares”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase up to 4,900,000 Shares (the “Purchased Amount”) pursuant to the FPA Funding Amount PIPE Subscription Agreement (as defined herein), less the number of FLFV Shares purchased by the Seller separately from third parties through a broker in the open market (“Recycled Shares”). The Seller will not be required to purchase an amount of Shares such that following such purchase, the Seller’s ownership would exceed 9.9% of the total Shares outstanding immediately after giving effect to such purchase, unless the Seller, at its sole discretion, waives such 9.9% ownership limitation.

The Forward Purchase Agreement provides for a prepayment shortfall in an amount in U.S. dollars equal to 0.25% of the product of the Recycled Shares and the Initial Price which is equal to the redemption price of $11.1347 (the “Prepayment Shortfall”). The Seller will pay the Prepayment Shortfall to the Company on the prepayment date (which amount will be netted from the Prepayment Amount) (the “Initial Prepayment Shortfall”).

The Seller in its sole discretion may sell Recycled Shares at any time following June 11, 2024 and at any sales price, without payment by the Seller of any early termination obligation until such time as the proceeds from such sales equal 110% of the Prepayment Shortfall (such sales, “Shortfall Sales,” and such shares, “Shortfall Sale Shares”). A sale of shares is only (a) a “Shortfall Sale,” subject to the terms and conditions applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the Forward Purchase Agreement applicable to Terminated Shares (as defined in the Forward Purchase Agreement), when an OET Notice (as defined in the Forward Purchase Agreement) is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of the Seller (as further described under “Optional Early Termination” and “Shortfall Sales” in the Forward Purchase Agreement).

Additionally, following the closing of the Business Combination and up to 45 calendar days prior to the Valuation Date, Counterparty may, in its sole discretion, request additional Prepayment Shortfall from Seller in tranches of $500,000 (the “Additional Prepayment Shortfall” and, together with Initial Prepayment Shortfall, the “Prepayment Shortfall”); provided (i) Seller has recovered any prior Prepayment Shortfall, (ii) the VWAP Price over the prior ten (10) trading days multiplied by the then current freely-tradeable Shares held by Seller be at least six (6) times greater than the Additional Prepayment Shortfall request and (iii) the total value traded in Counterparty’s stock, as reported on the relevant Bloomberg Screen, be at least six (6) times greater than the Additional Prepayment Shortfall request (with (i), (ii) and (iii) collectively as the “Shortfall Conditions”). Notwithstanding the foregoing, Seller may waive the Shortfall Conditions, in whole or in part, via written consent to Counterparty.

The Counterparty has agreed to grant the Seller, for the period beginning on June 11, 2024 and ending on the 12-month anniversary of the Valuation Date, the right, but not the obligation, in its sole discretion, to invest on the terms offered to the Seller by the Counterparty up to 50% of any future debt, equity, derivative or any other kind of financing of the Counterparty, as legally permitted (each a “Covered Financing”). The Seller will be provided at least ten (10) business day notice to invest in any Covered Financing. For the avoidance of doubt, Covered Financings does not include any equity line of credit.

Subscription Agreement

On June 11, 2024, FLFV entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with the Seller. Pursuant to the FPA Funding PIPE Subscription Agreement, Seller agreed to subscribe for and purchase, and FLFV agreed to issue and sell to Seller, prior to the Valuation Date, an aggregate of up to 4,900,000 FLFV Shares, less the Recycled Shares in connection with the Forward Purchase Agreement, at the Initial Price per share. On the Closing Date, all outstanding FLFV Shares (including shares issued pursuant to the Subscription Agreement) will be exchanged for newly issued PubCo Shares in accordance with the terms of the Merger Agreement.

Registration Rights Agreement

On June 15, 2022, FLFV entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the holders of the Founder Shares and Private Placement Units, Working Capital Units issuable upon the conversion of certain working capital loans and any underlying securities will be entitled to registration rights requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Company’s initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Lock-Up Agreement

On June 21, 2024, Feutune Light Sponsor LLC (the “Sponsor”), US Tiger and certain officers and directors of the Company who are signatories to a letter agreement dated June 12, 2022 in connection with the initial public offering of the Company (the “Initial Insiders”), and certain shareholders of TPHL (collectively, the “Holders”) entered into a lock-up agreement with the Company (the “Lock-up Agreement”).

Pursuant to the Lock-Up Agreement, shares of common stock of the Company held by a Holder are categorized as (i) “Group I Lock-up Shares,” referring to 50% of the total number of shares of common stock of the Company that a Holder that is not an Initial Insider will receive in connection with the Merger (as defined in the Lock-up Agreement), or 50% of the number of its Parent Founder Shares (as defined below) if a Holder is an Initial Insider, (ii) “Group II Lock-up Shares,” referring to the remaining 50% of the total number of shares of common stock of the Company that a Holder that is not an Initial Insider will receive in connection with the Merger, or the remaining 50% of the number of its Parent Founder Shares if a Holder is an Initial Insider ; and (iii) “Group III Lock-up Shares,” referring to the total number of shares of common stock of the Company underlying its Parent Private Units (as defined below) and Parent Working Capital Units (as defined below) in connection with the Merger. “Parent Founder Shares” means 2,443,750 shares of Class B common stock of the Company held by certain Initial Insiders prior to the completion of the Company’s business combination. “Parent Private Units” means 454,250 FLFV Units (as defined in the Lock-up Agreement) purchased by certain Initial Insiders simultaneously with the consummation of the Company’s initial public offering. “Parent Working Capital Units” means all private FLFV Units issuable upon conversion of the maximum aggregate amount of US$3,00,000 of working capital and extension loans, if any, at $10.00 per unit, upon the consummation of the Company’s business combination. The Group I Lock-Up Shares, Group-II Lock-up Shares, Group-III Lock-up Shares are collectively referred to as “Lock-up Shares.”

The “Lock-up Period” means (i) with respect to the Group I Lock-up Shares, the period commencing at the Effective Time (as defined in the Lock-up Agreement) and ending on the date that is the earlier to occur of (A) six months thereafter, or (B) the date on which the closing price of each share of common stock of the Company equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the completion of the Merger; (ii) with respect to the Group II Lock-up Shares, the period commencing at the Effective Time and ending on the date that is six months thereafter; and (iii) with respect to the Group III Lock-up Shares, the period commencing at the Effective Time and ending on that date that is 30 days thereafter.

The Holders will, subject to certain customary exceptions, agree not to, within the Lock-up Period, (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-up Shares, (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Escrow Agreement

On June 21, 2024, the Company entered into an escrow agreement (the “Escrow Agreement”) with Mr. Wellen Sham, Yuanmei Ma and CST, pursuant to which, among other things, (1) CST will act as the escrow agent under the Escrow Agreement; (2) at the Closing (as defined in the Escrow Agreement), the Company will deposit with CST 20,000,000 shares (the “Earnout Shares”) of common stock, par value $0.0001 per share, of the Company (the “Parent Common Stock”), less any portion of Earnout Shares that becomes vested and deliverable to Thunder Power Shareholders (as defined in the Escrow Agreement) at the Closing if any Triggering Event (as defined in the Escrow Agreement) has been achieved prior to the Closing, to be held by CST in a segregated escrow account (the “Earnout Escrow Account”) and disbursed therefrom in accordance with the terms of the Escrow Agreement; and (3) if any portion of the Earnout Shares becomes eligible for release in accordance with the terms of the Escrow Agreement, CST will release the applicable portion of Earnout Shares from the Earnout Escrow Account in accordance with the terms of the Escrow Agreement and disburse to each Thunder Power Shareholder the applicable portion of Earnout Shares therefrom in accordance with the terms of the Escrow Agreement.

Non-Disclosure, Non-Competition and Non-Solicitation Agreements

On June 21, 2024, the Company entered into a non-disclosure, non-competition and non-solicitation agreement (the “Non-competition Agreement”) with Gen J Holdings LLC and Electric Power Technology Ltd (collectively, the “Non-competing Shareholders”), pursuant to which the Non-competing Shareholders agreed, among other things, (1) not to use the Confidential Information (as defined in the Non-competition Agreement) or disclose all or any part of the Confidential Information in any form to any third party without the prior written consent of the Company on a case-by-case basis, (2) during the Restricted Period (as defined in the Non-competition Agreement), not to, directly or indirectly, for the Non-competing Shareholders’ own benefit or for the benefit of any other Person (as defined in the Non-competition Agreement) other than the Company or its subsidiaries, whether as an owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with, undertake any planning to compete with, or assist or encourage any other Person in competing with or undertaking any planning to compete with, the Company or any of its subsidiaries, except as otherwise approved by the Board, or contemplated under the Other Agreements (as defined in the Non-competition Agreement), (3) during the Restricted Period, except as required for the proper performance of the Non-competing Shareholders’ obligations under the Non-competition Agreement or otherwise approved by the Board or contemplated under the Other Agreements, not to, directly or indirectly, and not to assist or encourage any other Person to, (i) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its subsidiaries to terminate, diminish or otherwise change in any manner adverse to the Company or any of its subsidiaries his, her or its relationship with any of them; or (ii) seek to persuade any such customer, vendor, supplier or business partner, or any prospective customer, vendor, supplier or business partner of the Company or any of its subsidiaries, to conduct with anyone else any business or activity that such Person conducts or could conduct with the Company or any of its subsidiaries, and (4) during the Restricted Period, except as required for the proper performance of the Non-competing Shareholders’ obligations under the Non-competition Agreement or otherwise approved by the Board or contemplated under the Other Agreements, not to, directly or indirectly, and not to assist or encourage any other Person to, (i) hire or engage any employee of the Company or any of its subsidiaries, (ii) solicit for hiring or engagement any employee of the Company or any of its subsidiaries or seek to persuade any such employee to discontinue employment, or (iii) solicit or encourage any independent contractor providing services to the Company or any of its subsidiaries to terminate, diminish or otherwise change in any manner adverse to the Company or any of its subsidiaries his, her or its relationship with any of them.

Westwood Purchase Agreement

On August 20, 2024, the Company entered into a Common Stock Purchase Agreement (the “Westwood Purchase Agreement”) and a Registration Rights Agreement (the “Westwood RRA”) with Westwood Capital Group LLC, a Delaware limited liability company (“Westwood”), pursuant to which Westwood has committed to purchase, subject to certain limitations, up to $100 million of the Company’s common stock, par value $0.0001 per share (the “Total Commitment”).

Under the terms and subject to the conditions of the Westwood Purchase Agreement, the Company has the right, but not the obligation, to sell to Westwood, and Westwood is obligated to purchase, up to the Total Commitment. Such sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time-to-time in the Company’s sole discretion, commencing once certain customary conditions are satisfied, including the filing and effectiveness of a resale registration statement with the SEC with respect to the shares to be sold to Westwood under the Westwood Purchase Agreement.

Westwood has no right to request the Company to sell any shares of common stock to Westwood, but Westwood is obligated to make purchases as the Company directs, subject to certain conditions. Shares will be issued from the Company to Westwood pursuant to the Westwood Purchase Agreement, at a price per share calculated based on the lowest daily volume weighted average price (“VWAP”) over a three consecutive trading day period commencing on the date of the applicable purchase notice (“VWAP Purchase”), less a fixed 5% discount to the VWAP for such period. Among other conditions to effectuating a VWAP Purchase, the Company may not effect a VWAP Purchase if the last closing price of a share of common stock of the Company on the applicable trading market is below the threshold price of $1.00 per share until February 20, 2025 (the “Lock-Up Expiration Date”) and $1.50 per share thereafter.

In addition, the Company has agreed to pay Westwood a commitment fee valued at $1,500,000 in the form of 150,000 shares of common stock (the “Commitment Shares”) or an amount of cash (up to $1,500,000), depending on various factors. The Commitment Shares have been issued to Westwood in a private transaction as restricted securities subject to a lock-up that expires on the Lock-Up Expiration Date (as defined in the Westwood Purchase Agreement). If on the trading day immediately preceding the Lock-Up Expiration Date the per share value of the common stock of the Company is less than $10.00 per share (subject to adjustment for any stock dividend, stock split, stock combination, recapitalization or other similar transaction), the Company shall pay to Westwood an additional cash amount per Commitment Share equal to the difference between such determined actual value and $10.00 (subject to adjustment for any stock dividend, stock split, stock combination, recapitalization or other similar transaction).

PRINCIPAL SECURITYHOLDERS

The following table and accompanying footnotes set forth information known to the Company regarding the beneficial ownership of shares of Common Stock by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company;

●	each of the Company’s current directors and executive officers; and

●	all directors and officers of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

The beneficial ownership percentages set forth in the table below are based on 70,716,094 shares of Common Stock issued and outstanding as of October 18, 2024 and do not take into account (i) the issuance of any shares of Common Stock upon the exercise of Public Warrants or Sponsor Warrants, (ii)  any issuable but unissued Earn Out Shares, and (iii) any issuable but unissued shares of Common Stock pursuant to the Common Stock Purchase Agreement with Westwood. In computing the number of shares of Common Stock beneficially owned by a person, we deemed to be outstanding all shares of Common Stock subject to warrants and convertible notes held by the person that are currently exercisable or convertible or may be exercised or converted within 60 days of October 18, 2024. The Company did not deem these shares outstanding, however, for purpose of computing the percentage of ownership of any other person. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares	Percent
Directors and Named Executive Officers:
Christopher Nicoll	—	—
Coleman Bradley	26,964	*
Mingchih Chen	30,000	*
Thomas Hollihan	30,000	*
Kevin Vassily	50,000	*
Pok Ho Man	64,200	*
All directors and officers as a group (5 individuals)	174,200	*
Five Percent Holders
Wellen Sham(2)	34,249,740	48.4%
Lu Cai-Ni	2,396,821	43.39%
Individuals and entities affiliated with Feutune Light Sponsor LLC(3)	2,831,112	4.0%
Entities affiliated with Meteora Capital, LLC(4)	3,706,461	5.24%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the following entities or individuals is 221 W 9th St #848, Wilmington, DE 19801.

(2)	Includes:

(a)	4,129,066 shares of Common Stock held of record by Gen A Holdings LLC, a Delaware limited liability company, of which the AS Family Trust is the sole member. Mr. Sham is the investment trust advisor for the AS Family Trust and in such capacity has the voting and dispositive power over the shares of Common Stock owned by such trust. Accordingly, Mr. Sham may be deemed to have or share the beneficial ownership of the shares of Common Stock held directly by Gen A Holdings LLC. The principal place of business of Gen A Holdings LLC is 108 W 13th St, Ste. 100, Wilmington DE 19801.

(b)	4,129,066 shares of Common Stock held of record by Gen M Holdings LLC, a Delaware limited liability company, of which the MS Family Trust is the sole member. Mr. Sham is the investment trust advisor for the MS Family Trust and in such capacity has the voting and dispositive power over the shares of Common Stock owned by such trust. Accordingly, Mr. Sham may be deemed to have or share the beneficial ownership of the shares of Common Stock held directly by Gen M Holdings LLC. The principal place of business of Gen M Holdings LLC is 108 W 13th St, Ste. 100, Wilmington DE 19801.

(c)	8,258,133 shares of Common Stock held of record by Gen J Holdings LLC, a Delaware limited liability company, of which the JS Family Trust is the sole member. Mr. Sham is the investment trust advisor for the JS Family Trust and in such capacity has the voting and dispositive power over the shares of Common Stock owned by such trust. Accordingly, Mr. Sham may be deemed to have or share the beneficial ownership of the shares of Common Stock held directly by Gen J Holdings LLC. The principal place of business of Gen J Holdings LLC is 108 W 13th St, Ste. 100, Wilmington DE 19801.

(d)	10,834,898 shares of Common Stock held of record by Electric Power Technology Ltd, a Taiwanese public company listed in Taiwan (Taiwan List Co. 4529), of which Mr. Sham is a chairperson. Mr. Sham and Ling Houng Sham have a 19.36% interest in the ordinary shares of Electric Power Technology Ltd, and companies with which Mr. Sham is affiliated with have a 20.31% interest in the ordinary shares of Electric Power Technology Ltd. Accordingly, Mr. Sham may be deemed to have or share the beneficial ownership of the shares of Common Stock held directly by Electric Power Technology Ltd. Mr. Sham and Ling Houng Sham disclaim beneficial ownership of the shares held of record by Electric Power Technology Ltd. The principal business address of Electric Power Technology Ltd is 4F, No. 632 Guangfu South Road, Da’an District, Taipei Taiwan.

(e)	4,129,066 shares of Common Stock held of record by Old Gen Holdings LLC, a Delaware limited liability company, of which Mr. Sham is the primary beneficiary. Accordingly, Mr. Sham may be deemed to have or share the beneficial ownership of the shares of Common Stock held directly by Old Gen Holdings LLC. The principal place of business of Old Gen Holdings LLC is 108 W 13th St, Ste. 100, Wilmington DE 19801.

(f)	585,624 shares of Common Stock held of record by Ling Houng Sham, wife of Mr. Sham.

(g)	2,183,887 shares of Common Stock held of record by Mr. Wellen Sham, former Chief Executive Officer of TPHL prior to consummation of the Business Combination.

(3)	Represents shares directly held by individuals and entities affiliated with Feutune Light Sponsor LLC, the sponsor of FLFV’s initial public offering: (i) 488,076 shares of Common Stock held directly by Verakin JX (U.S.), Inc., (ii) 1,171,518 shares of Common Stock held directly by Sau Fong Yeung (an individual), and (iii) 1,171,518 shares of Common Stock held directly by Sam Yu (an individual).

(4)	Represents (i) 2,047,541 shares of Common Stock held directly by MSTO, (ii) 1,285,022 shares of Common Stock held directly by MCP, and (iii) 373,898 shares of Common Stock held directly by MSC. Voting and investment power over the securities held by these entities resides with its investment manager, Meteora Capital, LLC. Mr. Vikas Mittal serves as the managing member of Meteora Capital, LLC and may be deemed to be the beneficial owner of the securities held by such entities. Mr. Mittal disclaims any beneficial ownership over such securities except to the extent of his pecuniary interest therein. The business address of the Meteora Entities is 1200 N Federal Hwy, Ste 200, Boca Raton, FL 33432.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock after the date of this prospectus.

Given the current market price of the Company’s Common Stock, certain of the Selling Securityholders who paid less for their shares than such current market price will receive a higher rate of return on any sales than the public securityholders who purchased Common Stock in FLFV’s IPO or any Selling Securityholders who paid more for their shares than the current market price.

The following table sets forth information concerning the shares of Common Stock that may be offered from time to time by each Selling Securityholder. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities in transactions exempt from the registration requirements of the Securities Act. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon completion of this offering.

Our registration of the shares of Common Stock does not necessarily mean that the Selling Securityholders will sell all or any of such Common Stock. The following table sets forth certain information provided to us by or on behalf of the Selling Securityholders, certain information as of October 18, 2024 concerning the Common Stock that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. A Selling Securityholder may sell all, some or none of such securities in this offering. For more information, see “Plan of Distribution.” Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

	Shares Beneficially Owned Prior to the Offering		Shares Being Registered for Sale Hereby	Shares Beneficially Owned After the Offering
Name of Selling Securityholder	Shares	%(1)		Shares	%
Meteora Select Trading Opportunities Master, LP(2)	2,047,541	3.00%	2,047,541	—	—
Meteora Capital Partners, LP(3)	1,285,022	1.82%	1,285,022	—	—
Meteora Strategic Capital, LLC(3)	373,898	*	373,898	—	—
Verakin JX (U.S.) Inc.(4)	488,076	* %	477,076	—	—
Sau Fong Yeung(5)	1,171,518	1.66%	1,717,518	—	—
Sam Yu(6)	1,171,518	1.66%	1,717,518	—	—
Kevin Vassily(7)	30,000	*	30,000	—	—
David Ping Li(8)	30,000	*	30,000	—	—
Wenbing Chris Wang(9)	30,000	*	30,000	—	—

*	Less than one percent.

(1)	Based on the total of 70,716,094 shares of Common Stock outstanding as of October 18, 2024.
(2)	Voting and investment power over the securities held by this person resides with its investment manager, Meteora Capital, LLC. Mr. Vikas Mittal serves as the managing member of Meteora Capital, LLC and may be deemed to be the beneficial owner of the securities held by such entities. Mr. Mittal disclaims any beneficial ownership over such securities except to the extent of his pecuniary interest therein. The business address for this person is 71 Fort St, PO Box 500, Grand Cayman KY 1106.
(3)	Voting and investment power over the securities held by this person resides with its investment manager, Meteora Capital, LLC. Mr. Vikas Mittal serves as the managing member of Meteora Capital, LLC and may be deemed to be the beneficial owner of the securities held by such entities. Mr. Mittal disclaims any beneficial ownership over such securities except to the extent of his pecuniary interest therein. The business address for this person is 1200 N Federal Hwy, #200, Boca Raton, FL 33432.
(4)	Represents all the Founder Shares directly held by such stockholder issued pursuant to the IPO of FLFV. Verakin JX (U.S.) Inc. is an entity affiliated with the Sponsor. The business address for this entity is 203 Redwood Shores Pkwy, Ste 220, Redwood City, CA 94065.
(5)	Represents all the Founder Shares directly held by such stockholder issued pursuant to the IPO of FLFV. Sau Fong Yeung is an individual affiliated with the Sponsor. The address for this person is 127 Canyon Creek, Irvine, CA 92603.
(6)	Represents all the Founder Shares directly held by such stockholder issued pursuant to the IPO of FLFV. Sam Yu is an individual affiliated with the Sponsor. The address for this person is 25141 Rockridge Rd, Laguna Hills, CA 92653 .
(7)	Includes 30,000 shares of the Company’s Common Stock issued on June 17, 2024 pursuant to the Merger Agreement. The address for this person is 3335 SW 86th Ave, Portland, OR 97225
(8)	Includes 30,000 shares of the Company’s Common Stock issued on June 17, 2024 pursuant to the Merger Agreement. The address for this person is 17 Barcelona, Irvine, CA 92614.
(9)	Includes 30,000 shares of the Company’s Common Stock issued on June 17, 2024 pursuant to the Merger Agreement. The address for this person is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, D8, VG1110.

Certain Relationships with the Selling Securityholders

Founder Shares, Private Placement Shares and Warrants

On June 21, 2022, FLFV consummated its IPO of 9,775,000 units (the “Units”), which included 1,275,000 Units issued upon the full exercise of the over-allotment option of the underwriters in the IPO. Each Unit consisted of one share of FLFV’s Class A common stock, par value $0.0001 per share, one redeemable warrant (collectively, the “FLFV Warrants”) entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, and one right (collectively, the “FLFV Rights”) entitling the holder thereof to exchange for one-tenth (1/10) of one Class A Common Stock upon the completion of the Company’s initial business combination, generating gross proceeds of $97,750,000. Simultaneously with the closing of the IPO, FLFV completed the private sale (the “Private Placement”) of 762,475 units (the “FLFV Private Units”, consisting of one Class A Common Stock, one warrant, , and one right, collectively with the FLFV Rights, the “SPAC Rights”), including 478,875 FLFV Private Units sold to the “Sponsor, and 20,000 FLFV Private Units sold to US Tiger, together with the Sponsor, the “Founders”), the representative of the underwriters in the IPO, at a purchase price of $10.00 per FLFV Private Unit, generating gross proceeds of $4,988,750 (including $4,788,750 from Sponsor and $200,000 from US Tiger) (the “Private Placement Proceeds”). The FLFV Private Units are identical to the Units in the IPO, except that the FLFV Private Units are not transferable, assignable or salable (except to FLFV’s officers and directors and other persons or entities affiliated with or related to FLFV’s Founders, each of whom were subject to the same transfer restrictions) until 30 days after the completion of FLFV’s Business Combination. Additionally, on February 2, 2022, the Sponsor acquired 2,443,750 Class B common stock (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.01 per share. The Sponsor has transferred an aggregate amount of 505,000 Founder Shares to FLFV’s management and directors. On June 21, 2024, the Company issued 1,027,386 shares of common stock to settle the SPAC Rights. As of June 30, 2024, the Company did not have outstanding SPAC Rights.

Registration Rights Agreement

Founder Shares and Private Shares have registration rights following the consummation of the Business Combination pursuant to a registration rights agreement entered into in connection with the FLFV IPO. In addition, FLFV has agreed that after the consummation of the Business Combination, FLFV will file a registration statement covering the shares of FLFV Common Stock issuable upon exercise of the FLFV Warrants. An aggregate of 13,216,500 shares of Company Common Stock is subject to such registration rights, comprising 838,722 Private Shares, 2,443,750 Founder Shares, and 10,537,475 shares of Company Common Stock underlying the pre-Business Combination FLFV Warrants.

Indemnification Agreement

On June 21, 2024, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with each of its directors, including Coleman Bradley, Yuanmei Ma, Mingchih Chen, Thomas Hollihan and Kevin Vassily (collectively, the “Indemnitees”), pursuant to which, among other things, the Company agreed to indemnify, hold harmless, exonerate and to advance expenses on behalf of, the Indemnitees to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so protected against liabilities, including (1) indemnification in third-party proceedings, (2) indemnification in proceedings by or in the right of the Company, (3) indemnification for expenses of a party who is wholly or partly successful, (4) indemnification for expenses of a witness, and (5) additional customary indemnification, hold harmless and exoneration rights.

Related Party Note Agreements

On June 21, 2024, the Company issued (1) an unsecured promissory note of $300,000 (the “WCL Note I”) to Wellen Sham, to evidence a loan of $300,000 provided by Mr. Sham to the Company, (2) an unsecured promissory note of $70,000 (the “WCL Note II”) to Sam Yu, an individual designated by the Sponsor, to evidence a loan of $70,000 provided by Mr. Yu to the Company, and (3) an unsecured promissory note of $70,000 (the “WCL Note III,” together with the WCL Note I and WCL Note II, the “WCL Notes”) to Sau Fong Yeung, an individual designated by the Sponsor, to evidence a loan of $70,000 provided by Ms. Yeung to the Company.

The WCL Note I bears interest at a rate per annum equal to 10% of the outstanding principal balance. The WCL Note I is payable in full upon the earlier of (i) 90 days after the consummation of the Company’s Business Combination, or (ii) the date of the liquidation of the Company (such date, the “Maturity Date”). Any of the following will constitute an event of default under the WCL Note I: (i) a failure to pay the outstanding principal balance within five (5) business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action; (iii) the breach of any of Company’s obligations under the WCL Note I; (iv) any cross defaults; (v) an enforcement proceeding against the Company; or (vi) it is or becomes unlawful for the Company to perform any of its obligations under the WCL Note I, or any obligations of the Company under the WCL Note I are not or cease to be legal, valid, binding or enforceable. Upon the occurrence of an event of default specified in (i) or (iii) above, Mr. Sham may, by written notice to the Company, declare the WCL Note I to be due immediately and payable, whereupon the outstanding principal balance of the WCL Note I, and all other amounts payable under the WCL Note I, will become immediately due and payable without presentment, demand, protest or other notice of any kind. Upon the occurrence of an event of default specified in (ii), (iv), (v), or (vi) above, the outstanding principal balance of the WCL Note I, and all other sums payable under the WCL Note I, will automatically and immediately become due and payable, in all cases without any action on the part of Mr. Sham.

Mr. Sham had the right, but not the obligation, to convert the WCL Note I, in whole or in part, respectively, into Units (as defined in the WCL Note I) of the Company, that are identical to the public units of the Company, subject to certain exceptions, as described in the proxy statement/prospectus included in the registration statement on Form S-4 (File No. 333-275933), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 7, 2023 and declared effective by the SEC on May 10, 2024, by providing the Company with written notice of the intention to convert at least two (2) business days prior to the closing of the Company’s Business Combination. The number of Units to be received by Mr. Sham in connection with such conversion will be an amount determined by dividing (x) the sum of the outstanding principal amount payable to Mr. Sham by (y) $10.00.

The terms and conditions of the WCL Note II and WCL Note III are substantially identical to the WCL Note I, except, among other things, that (1) the WCL Note II and WCL Note III bear no interest; and (2) the WCL Note II and WCL Note III are payable in full upon the earlier of (i) 30 days after the consummation of the Company’s Business Combination, or (ii) the date of the liquidation of the Company.

On May 22, 2024, the Company issued an unsecured promissory note of $100,000 (the “GCE Note I”) to Ling Houng Sham, the spouse of Mr. Sham, to evidence a loan of $100,000 (the “GCE Loan I”) provided by Ling Houng Sham to the Company. On the same date, the Company issued another unsecured promissory note of $50,000 (the “GCE Note II,” together with GCE Note I, the “GCE Notes”) to Rockridge International Inc (“Rockridge”), an entity designated by FLFV’s Sponsor, to evidence a loan of $50,000 (the “GCE Loan II,” together with GCE Loan I, the “GCE Loans”) provided by Rockridge to the Company.

The GCE Note I bears interest at a rate per annum equal to 8% of the outstanding principal balance. The GCE Note I is payable in full upon the earlier to occur of (i) the consummation of the Company’s business combination, or (ii) the Maturity Date. Any of the following will constitute an event of default under the GCE Note I: (i) a failure to pay the principal within five (5) business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of any of Company’s obligations under the GCE Note I; (iv) any cross defaults; (v) an enforcement proceeding against the Company; or (vi) it is or becomes unlawful for the Company to perform any of its obligations under the GCE Note I, or any obligations of the Company under the GCE Note I are not or cease to be legal, valid, binding or enforceable. Upon the occurrence of an event of default specified in (i) or (iv) above, Ling Houng Sham may, by written notice to the Company, declare the GCE Note I to be due immediately and payable, whereupon the outstanding principal balance of the GCE Note I, and all other amounts payable under the GCE Note I, will become immediately due and payable without presentment, demand, protest or other notice of any kind. Upon the occurrence of an event of default specified in (ii), (iii), (v), (vi) or (vii) above, the outstanding principal balance of the GCE Note I, and all other sums payable under the GCE Note I, will automatically and immediately become due and payable, in all cases without any action on the part of Ling Houng Sham.

The terms and conditions of the GCE Note II are substantially identical to the GCE Note I, except that the GCE Note II bears no interest.

Lock-Up Agreement

On June 21, 2024, FLFV’s Sponsor, US Tiger Securities, Inc. and certain officers and directors of FLFV who are signatories to a letter agreement dated June 12, 2022 in connection with the FLFV IPO (the “Initial Insiders”), and certain shareholders of TPHL (collectively, the “Holders”) entered into a lock-up agreement with the Company (the “Lock-up Agreement”).

Pursuant to the Lock-Up Agreement, shares of Common Stock of the Company held by a Holder are categorized as (i) “Group I Lock-up Shares,” referring to 50% of the total number of shares of Common Stock of the Company that a Holder that is not an Initial Insider received in connection with the Merger, or 50% of the number of its Parent Founder Shares (as defined below) if a Holder is an Initial Insider, (ii) “Group II Lock-up Shares,” referring to the remaining 50% of the total number of shares of Common Stock of the Company that a Holder that is not an Initial Insider will receive in connection with the Merger, or the remaining 50% of the number of its Parent Founder Shares if a Holder is an Initial Insider; and (iii) “Group III Lock-up Shares,” referring to the total number of shares of Common Stock of the Company underlying its Parent Private Units (as defined below) and Parent Working Capital Units (as defined below) in connection with the Merger. “Parent Founder Shares” means 2,443,750 Founder Shares of FLFV held by certain Initial Insiders prior to the completion of the Business Combination. “Parent Private Units” means 454,250 FLFV Units (as defined in the Lock-up Agreement) purchased by certain Initial Insiders simultaneously with the consummation of FLFV’s IPO. “Parent Working Capital Units” means all private FLFV Units issuable upon conversion of the $2,636,000 of working capital loans at $10.00 per unit, upon the consummation of the Business Combination. The Group I Lock-Up Shares, Group-II Lock-up Shares, Group-III Lock-up Shares are collectively referred to as “Lock-up Shares.”

The “Lock-up Period” means (i) with respect to the Group I Lock-up Shares, the period commencing at the Effective Time (as defined in the Lock-up Agreement) and ending on the date that is the earlier to occur of (A) six months thereafter, or (B) the date on which the closing price of each share of Common Stock of the Company equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the completion of the Merger; (ii) with respect to the Group II Lock-up Shares, the period commencing at the Effective Time and ending on the date that is six months thereafter; and (iii) with respect to the Group III Lock-up Shares, the period commencing at the Effective Time and ending on that date that is 30 days thereafter.

The Holders agreed, subject to certain customary exceptions, not to, within the Lock-up Period, (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-up Shares, (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Forward Purchase Agreement and Subscription Agreement

In connection with the Business Combination, on June 11, 2024, FLFV and TPHL entered into the Forward Purchase Agreement with the Meteora Entities. In connection with the Forward Purchase Agreement, FLFV entered into the Subscription Agreement with the Meteora Entities. Pursuant to the Subscription Agreement, the Meteora Entities agreed to subscribe for an purchase, and FLFV agreed to issue and sell to the Meteora Entities, prior to the Valuation Date (as defined in the Subscription Agreement), 3,706,461 shares of FLFV shares of Class A common stock, par value $0.0001 per share (the “FPA Shares”), which were exchanged for newly issued shares of Company Common Stock in accordance with the terms of the Merger Agreement at the closing of the Business Combination. Pursuant to the Subscription Agreement, FLFV gave certain registration rights to the Meteora Entities with respect to the FPA Shares.

Additionally, the Forward Purchase Agreement provides for a prepayment shortfall in an amount in U.S. dollars equal to 0.25% of the product of the Recycled Shares and the Initial Price (as defined therein) (the “Prepayment Shortfall”). The Meteora Entities agreed to pay the Prepayment Shortfall to the Counterparty (FLFV prior to the Business Combination and Company following the Business Combination) on the Prepayment Date (which amount will be netted from the Prepayment Amount) (the “Initial Prepayment Shortfall”). Additionally, following the closing of the Business Combination and up to 45 calendar days prior to the Valuation Date, Counterparty may, in its sole discretion, request additional Prepayment Shortfall from the Meteora Parties in tranches of $500,000 (the “Additional Prepayment Shortfall” and, together with Initial Prepayment Shortfall, the “Prepayment Shortfall”); provided (i) Meteora Parties has recovered any prior Prepayment Shortfall, (ii) the VWAP Price over the prior ten (10) trading days multiplied by the then current freely-tradeable FPA Shares held by Meteora Parties be at least six (6) times greater than the Additional Prepayment Shortfall request and (iii) the total value traded in Counterparty’s stock, as reported on the relevant Bloomberg Screen, be at least six (6) times greater than the Additional Prepayment Shortfall request (with (i), (ii) and (iii) collectively as the “Shortfall Conditions”). Notwithstanding the foregoing, the Meteora Parties may waive the Shortfall Conditions, in whole or in part, via written consent to Counterparty.

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of the Company’s securities does not purport to be complete and is subject to the provisions of the Charter, the Bylaws and applicable law. The applicable provisions of the Charter and the Bylaws that are filed with the Registration Statement of which this prospectus forms a part should be read carefully and in their entirety.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 1,100,000,000 shares, consisting of 1,000,000,000 shares of Common Stock and 100,000,000 shares of preferred stock. As of June 21, 2024, upon consummation of the Business Combination, there were 45,880,057 shares of Common Stock (without taking into account the Earnout Shares) and no shares of preferred stock outstanding. As of the date of this Prospectus, there are 50,716,094 shares of Common Stock (without taking into account the Earnout Shares) and 0 shares of preferred stock outstanding.

Common Stock

Voting rights. Except as otherwise provided herein or expressly required by law, each holder of Common Stock is entitled to one vote per share on matters to be voted on by stockholders. The holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action.

Dividend rights. Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board in accordance with applicable law, in its discretion, out of funds legally available therefor. We have not historically paid any cash dividends on the Common Stock and do not intend to pay cash dividends in the foreseeable future.

Rights upon liquidation, dissolution, and winding up. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders pro rata in accordance with the number of shares of Common Stock held by them.

Preemptive or other rights. There are no preemptive rights or sinking fund provisions applicable to Common Stock.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix designations, powers, including voting powers, full or limited, or no voting powers, preferences, and the relative participating, optional or other special rights of the shares of each series of preferred stock and any qualifications, limitations, and restrictions thereof, including without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in the resolutions of the Board, to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”). The Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of control or the removal of management. The Company currently has no shares of preferred stock outstanding.

Warrants

Public Stockholder Warrants

There are currently outstanding an aggregate of 10,537,475 Public Warrants, which will entitle the holder to acquire shares of our Common Stock.

Each whole Warrant will entitle the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after June 21, 2024, provided that we have an effective registration statement under the Securities Act covering the shares of our Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of our Common Stock. This means only a whole Warrant may be exercised at a given time by a warrant holder. The Warrants will expire five years after June 21, 2024, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Thunder Power will not be obligated to deliver any of our Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Thunder Power Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to Thunder Power satisfying its obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue a share of Thunder Power Common Stock upon exercise of a Warrant unless the share of Thunder Power Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will Thunder Power be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Thunder Power Common Stock underlying such unit.

Thunder Power has agreed that as soon as practicable, but in no event later than 30 business days after the Closing, it will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Thunder Power Common Stock issuable upon exercise of the Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Thunder Power Common Stock issuable upon exercise of the Warrants is not effective by 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. As of the date hereof, the Warrants may be exercised on a “cashless basis.” Notwithstanding the above, if Thunder Power Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $16.50.

Once the Public Warrants become exercisable, the Company may call the outstanding Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price per share of Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Warrants become redeemable by Thunder Power for cash, Thunder Power may exercise its redemption right even if Thunder Power is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Thunder Power has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and Thunder Power issues a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Thunder Power Common Stock may fall below the $16.50 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued.

If Thunder Powers calls the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Thunder Power Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Thunder Power Common Stock equal to the quotient obtained by dividing (x) the product of the number of Thunder Power Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Thunder Power Common Stock (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Thunder Power Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Thunder Power Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after our initial Business Combination. If we call our Warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as specified by the holder) of the Thunder Power Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Thunder Power Common Stock is increased by a stock dividend payable in shares of Thunder Power Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Thunder Power Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase Thunder Power Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Thunder Power Common Stock equal to the product of (i) the number of shares of Thunder Power Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Thunder Power Common Stock) and (ii) the quotient of (x) the price per share Thunder Power Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Thunder Power Common Stock, in determining the price payable for Thunder Power Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Thunder Power Common Stock as reported during the ten trading-day period ending on the trading day prior to the first date on which the Thunder Power Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Thunder Power Common Stock on account of such Thunder Power Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the rights of the holders of Thunder Power Common Stock in connection with a proposed initial Business Combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Thunder Power Common Stock in respect of such event.

If the number of outstanding shares of Thunder Power Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Thunder Power Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Thunder Power Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Thunder Power Common Stock.

Whenever the number of shares of Thunder Power Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Thunder Power Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Thunder Power Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Thunder Power Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Thunder Power Common Stock (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Thunder Power Common Stock during the 20 trading-day period starting on the trading day after the day on which we consummate our initial business combination is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $16.50 per share redemption trigger price described above under “— Redemption of warrants when the price per share of common stock equals or exceeds $16.50” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Thunder Power Common Stock (other than those described above or that solely affects the par value of such Thunder Power Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of outstanding Thunder Power Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Thunder Power Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Thunder Power Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

The warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, at least 50% of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which has been filed as an exhibit to FLFV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and the amendment to such warrant agreement, as disclosed on June 21, 2024 in FLFV’s Current Report on Form 8-K filed with the SEC on June 27, 2024, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Thunder Power Common Stock. After the issuance of Thunder Power Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Thunder Power Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants” for more information. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

The private placement warrants (including the Thunder Power Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing of FLFV’s initial Business Combination (except in limited circumstances). The private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period.

Anti-Takeover Effects of Provisions of the Second Amended and Restated Charter, the Bylaws and Applicable Delaware Law

Certain provision of our Charter, Bylaws and the laws of the State of Delaware, where Thunder Power is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices of our Common Stock. Thunder Power believes that the benefits of increased protection give Thunder Power the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Thunder Power and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Thunder Power Common Stock remains listed on Nasdaq require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Thunder Power by means of a proxy contest, tender offer, merger, or otherwise.

Number of Directors

The Second Amended and Restated Charter and the Thunder Power Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the Thunder Power Board. The initial number of directors was set at five.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Thunder Power Board or a committee of the Thunder Power Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Thunder Power with certain information. Generally, to be timely, a stockholder’s notice must be received at Thunder Power’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Thunder Power.

Stockholder Action by Written Consent

The Second Amended and Restated Charter provides that, subject to the terms of any series of Thunder Power preferred stock and the applicable provisions of DGCL, any actions required to be taken or permitted to be taken at any annual or special meeting of the stockholders of Thunder Power may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Cumulative Voting

Under Delaware law, a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. . The Second Amended and Restated Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers of corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. Thunder Power’s Second Amended and Restated Charter includes a provision that eliminates the personal liability of directors and officers for damages for any breach of fiduciary duty as a director or officer except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Bylaws provide that Thunder Power shall indemnify and advance expenses to Thunder Power’s directors and officers to the fullest extent authorized by the DGCL. Thunder Power’s Bylaws also is expressly authorize Thunder Power to carry directors’ and officers’ liability insurance providing indemnification for Thunder Power’s directors, officers, and certain employees for some liabilities. Thunder Power believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Second Amended and Restated Charter and the Thunder Power Bylaws may discourage stockholders from bringing lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Thunder Power and its stockholders. In addition, your investment may be adversely affected to the extent Thunder Power pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Thunder Power’s directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, the Company’s stockholders will not have appraisal rights in connection with a merger or consolidation of the Company while Thunder Power’s Common Stock is either listed on a national securities exchange or held of record by more than 2,000 holders, subject to certain exceptions.

Stockholders’ Derivative Actions

Under the DGCL, any Company stockholder may bring an action in the Company’s name to procure a judgment in Thunder Power’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

The transfer agent, registrar for the Common Stock and warrant agent is Continental Transfer & Trust Company, LLC.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants of Thunder Power for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Thunder Power at the time of, or at any time during the three months preceding, a sale and (ii) Thunder Power is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants of Thunder Power for at least six months but who are affiliates of Thunder Power at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Thunder Power Common Stock then outstanding; or

●	the average weekly reported trading volume of the Thunder Power Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Thunder Power affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Thunder Power.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor, Thunder Power’s officers, directors and other affiliates will be able to sell the Thunder Power Common Stock they receive upon conversion of their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the Company has filed current Form 10 information with the SEC reflecting the loss of its shell company status.

Following the Closing, Thunder Power is no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Listing of Common Stock and Public Warrants

The Common Stock are listed on Nasdaq under the symbol “AIEV.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations relating to the ownership and disposition of our common stock or warrants. This discussion is limited to holders that hold our common stock or warrants as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code (the “Code”), final, temporary, and proposed treasury regulations promulgated under the Code (the “Treasury Regulations”), administrative pronouncements, and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) or opinion from counsel with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not purport to be a complete analysis of all potential tax considerations relating to the ownership and disposition of our common stock or warrants, and this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, including but not limited to:

●	a bank, a financial institution, or a financial service entity;

●	a tax-exempt organization;

●	a real estate investment trust;

●	an S corporation, partnership or pass-through entity (or an investor in an S corporation or other pass-through entity);

●	an insurance company;

●	a regulated investment company or a mutual fund;

●	pension plans;

●	a “controlled foreign corporation” or a “passive foreign investment company;”

●	a dealer or broker in stocks and securities, or currencies;

●	a trader in securities that elects mark-to-market treatment;

●	a holder that is liable for the alternative minimum tax;

●	a holder that received our common stock or warrants through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;

●	a U.S. Holder (as defined below) that has a functional currency other than the U.S. dollar;

●	a holder that holds our common stock or warrants as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

●	a person required to accelerate the recognition of any item of gross income with respect to our common stock or warrants as a result of such income being recognized on an applicable financial statement; or

●	a U.S. expatriate.

For purposes of this discussion, the term “U.S. Holder” means a holder of our common stock or warrants that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a holder of our common stock or warrants (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock or warrants, the U.S. federal income tax considerations relating to the ownership and disposition of our common stock or warrants and the purchase, exercise, disposition and lapse of our warrants to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our common stock or warrants, and any partners in such partnership, are urged to consult their own tax advisors with respect to the applicable tax consideration in light of their specific circumstances.

The tax considerations relating to the ownership and disposition of our common stock or warrants will depend on your specific situation. You should consult with your own tax advisor as to the tax considerations relating to the ownership and disposition of our common stock or warrants and the purchase, exercise, disposition and lapse of our warrants in your particular circumstances, including the applicability and effect of any applicable alternative minimum tax and any state, local, foreign, or other tax laws, and of changes in those laws.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS. IN ADDITION, PROSPECTIVE HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR NON-U.S. TAX LAWS.

Tax Considerations for U.S. Holders

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under the section of this prospectus titled “Tax Considerations for U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants” below.

Dividends that we pay to a U.S. Holder that is a corporation generally will qualify for the dividends received deduction (at varying percentages based upon such U.S. Holder’s ownership percentage in the Company) if the requisite holding period is satisfied. Dividends that exceed certain thresholds in relation to a corporate U.S. holder’s tax basis in the stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code) subject to special rules. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the applicable holding period and other applicable requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount. Likewise, if the applicable holding period and other applicable requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock or warrants. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for our common stock or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The amount of capital gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock or warrants so disposed of. A U.S. Holder’s adjusted tax basis in its common stock or warrants generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss from the acquisition of common stock upon exercise of a warrant for cash. A U.S. Holder’s tax basis in the common stock received upon exercise of a warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the shares of common stock received upon exercise of the warrants will commence on the date of exercise of the warrant or the day following the date of exercise of the warrants. In either case, the holding period of shares of common stock received upon exercise of a warrant will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the common stock received would equal the U.S. Holder’s basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the common stock received would be treated as commencing on the date of exercise of the warrant or on the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock received would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which a gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of common stock shares having a value equal to the exercise price for the total number of warrants to be exercised. A U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the common stock received would equal the sum of the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants exercised. It is unclear whether a U.S. Holder’s holding period for the common stock received would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of our common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to the U.S. Holders of such shares. For example, if the exercise price of the warrants is decreased as a result of certain taxable dividends paid to holders of our common stock (as contemplated by the terms of the warrant in certain circumstances), then the amount by which such exercise price was decreased could be considered an increase in the warrant holder’s proportionate interest in our assets or earnings and profits, which may result in a constructive distribution to holders of the warrants. Such constructive distribution would be subject to tax as described “Tax Considerations for U.S. Holders—Taxation of Distributions” above in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Tax Considerations for Non-U.S. Holders

Taxation of Distributions

In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) that we make to a Non-U.S. Holder of shares of common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under the section of this prospectus titled “Tax Considerations for Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate).

Exercise or Lapse of a Warrant

The U.S. federal income tax treatment of the exercise or lapse of a warrant held by a Non-U.S. Holder generally will correspond to the characterization described above under “Tax Considerations for U.S. Holders – Exercise or Lapse of a Warrant”, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below under “Tax Considerations for Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants.”

Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock or Warrants

A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange or other taxable disposition of common stock or a sale, taxable exchange, expiration, redemption or other taxable disposition of our common stock or warrants, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder); or

●	we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period and either (i) the shares of our common stock have ceased to be “regularly traded on an established securities market” within the meaning of the Treasury Regulations or (ii) the Non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of our common stock.

Unless an applicable income tax treaty applies, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder generally will be subject to a tax at applicable U.S. federal income tax rates. In addition, a buyer of such common stock from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a USRPHC; however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions.

The terms of each warrant provide for an adjustment to the number of shares of our common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. Non-U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to the Non-U.S. Holders of such shares. For example, if the exercise price of the warrants is decreased as a result of certain taxable dividends paid to holders of our common stock (as contemplated by the terms of the warrant in certain circumstances), then the amount by which such exercise price was decreased could be considered an increase in the warrant holder’s proportionate interest in our assets or earnings and profits, which may result in a constructive distribution to holders of the warrants. Such constructive distribution would be subject to tax as described “Tax Considerations for Non-U.S. Holders—Taxation of Distributions” above in the same manner as if the Non-U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed Treasury Regulations, which we may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock, and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a disposition of our common stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

Proposed Treasury Regulations, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. The preamble to such proposed Treasury Regulations provides that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA to them.

Information Reporting and Backup Withholding

Proceeds received in connection with the sale, exchange or other taxable disposition of our securities may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

We are registering up to 17,616,408 shares of Common Stock for possible sale by the Selling Securityholders, from time to time, which includes (i) up to 3,706,461 shares of Common Stock for possible sale by the Meteora Entities, (ii) up to 838,722 shares of Common Stock for possible sale by holders of Private Shares, (iii) up to 2,443,750 shares of Common Stock for possible sale by holders of Founder Shares, and (iv) up to 9,775,000 shares of Common Stock that are issuable upon exercise of 9,775,000 warrants, each exercisable for one share of Common Stock at a price of $11.50 per warrant (the “Public Warrants”), originally issued in the initial public offering (the “IPO”) of Feutune Light Acquisition Corp. (“FLFV”) by the holders thereof, and (v) up to 762,475 shares of Common Stock that are issuable upon the exercise of 762,475 private placement warrants, each exercisable for one share of Common Stock at a price of $11.50 per warrant (the “Private Warrants”), originally issued in the private placement of units closed concurrently with the IPO (the Public Warrants and Private Warrants, collectively, the “Warrants”), and (vi) up to 90,000 shares of Common Stock for possible sale by the previous independent directors, which are issued at the closing of the Business Combination  . We are required to pay all fees and expenses incidental to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders, except as such may be due under the Forward Purchase Agreement. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders. We estimate that the total expenses for the offering will be approximately $50,000 .

The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently from us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market prices or in negotiated transactions.

The Selling Securityholders may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law, or any combination of the foregoing.

Additionally, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144, rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock (with any such short sales to be made only after effectiveness of the registration statement of which this prospectus forms a part) in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The Selling Securityholders party to the Registration Rights Agreement have agreed, and the other Selling Securityholders may agree, to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agent of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Thunder Power Holdings Limited as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this prospectus, have been so included in reliance on the report of Assentsure PAC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC . Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.aiev.ai/en. The information contained on, or that may be accessed from or that is hyperlinked to, our website is not a part of, and is not incorporated into, this prospectus.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$900.55
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Charter provides that we will indemnify the present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with future directors and executive officers.

Any repeal or amendment of provisions of our Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Our Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Charter. In addition, our Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust, or other enterprise against any expense, liability, or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15.	Recent Sales of Unregistered Securities.

Subscription Agreement

In connection with entering the FPA, on June 11, 2024, the Company entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”, or “Meteora Agreements”) with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, the “Seller”). Pursuant to the FPA Funding PIPE Subscription Agreement, Seller agreed to subscribe for and purchase, and the Company agreed to issue and sell to Seller an aggregate of up to 4,900,000 shares of Common Stock, less certain shares, at the Initial Price (as defined in the FPA) per share. On the Closing of the Business Combination, all outstanding shares of FLFV Shares (including shares issued pursuant to the Subscription Agreement) were exchanged for newly issued Common Stock, in accordance with the terms of the Merger Agreement. The issuance was made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the “1933 Act”), in reliance upon Section 4(a)(2) of the 1933 Act and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission under the 1933 Act.

Pursuant to the Meteora Agreements, on July 10, 2024, we issued an aggregate of 3,706,461 shares of our common stock to Meteora Entities. Such issuance was not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D as promulgated by the SEC under the Securities Act. A total of 100,000 shares were paid by the Company as commission in connection with such issuance.Letter Agreement for the Settlement of All Outstanding Notes and Waiver of Claims

Pursuant to Feutune Light Acquisition Corporation’s registration statement on Form S-1 (File No. 333-264221) relating to its initial public offering (the “IPO”), which was declared effective by the SEC on June 14, 2022, the Sponsor, and its designees or affiliates, may but were not required to provide working capital loans (the “Working Capital Loans”) to the Company, up to $3,000,000 of which may be converted into working capital units (the “Working Capital Units”), at the price of $10.00 per unit at the option of the lender, upon the consummation of the initial business combination of the Company, and such Working Capital Units would be identical to the private units sold in the private placement consummated simultaneously with the IPO.

As of June 21, 2024, the Sponsor had provided a total of $2,636,000 in Working Capital Loans and had elected to convert all such Working Capital Loans into 263,600 Working Capital Units, which include 263,600 shares of Class A common stock, par value $0.0001 per share (the “Working Capital Shares”), 263,600 warrants, each of which may be exercised into one share of Class A common stock of the Company (the “Working Capital Warrants”), and 263,600 rights, each of which entitles the holder to receive one-tenth of one Class A common stock of the Company at the closing of a business combination (the “Working Capital Rights”).

On June 21, 2024, the Company, the Sponsor and all members of the Sponsor entered into a letter agreement (the “Letter Agreement”) to convert all Working Capital Loans into 263,600 Working Capital Units, which, upon Closing (as defined below) of the Company’s business combination, would entitle the Sponsor to: (x) receive 263,600 common stock of the Company converted, on a one-for-one basis, from the 263,600 Working Capital Shares; (y) 263,600 warrants of the Company, whose terms are set forth in the Amended Warrant Agreement, converted, on a one-for-one basis, from 263,600 warrants of the Company under the Warrant Agreement; and (z) 26,360 shares of common stock of the Company converted, on a ten-for-one basis, from the 263,600 Working Capital Rights. All securities issued pursuant to the letter agreement were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and are subject to such transfer restrictions and lock-up terms as set forth in a certain Private Unit Subscription Agreement, dated June 15, 2022, by and between the Company and the Sponsor, and the Lock-Up Agreement provided above.

In exchange for the foregoing, the Sponsor and its members agreed that all the balances and obligations associated with the Working Capital Loans have been satisfied and discharged and the Company and its affiliates are released from all potential claims or obligations from any promissory notes issued for the Working Capital Loans.

Westwood Agreement

On August 20, 2024, the Company entered into Westwood Purchase Agreement and a registration rights agreement with Westwood, pursuant to which Westwood has committed to purchase, subject to certain limitations, up to $100 million of the Company’s common stock, par value $0.0001 per share (the “Total Commitment”).

Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right, but not the obligation, to sell to Westwood, and Westwood is obligated to purchase, up to the Total Commitment. Such sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time-to-time in the Company’s sole discretion, commencing once certain customary conditions are satisfied, including the filing and effectiveness of a resale registration statement with the SEC with respect to the shares to be sold to Westwood under the Purchase Agreement.

Westwood has no right to request the Company to sell any shares of common stock to Westwood, but Westwood is obligated to make purchases as the Company directs, subject to certain conditions. Shares will be issued from the Company to Westwood pursuant to the Purchase Agreement, at a price per share calculated based on the lowest daily volume weighted average price (“VWAP”) over a three consecutive trading day period commencing on the date of the applicable purchase notice (“VWAP Purchase”), less a fixed 5% discount to the VWAP for such period. Among other conditions to effectuating a VWAP Purchase, the Company may not effect a VWAP Purchase if the last closing price of a share of common stock of the Company on the applicable trading market is below the threshold price of $1.00 per share until February 20, 2025 (the “Lock-Up Expiration Date”) and $1.50 per share thereafter.

On August 20, 2024, the Company has paid Westwood a commitment fee valued at $1,500,000 in the form of 150,000 shares of common stock (the “Commitment Shares”), subject to a lock-up that expires on the Lock-Up Expiration Date. If on the trading day immediately preceding the Lock-Up Expiration Date the per share value of the common stock of the Company is less than $10.00 per share (subject to adjustment for any stock dividend, stock split, stock combination, recapitalization or other similar transaction), the Company shall pay to Westwood an additional cash amount per Commitment Share equal to the difference between such determined actual value and $10.00 (subject to adjustment for any stock dividend, stock split, stock combination, recapitalization or other similar transaction).

Promissory Notes for General Corporate Expenses

On May 22, 2024, the Company issued an unsecured promissory note of $100,000 (the “GCE Note I”) to Ling Houng Sham, the spouse of Wellen Sham, Chief Executive Officer of Thunder Power, to evidence a loan of $100,000 (the “GCE Loan I”) provided by Ling Houng Sham to the Company. On the same date, the Company issued another unsecured promissory note of $50,000 (the “GCE Note II,” together with GCE Note I, the “GCE Notes”) to Rockridge international Inc (“Rockridge”), an entity designated by Feutune Light Sponsor LLC (the “Sponsor”), the sponsor of the Company, to evidence a loan of $50,000 (the “GCE Loan II,” together with GCE Loan I, the “GCE Loans”) provided by Rockridge to the Company. The GCE Loans are expected to be used for payments of the Company’s general corporate expenses, including those related to the consummation of the business combination with Thunder Power.

The GCE Note I bears interest at a rate per annum equal to 8% of the outstanding principal balance. The GCE Note I is payable in full upon the earlier to occur of (i) the consummation of the Company’s business combination, or (ii) the Maturity Date. Any of the following will constitute an event of default under the GCE Note I: (i) a failure to pay the principal within five (5) business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of any of Company’s obligations under the GCE Note I; (iv) any cross defaults; (v) an enforcement proceeding against the Company; or (vi) it is or becomes unlawful for the Company to perform any of its obligations under the GCE Note I, or any obligations of the Company under the GCE Note I are not or cease to be legal, valid, binding or enforceable. Upon the occurrence of an event of default specified in (i) or (iv) above, Ling Houng Sham may, by written notice to the Company, declare the GCE Note I to be due immediately and payable, whereupon the outstanding principal balance of the GCE Note I, and all other amounts payable under the GCE Note I, will become immediately due and payable without presentment, demand, protest or other notice of any kind. Upon the occurrence of an event of default specified in (ii), (iii), (v), (vi) or (vii) above, the outstanding principal balance of the GCE Note I, and all other sums payable under the GCE Note I, will automatically and immediately become due and payable, in all cases without any action on the part of Ling Houng Sham.

Ling Houng Sham has the right, but not the obligation, to convert the GCE Note I, in whole or in part, respectively, into the Units of the Company, that are identical to the public units of the Company, subject to certain exceptions, as described in the Company’s Final Prospectus, by providing the Company with written notice of the intention to convert at least two (2) business days prior to the closing of the business combination. The number of Units to be received by Ling Houng Sham in connection with such conversion will be an amount determined by dividing (x) the sum of the outstanding principal amount payable to each Ling Houng Sham by (y) $10.00.

The terms and conditions of the GCE Note II are substantially identical to the GCE Note I, except that the GCE Note II bears no interest.

The issuances of the GCE Notes were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

Promissory Notes for Working Capital Loans

On June 21, 2024, the Company issued (1) an unsecured promissory note of $300,000 (the “WCL Note I”) to Wellen Sham, to evidence a loan of $300,000 provided by Mr. Sham to the Company, (2) an unsecured promissory note of $70,000 (the “WCL Note II”) to Sam Yu, an individual designated by the Sponsor, to evidence a loan of $70,000 provided by Mr. Yu to the Company, and (3) an unsecured promissory note of $70,000 (the “WCL Note III,” together with the WCL Note I and WCL Note II, the “WCL Notes”) to Sau Fong Yeung, an individual designated by the Sponsor, to evidence a loan of $70,000 provided by Ms. Yeung to the Company.

The WCL Note I bears interest at a rate per annum equal to 10% of the outstanding principal balance. The WCL Note I is payable in full upon the earlier of (i) 90 days after the consummation of the Company’s business combination, or (ii) the date of the liquidation of the Company (such date, the “Maturity Date”). Any of the following will constitute an event of default under the WCL Note I: (i) a failure to pay the outstanding principal balance within five (5) business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action; (iii) the breach of any of Company’s obligations under the WCL Note I; (iv) any cross defaults; (v) an enforcement proceeding against the Company; or (vi) it is or becomes unlawful for the Company to perform any of its obligations under the WCL Note I, or any obligations of the Company under the WCL Note I are not or cease to be legal, valid, binding or enforceable. Upon the occurrence of an event of default specified in (i) or (iii) above, Mr. Sham may, by written notice to the Company, declare the WCL Note I to be due immediately and payable, whereupon the outstanding principal balance of the WCL Note I, and all other amounts payable under the WCL Note I, will become immediately due and payable without presentment, demand, protest or other notice of any kind. Upon the occurrence of an event of default specified in (ii), (iv), (v), or (vi) above, the outstanding principal balance of the WCL Note I, and all other sums payable under the WCL Note I, will automatically and immediately become due and payable, in all cases without any action on the part of Mr. Sham.

Mr. Sham has the right, but not the obligation, to convert the WCL Note I, in whole or in part, respectively, into Units (as defined in the WCL Note I) of the Company, that are identical to the public units of the Company, subject to certain exceptions, as described in the proxy statement/prospectus included in the registration statement on Form S-4 (File No. 333-275933), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 7, 2023 and declared effective by the SEC on May 10, 2024, by providing the Company with written notice of the intention to convert at least two (2) business days prior to the closing of the Company’s business combination. The number of Units to be received by Mr. Sham in connection with such conversion will be an amount determined by dividing (x) the sum of the outstanding principal amount payable to Mr. Sham by (y) $10.00.

The terms and conditions of the WCL Note II and WCL Note III are substantially identical to the WCL Note I, except, among other things, that (1) the WCL Note II and WCL Note III bear no interest; and (2) the WCL Note II and WCL Note III are payable in full upon the earlier of (i) 30 days after the consummation of the Company’s business combination, or (ii) the date of the liquidation of the Company.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of October 26, 2023, by and among Feutune Light Acquisition Corp., Feutune Light Merger Sub, Inc., and Thunder Power Holdings Limited (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2023).

2.2	First Amendment to Agreement and Plan of Merger, dated as of March 19, 2024, by and among Feutune Light Acquisition Corporation, Feutune Light Merger Sub, Inc., and Thunder Power Holdings Limited (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed on March 20, 2024).

3.1

Form of Third Amended and Restated Certificate of Incorporation of Thunder Power Holdings, Inc. (incorporated by reference to Annex C to the Company’s Proxy Statement/Prospectus filed with the SEC pursuant to Rule 424(b)(3) (File No. 333-275933) on May 17, 2024).

3.2	Amended and Restated Bylaws of Thunder Power Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on June 27, 2024).

4.1	Amended and Restated Warrant Agreement, dated June 21, 2024, by and between Feutune Light Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 27, 2024).

5.1*	Opinion of Pryor Cashman LLP.

10.1	Letter Agreement, dated June 15, 2022, among Feutune Light Acquisition Corporation and certain stockholders (incorporated by reference to Exhibit 10.1 to Feutune Light Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on June 21, 2022).

10.2	Promissory Note, dated May 20, 2024, issued by Feutune Light Acquisition Corporation to Thunder Power Holdings Limited (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 22, 2024).

10.3	Promissory Note, dated May 22, 2024, issued by Feutune Light Acquisition Corporation to Ling Houng Sham (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on May 22, 2024).

10.4	Promissory Note, dated May 22, 2024, issued by Feutune Light Acquisition Corporation to Rockridge International Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on May 22, 2024).

10.5	Promissory Note, dated June 21, 2024, issued by Feutune Light Acquisition Corporation to Wellen Sham (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on June 27, 2024).

10.6	Promissory Note, dated June 21, 2024, issued by Feutune Light Acquisition Corporation to Sam Yu (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on June 27, 2024).

10.7	Promissory Note, dated June 21, 2024, issued by Feutune Light Acquisition Corporation to Sau Fong Yeung (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the SEC on June 27, 2024).

10.8	Forward Purchase Agreement, dated June 11, 2024, by and among Feutune Light Acquisition Corporation, Thunder Power Holdings Limited, Meteora Select Trading Opportunities Master, LP, Meteora Capital Partners, LP and Meteora Strategic Capital, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 12, 2024).

10.9	Subscription Agreement, dated June 11, 2024, by and among Feutune Light Acquisition Corporation, Meteora Select Trading Opportunities Master, LP, Meteora Capital Partners, LP and Meteora Strategic Capital, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on June 12, 2024).

10.10	Escrow Agreement, dated June 21, 2024, by and between Feutune Light Acquisition Corporation, Wellen Sham, Yuanmei Ma and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on June 27, 2024).

10.11	Promissory Note Settlement Agreement, dated June 21, 2024, by and between Feutune Light Acquisition Corporation and certain promissory noteholders (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the SEC on June 27, 2024).

10.12	Form of Non-Competition Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on June 27, 2024).

10.13	Form of Lock-up Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on June 27, 2024).

10.14#	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on June 27, 2024).

10.15	Letter Agreement date June 21, 2024, among Feutune Light Acquisition Corporation and certain stockholders (incorporated by reference to Exhibit 10.9 to Feutune Light Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on June 27, 2024).

10.16#	2024 Omnibus Equity Incentive Plan (incorporated by reference to Annex D to the Company’s Proxy Statement/Prospectus filed with the SEC pursuant to Rule 424(b)(3) (File No. 333-275933) on May 17, 2024).

10.17	Common Stock Purchase Agreement, dated August 20, 2024, by and between Thunder Power Holdings, Inc. and Westwood Capital Group LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 21, 2024).

10.18	Registration Rights Agreement, dated August 20, 2024, by and between Thunder Power holdings, Inc. and Westwood Capital Group LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on August 21, 2024).

10.19*	Promissory Note, dated October 10, 2024, issued by Thunder Power Holdings, Inc. to Wellen Sham.

10.20*	Employment Agreement with Ho Pok Man.

10.21*	Employment Agreement with Christopher Nicoll.

14*	Code of Business Conduct.

21.1*	List of Subsidiaries of Thunder Power Holdings, Inc.

23.1*	Consent of Assentsure PAC, independent registered public accounting firm for Thunder Power Holdings, Inc.

23.2*	Consent of Pryor Cashman LLP (included in Exhibit 5.1).

24*	Power of Attorney (included on signature page to initial filing of this Registration Statement).

99.1*	Audit Committee Charter.

99.2*	Compensation Committee Charter.

99.3*	Nominating and Corporate Governance Committee Charter.

99.4*	Audited Consolidated Financial Statements as of December 31, 2023 of Thunder Power Holdings Limited

99.5*	Unaudited Consolidated Financial Statements as of June 30, 2024 of Thunder Power Holdings Limited

101.INS**	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.

101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.SCH**	Inline XBRL Taxonomy Extension Schema Document.

101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB**	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104**	Cover Page Interactive Data File (as formatted as Inline XBRL and contained in Exhibit 101).

107*	Filing Fee Table.

*	Previously Filed.

**	Filed herewith

†	Certain portions of this exhibit (indicated by “***”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the Registrant treats as private or confidential. The Registrant agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

#	Indicate management contract or compensatory plan or arrangement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, State of Delaware, November 8, 2024.

THUNDER POWER HOLDINGS, INC.

/s/ Christopher Nicoll
Name: Christopher Nicoll
Title: Chief Executive Officer

Signature	Position	Date

/s/ Christopher Nicoll	Chief Executive Officer (Principal Executive Officer) and Director	November 8, 2024
Christopher Nicoll

/s/ Pok Man Ho	Interim Chief Financial Officer (Principal Financial Officer)	November 8, 2024
Pok Man Ho

/s/	Acting Chairwoman of the Board
Mingchih Chen

/s/ *	Director	November 8, 2024
Thomas Hollihan

/s/ *	Director	November 8, 2024
Kevin Vassily

*By:	/s/ Pok Man Ho
Pok Man Ho
Attorney-in-fact